EXECUTION VERSION

UNCOMMITTED
MASTER REPURCHASE AGREEMENT
Dated as of March 18, 2025
between
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller,
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Buyer
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TABLE OF CONTENTS
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ANNEXES, EXHIBITS AND SCHEDULES
ANNEX I        Names and Addresses for Communications between Parties
EXHIBIT I        Form of Confirmation
EXHIBIT II        Authorized Representatives of Seller
EXHIBIT III-A    Monthly Reporting Package
EXHIBIT III-B    Quarterly Reporting Package
EXHIBIT III-C    Annual Reporting Package
EXHIBIT IV        Form of Custodial Delivery Certificate
EXHIBIT V        Form of Power of Attorney
EXHIBIT VI        Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII        Asset Information
EXHIBIT VIII        Purchase Procedures
EXHIBIT IX        Form of Bailee Letter
EXHIBIT X        Form of Margin Deficit Notice
EXHIBIT XI        UCC Filing Jurisdictions
EXHIBIT XII        Form of U.S. Tax Compliance Certificates
EXHIBIT XIII        Form of Servicer Notice
EXHIBIT XIV    Form of Release Letter
EXHIBIT XV        Covenant Compliance Certificate
EXHIBIT XVI    Form of Re-direction Letter
EXHIBIT XVII    [Reserved]
EXHIBIT XVIII    Form of Future Funding Confirmation
EXHIBIT XIX     Future Funding Advance Procedures

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UNCOMMITTED MASTER REPURCHASE AGREEMENT
    UNCOMMITTED MASTER REPURCHASE AGREEMENT, dated as of March 18, 2025, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“Buyer”) and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”).
ARTICLE 1.
APPLICABILITY
From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.
ARTICLE 2.
DEFINITIONS
“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior position of a Senior Mortgage Loan.
“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.
“Acceptable Attorney” shall mean an attorney-at-law that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney that is not satisfactory to Buyer.
“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan, participation interest or mezzanine loan servicing practices of prudent mortgage lending institutions that service mortgage loans, participation interests and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.
“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is
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consented to, not timely contested or results in entry of an order for relief; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.
“Advisor” shall mean Benefit Street Partners L.L.C., a Delaware limited liability company.
“Advance Rate” shall mean, with respect to each Transaction and any Pricing Rate Period, the initial Advance Rate selected by Buyer for such Transaction on a case by case basis in its sole discretion as shown in the related Confirmation, as may be adjusted for a Future Funding Transaction as set forth herein, which in any case shall not exceed the applicable Maximum Advance Rate, unless otherwise agreed to by Buyer and Seller.
“Affiliate” shall mean, when used with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, or (ii) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.
“Agreement” shall mean this Uncommitted Master Repurchase Agreement, dated as of March 18, 2025, by and between Seller and Buyer as such agreement may be modified or supplemented from time to time.
“Alternate Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Alternate Rate Index determined as of the applicable Pricing Rate Determination Date, plus the Applicable Spread. In no event shall the Alternate Rate be less than the Benchmark Floor.
“Alternate Rate Index” shall mean the first alternative set forth in the order below that can be determined by the Buyer as of the Benchmark Replacement Date:
1.Compounded SOFR;
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2.The sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (B) the Alternate Rate Spread Adjustment;
3.The sum of: (A) the ISDA Fallback Rate and (B) the Alternate Rate Spread Adjustment; or
4.The sum of: (A) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (B) the Alternate Rate Spread Adjustment, provided that, in the case of clause (1) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion.
“Alternate Rate Index Conforming Changes” shall mean, with respect to any conversion of a Transaction to an Alternate Rate Transaction, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period”, “Remittance Date”, “Pricing Rate Determination Date” and “Business Day”, timing and frequency of determining rates and making payments of interest and preceding and succeeding business day conventions and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Alternate Rate Index and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer or its designee determines that no market practice for use of the Alternate Rate Index exists, in such other manner as Buyer determines is reasonably necessary).
“Alternate Rate Spread Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
1.the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Alternate Rate Index; or

2.if the applicable Unadjusted Alternate Rate Index is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment, or

3.the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted
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Alternate Rate Index for U.S. dollar denominated securitization transactions at such time, provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Alternate Rate Spread Adjustment from time to time as selected by Buyer in its reasonable discretion.
“Alternate Rate Transaction” shall mean any Transaction at such time as Price Differential thereon accrues at a rate based upon the Alternate Rate.
“AML Laws” means applicable law in any jurisdiction in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the PATRIOT Act.
“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business.
“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:
(i)with respect to any Purchased Asset and any Pricing Rate Period, so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) specified in the related Confirmation for such Purchased Asset (which rate shall be determined by Buyer in its sole discretion based on the applicable row for such Purchased Asset in the “Applicable Spread” column of the table attached as Schedule I to the Fee Letter), or such other rate as may be agreed upon between Seller and Buyer and, in each case, as set forth in the related Confirmation, and
(ii)after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 400 basis points (4.00%);
provided, that the Applicable Spread may be increased by Buyer in connection with a Future Funding Transaction.
“Appraisal” shall mean, with respect to each Underlying Mortgaged Property, an appraisal of such Underlying Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of
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Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.
    “Asset Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.
“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.
“Assets” shall have the meaning specified in Article 1 of this Agreement.
“Assignee” shall have the meaning set forth in Article 17(a) hereof.
“Bailee Letter” shall mean a letter from an Acceptable Attorney or from a Title Company, or another Person acceptable to Buyer in its sole and absolute discretion, in the form attached to this Agreement as Exhibit IX, wherein such Acceptable Attorney, Title Company or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney, Title Company or other Person described above shall deliver such Purchased Asset File to the Custodian by not later than the second (2nd) Business Day following the Purchase Date for the related Purchased Asset.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Benchmark” shall mean (i) initially, Term SOFR with a tenor of one month, and (ii) on and after the conversion to an Alternate Rate Index pursuant to Article 3 hereof, the Alternate Rate Index determined in accordance with the terms hereof.
“Benchmark Floor” shall mean, with respect to any Transaction, the greater of (a) zero and (b) such other amount, if any, as may be specified in the related Confirmation of such Transaction.
“Benchmark Replacement Date” shall mean:
(1)in the case of clauses (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark,
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; and
(3)in the case of clause (4) of the definition of “Benchmark Transition Event,” such date as determined by Buyer in its sole discretion.
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“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is not, or as of a specified future date will no longer be representative; or
(4)any “Benchmark Transition Event” as determined by Buyer in its sole discretion.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Board of Directors” shall mean the board of directors of Seller.
“Breakage Costs” shall have the meaning assigned thereto in Article 3(m).
“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York or Minnesota are authorized or obligated by law or executive order to be closed.
“Buyer” shall mean JPMorgan Chase Bank, National Association, or any successor or assign.
“Buyer Compliance Policy” shall mean any corporate policy of Buyer or of any corporate entity Controlling Buyer related to the compliance by Buyer or such corporate entity or any of Buyer’s or such corporate entity’s Affiliates with any Requirement of Law and/or any request or directive by any Governmental Authority (whether or not having the force of law) and/or any
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proposed law, rule or regulation, including without limitation any policy of Buyer or any such corporation to comply with rules in proposed form or otherwise not yet in effect or to adhere to standards or other requirements in excess of those that would be required by any Requirement of Law.
“Buyer Funding Costs” shall mean the actual funding costs of Buyer or of any corporate entity Controlling Buyer associated with any one or more of the Transactions (including any related Future Funding Transaction) or otherwise with Buyer’s obligations under the Transaction Documents.
“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date of determination, the lesser of (a) the applicable Advance Rate for such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of such date of determination and (b) the applicable Advance Rate for such Purchased Asset, multiplied by the Market Value of such Purchased Asset as of the applicable Purchase Date for such Purchased Asset.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.
“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.
“Change of Control” shall mean the occurrence of any of the following events: (a) the consummation of a merger or consolidation of Guarantor or Advisor with or into another entity or any other reorganization of Guarantor or Advisor if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in the Guarantor or Advisor, as applicable, immediately prior to such merger, consolidation or reorganization, (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 25% or more of the total voting power of all classes of Capital Stock of Guarantor
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or Advisor entitled to vote generally in the election of the directors (other than Affiliates of Guarantor as of the Closing Date under the Control of Guarantor, or to the extent such interests are obtained through a public market offering or secondary market trading), (c)  Advisor shall cease to be actively and directly involved in the management and operations of Guarantor or Advisor shall cease to act as advisor to Guarantor, (d) the Guarantor shall cease to directly or indirectly own and control, of record and beneficially, 100% of the Capital Stock of Member, (e) the Member shall cease to directly own and control, of record and beneficially, 100% of the Capital Stock of Seller or (f) any transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Seller’s or Guarantor’s business); provided that, the acquisition of Advisor by Franklin Resources, Inc., or any Affiliate thereof as of the Closing Date that is controlled by Franklin Resources, Inc., shall not be a Change of Control.
“Closing Date” shall mean March 18, 2025.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” shall have the meaning specified in Article 6(b) of this Agreement.
“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to, and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the Remittance Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the calendar day immediately preceding the following Remittance Date.
“Compounded SOFR” shall mean the compounded average of SOFR for approximately a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be calculated in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Buyer in accordance with:
1.the rate, or methodology for the rate, and conventions for the rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided, that
2.if, and to the extent that, Buyer determines that Compounded SOFR cannot be so determined in accordance with clause (1) above, then Compounded SOFR will mean the rate, or methodology for the rate, and conventions for the rate that have been selected by Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated master repurchase or credit facilities at such time (as a result of amendment or as originally executed);
provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer,
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then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Alternate Rate Index.”
“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction Loan” shall mean a Senior Mortgage Loan (or a Participation Interest in a Senior Mortgage Loan), directly or indirectly, as applicable, on land which is undeveloped, partially developed, or under significant rehabilitation (such as, for example, a change in use of the Underlying Mortgaged Property or gut renovation), and the proceeds of such Senior Mortgage Loan or Participation Interest are required to be applied by the Mortgagor towards the construction, rehabilitation or significant rehabilitation of commercial real estate designated as a Construction Loan by the Seller and Buyer as set forth on a Confirmation.
“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Control,” “Controlling” and “Controlled” shall have meanings correlative thereto.
“Converted Transaction” shall have the meaning specified in Article 3(bb) of this Agreement.
“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance identical to the certificate attached hereto as Exhibit XV.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among the Custodian, Seller and Buyer, or any successor agreement thereto approved by Buyer in its sole discretion, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodial Delivery Certificate” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.
“Custodian” shall mean Computershare Trust Company, N.A., or any successor Custodian appointed by Buyer and, absent the continuance of any Event of Default, with the reasonable approval of Seller.
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
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“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Mortgage Asset” shall mean any Purchased Asset (a) where any of (x) the related Mortgagor, (y) any borrower under any loan secured by the same Mortgaged Property that is pari passu with or senior to the related Purchased Asset (or any Underlying Mortgage Loan related thereto) (any such related loan related thereto, “Other Indebtedness” for purposes of this definition), or (z) any participant or co-lender that acts as an administrative agent or paying agent in respect of such Purchased Asset (or Underlying Mortgage Loan or Other Indebtedness), is thirty (30) days or more (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents, (b) for which there is a Material Breach of the applicable representations and warranties set forth on Exhibit VI hereto (other than as may have been set forth in a Requested Exceptions Report previously accepted by Buyer), (c) as to which an Act of Insolvency shall have occurred with respect to the related Mortgagor, borrower under an Underlying Mortgage Loan, guarantor of any of the obligations of such Mortgagor, any other borrower under any Other Indebtedness, any co-participant, or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Buyer in such Purchased Asset, (d) as to which any material non-monetary default or event of default (howsoever defined in the related Purchased Asset Documents or documents related to any Other Indebtedness) shall have occurred with respect to the Purchased Asset, any Other Indebtedness or under any document included in the Purchased Asset File for such Purchased Asset, (e) with respect to which there has been an extension, amendment, waiver, termination, rescission, cancellation, release or other modification (other than any of same specifically contemplated by the Purchased Asset Documents or permitted hereunder) to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any Purchased Asset Document or any other related loan or participation document in respect of Other Indebtedness that has a materially adverse effect on the Buyer’s interest in such Purchased Asset, as determined by Buyer in its sole discretion and with respect to which Buyer has not expressly and specifically consented thereto, or (f) for which foreclosure proceedings have commenced or notice of proposed foreclosure has been delivered with respect to any lien on any related Underlying Mortgaged Property; provided that with respect to any Participation Interest or Mezzanine Loan, as applicable, in addition to the foregoing, such Participation Interest or Mezzanine Loan shall also be considered a Defaulted Mortgage Asset to the extent that any related Underlying Mortgage Loan would be considered a Defaulted Mortgage Asset as described in this definition; provided, further, however, in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents or other asset documentation, other than those that (x) were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, or (y) are consented to in writing by Buyer in accordance with the terms of this Agreement, or (z) occurred after the Purchase Date of the related Purchased Asset and did not constitute a Significant Purchased Asset Decision.
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“Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del.  C. § 18-101 et seq.), as amended from time to time.
“Depository” shall mean JPMorgan Chase Bank, National Association, a national banking association, or any successor Depository appointed by Buyer in its sole discretion, and, absent the continuance of any Event of Default, with the reasonable approval of Seller.
“Depository Account” shall mean a segregated interest bearing account, in the name of Buyer, established at Depository pursuant to this Agreement.
“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware Act.
“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware Act.
“Division LLC” shall mean a surviving company, if any, and each resulting company, in each case that is the result of a Division.
“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.
“Due Diligence Package” shall have the meaning specified in Exhibit VIII to this Agreement.
“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.
“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.
“Eligible Assets” shall mean any of the following types of assets or loans (1) that are acceptable to Buyer in its sole and absolute discretion, (2) on each day, with respect to which there is no Material Breach of any representation or warranty set forth in this Agreement (including the exhibits hereto) except to the extent disclosed in a Requested Exceptions Report approved by Buyer, and (3) that are secured directly or indirectly by properties that are multi-family, mixed use, industrial, office building or hospitality or such other types of commercial properties that Buyer may agree to in its sole discretion, and are properties located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):
(i)Senior Mortgage Loans;
(ii)Participation Interests;
(iii)Mezzanine Loans, which may be either stand-alone Mezzanine Loans or Related Mezzanine Loans (as specified in the related Confirmation); provided that, in the case of any such Asset identified in the related Confirmation as a Related Mezzanine Loan, such Asset shall not be an Eligible Asset at any time when the related Underlying
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Mortgage Loan is not both a Purchased Asset and an Eligible Asset or when such Related Mezzanine Loan otherwise fails to satisfy the definition of Eligible Asset; and
(iv)any other asset types or classifications that are acceptable to Buyer, subject to its consent and all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole discretion.
Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans or loans that are Defaulted Mortgage Assets, other than as approved by Buyer in Buyer’s sole discretion, (ii) loans for which the applicable Appraisal is (a) not dated within three hundred sixty-four (364) days of the proposed financing date or (b) not ordered by a financial institution or mortgage broker (and for the avoidance of doubt, such Appraisal may not be ordered from the related borrower or an Affiliate of the related borrower), (iii) any Asset that cannot be owned or financed by Buyer pursuant to any Requirement of Law, (iv) assets secured directly or indirectly by loans described in the preceding clauses (i) through (iii) or (v) any Asset, where the purchase thereof would cause the aggregate of all Purchase Prices to exceed the Maximum Facility Amount as in effect at such time.
“Eligible Loans” shall mean any Senior Mortgage Loans or Participation Interests and Mezzanine Loans that are also Eligible Assets.
“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Site Assessment” shall have the meaning specified in Exhibit VI.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller or Guarantor is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and
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Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller or Guarantor is a member.
“Event of Default” shall have the meaning specified in Article 12 of this Agreement.
“Exchange Act” shall have the meaning specified in the definition of “Change of Control”.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to or for the account of Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires such interest hereunder (other than pursuant to an assignment request by Seller under Article 3(w)) or (ii) Buyer or Transferee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Article 3(p) or Article 3(s), amounts with respect to such Taxes were payable either to Buyer or Transferee’s assignor immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s or such Transferee’s failure to comply with Article 3(t) and Article 21(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“Extension Fee” shall have the meaning specified in the Fee Letter.
“Extension Period” shall have the meaning specified in Article 3(n)(i) of this Agreement.
“Facility Increase Conditions” shall have the meaning specified in Article 3(o) of this Agreement.
“Facility Increase Fee” shall have the meaning specified in the Fee Letter.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the Code).
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
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“Fee Letter” shall mean the Fee and Pricing Letter between Seller and Buyer dated as of the Closing Date, or any successor agreement thereto approved by Buyer in its sole discretion.
“Filings” shall have the meaning specified in Article 6(d) of this Agreement.
“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
“Fitch” shall mean Fitch, Inc.
“Foreign Buyer” shall mean (a) if the Seller is a U.S. Person, a Buyer that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.
“Future Funding Amount” shall mean, with respect to any Purchased Asset as of any Future Funding Date, the product of (a) the lesser of (x) the amount of Future Funding Obligations that were expressly identified to and approved by Buyer in connection with the initial Transaction as set forth in the Confirmation for such Purchased Asset and (y) the amount of Future Funding Obligations actually funded by or on behalf of Seller in connection with such future funding obligation (or, if less, the portion of such Future Funding Obligations which Buyer determines, in its sole discretion, to fund pursuant to a Future Funding Transaction hereunder), and (b) the Advance Rate for such Purchased Asset as of such Future Funding Date; provided, that the sum of the Purchase Price and Future Funding Amount shall in no event exceed the product of (i) the pro forma Market Value of such Purchased Asset (after giving effect to the proposed Future Funding Transaction) as of the related Future Funding Date and (ii) the Advance Rate of such Eligible Asset as of such Future Funding Date.
“Future Funding Confirmation” shall have the meaning specified in Article 3(c)(i).
“Future Funding Date” shall mean, with respect to any Eligible Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Eligible Asset.
“Future Funding Due Diligence” shall have the meaning set forth in Article 3(c)(ii) hereof.
“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XIX hereto.
“Future Funding Obligations” shall mean, with respect to any Eligible Asset, the aggregate amount of Seller’s additional funding obligations that are expressly identified to Buyer in connection with the initial Transaction, as set forth in the related Confirmation.
“Future Funding Transaction” shall mean an additional Transaction requested with respect to any Eligible Asset to provide for the advance of additional funds that were expressly identified to and approved by Buyer in connection with the initial Transaction entered into in respect of such Eligible Asset.
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“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer.
“Guarantor” shall mean FBRED REIT Real Estate Debt Opco, LLC, a Delaware limited liability company.
“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset, (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset and (c) all payments actually received by Seller and/or Buyer on account of hedging transactions; provided that (i) if the Primary Servicer has the right to deduct senior servicing fees pursuant to the express terms of the Primary Servicing Agreement, the amount of such senior servicing fees payable to the Primary Servicer and so deducted shall not be included in Income, and (ii) any escrows or reserve funds required to be reserved by Primary Servicer pursuant to the express terms of the related Purchased Asset Documents shall not be included in Income, unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller.
“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; and (i) Capitalized Lease
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Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement. Notwithstanding the foregoing, for purposes of Section 9 of the Guarantee Agreement, non-Recourse Indebtedness owing pursuant to a real estate mortgage investment conduit, a collateralized loan obligation transaction, or other similar securitization arising by reason of customary recourse carve-outs under a nonrecourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities, in each case, with respect to which no claim has been made shall not be considered Indebtedness of Guarantor until such time as demand has been made for payment or performance of such liabilities.
“Indemnified Amounts” shall have the meaning specified in Article 25 of this Agreement.
“Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Independent Appraiser” shall mean a professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Mortgagor; (iii) is not affiliated with the lender under the mortgage or the Mortgagor; (iv) is a member in good standing of the American Appraisal Institute; (v), is certified or licensed in the state where the subject Underlying Mortgaged Property is located and (vi) in each such case, has a minimum of seven years’ experience in the subject property type.
“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of Seller and is not, and has never been, and will not while serving as independent director or manager be:
(a)a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of Seller that does not own a direct or indirect interest in Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);
(b)a customer, creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a
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nationally recognized company that routinely provides professional independent directors or managers and other corporate services to Seller or any of its equityholders or Affiliates in the ordinary course of business);
(c)a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or
(d)a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity affiliated with Seller that does not own a direct or indirect interest in Seller shall be qualified to serve as an independent director or manager of Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
“Initial Maturity Date” shall mean March 18, 2027, or the immediately succeeding Business Day, if such day shall not be a Business Day.
“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” shall mean the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.
“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.
“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any
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settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, to the extent that such Governmental Authority acts with the force of law, foreign or domestic.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“Margin Deadline” shall have the meaning specified in Article 4(a).
“Margin Deficit” shall have the meaning specified in Article 4(a).
“Margin Deficit Notice” shall have the meaning specified in Article 4(a).
“Margin Excess” shall mean, for any Purchased Asset, as of the applicable date of determination, the excess, if any, of (a) the product of (i) the Advance Rate for such Purchased Asset as of the related Purchase Date and (ii) the Market Value of such Purchased Asset on such date of determination minus (b) the outstanding Repurchase Price of such Purchased Asset on such date of determination; provided that, the Market Value of such Purchased Asset (expressed as a percentage of par) on such date of determination shall not exceed the Market Value of such Purchased Asset (expressed as a percentage of par) as of the related Purchase Date.
“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination if Buyer has determined in its sole discretion that: (a) no Default, Event of Default, Material Adverse Effect or Margin Deficit (except as such Margin Deficit would be cured in its entirety by the application of such Margin Excess) has occurred and is continuing, or will result from any proposed Transaction or application of Margin Excess, (b) Seller has satisfied all conditions precedent that are otherwise applicable to prospective Transactions under this Agreement, (c) Guarantor is in full compliance with all of the financial covenants and all of the other obligations of Guarantor, as set forth in the Guarantee Agreement, and (d) the request for Margin Excess will not cause the outstanding Purchase Price of the related Purchased Asset, after giving effect to such request for Margin Excess, to exceed the Purchase Price for such Purchased Asset as of the related Purchase Date therefor.
“Market Disruption Event” shall mean either (a) any event or events shall have occurred in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans, participations in commercial mortgage loans, or securities or an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, or (b) any event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Eligible Assets, including, but not limited to the “CMBS/CDO/CLO
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market”, or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Eligible Assets at prices which would have been reasonable prior to such event or events, in each case as determined by Buyer.
“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Buyer in its sole and absolute discretion exercised in good faith; provided that, notwithstanding any other provision of this Agreement, the Market Value of a Purchased Asset as of any date of determination shall not exceed the lower of (x) the Market Value assigned to such Purchased Asset as of the Purchase Date as set forth in the related Confirmation, and (y) the par value of such Purchased Asset as of such date of determination. The Market Value shall be deemed to be zero with respect to each Purchased Asset (i) in respect of which there is a Material Breach of a representation and warranty set forth in Exhibit VI of this Agreement (other than as may have been set forth in a Requested Exceptions Report previously accepted by Buyer) unless fully cured by Seller within thirty (30) days of the occurrence of such breach, (ii) subject to Article 7(e), in respect of which any material components of the Purchase Loan File have not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of ten (10) calendar days, (iv) loans with respect to which an act of insolvency has occurred in respect of any co-participant or any person having an interest in such loan or the mortgaged property which interest is senior to or pari passu with the rights of Buyer in such loan, or (v) that is determined by Buyer not to be an Eligible Asset. For the avoidance of doubt, any future funding advance made by Seller in respect of any Purchased Asset in which Buyer has not participated by funding a Future Funding Amount hereunder shall not increase the Market Value of the related Purchased Asset.
The Market Value of each Purchased Asset may be determined by Buyer, in its sole discretion exercised in good faith, on each Business Day during the term of this Agreement.
“Material Action” shall mean any action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Seller be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Seller, to file a petition seeking, or consent to, reorganization or relief with respect to Seller under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Seller or a substantial part of its property, to make any assignment for the benefit of creditors of Seller, to admit in writing the Seller’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under
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any of the Transaction Documents, or (e) the Market Value, rating (if applicable) or liquidity of any Purchased Asset or all of the Purchased Assets in the aggregate.
“Material Breach” shall mean, with respect to any Purchased Asset, a breach of a representation or warranty applicable to such Purchased Asset that results in a determination by Buyer in its sole and absolute discretion, exercised in good faith, that such breach could reasonably be expected to have a material adverse effect on the Market Value of such Purchased Asset or the related Underlying Mortgaged Property.
“Maturity Date” shall mean the Initial Maturity Date, or such later date as may be in effect pursuant to Article 3(n) hereof. For the avoidance of doubt, the Maturity Date, as extended, shall in no case be any date beyond March 18, 2030.
“Maturity Date Extension Conditions” shall have the meaning set forth in Article 3(n)(i).
“Maximum Advance Rate” shall mean, with respect to each Purchased Asset, the maximum amount, expressed as a percentage of par, as specified in the appropriate row for such Purchased Asset under the “Maximum Advance Rate” column in the table attached as Schedule I to the Fee Letter, or, if such Purchased Asset is not described in Schedule I or if Seller and Buyer otherwise agree, any amount specified in the related Confirmation for such Purchased Asset; provided that, with respect to any Eligible Asset to be purchased hereunder, the Maximum Advance Rates shown in Schedule I to the Fee Letter are only indicative of the maximum advance rate available to Seller, and Buyer is not obligated to purchase any Eligible Asset at such Maximum Advance Rates.
“Maximum Facility Amount” shall mean $250,000,000, as such amount may be increased from time to time prior to the Initial Maturity Date subject to and in accordance with the terms of Article 3(o).
“Member” shall mean FBRED REIT Finance, LLC, a Delaware limited liability company.
“Mezzanine Loan” shall mean a performing loan evidenced by a note and primarily secured by pledges of all of the related Mezzanine Loan Collateral.
“Mezzanine Loan Collateral” shall mean all the equity interests in entities that own, directly or indirectly, multifamily or commercial properties that serve as collateral for the related Senior Mortgage Loan.
“Mezzanine Loan Documents” shall mean, with respect to any Mezzanine Loan, the Mezzanine Note, all other documents executed in connection with, evidencing or governing such Mezzanine Loan and the Mortgage Loan Documents for the related Underlying Mortgage Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.
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“Mezzanine Note” shall mean the original promissory note that was executed and delivered in connection with a particular Mezzanine Loan.
“Minimum Purchased Asset Requirement” shall have the meaning specified in Article 10(l).
“Minimum Transfer Amount” shall have the meaning specified in the Fee Letter.
“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors in interest.
“Mortgage” shall mean any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.
“Mortgage Loan Documents” shall mean, with respect to any Senior Mortgage Loan, the Mortgage Note, Mortgage and all other documents executed in connection with and/or evidencing or governing such Senior Mortgage Loan including, without limitation those documents that are required to be delivered to Custodian under the Custodial Agreement.
“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor, with respect to a Senior Mortgage Loan.
“Mortgagor” shall mean (a) with respect to a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage, (b) with respect to a Participation Interest, the obligor on a Mortgage Note and the grantor of the related Mortgage on the related Underlying Mortgage Loan and the obligor on such Participation Interest, and (c) with respect to a Mezzanine Loan, the obligor on a Mezzanine Note and the grantor of the related security instrument related to such Mezzanine Loan.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller, Guarantor or any ERISA Affiliate and that is covered by Title IV of ERISA.
“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item.
“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.
“Originated Asset” shall mean any Eligible Asset originated by Seller.
“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party
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to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, Purchased Asset, or Purchased Item except for any such Taxes (x) that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(w) hereof), or (y) that are imposed with respect to a Secondary Market Transaction effected pursuant to Article 28(a).
“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.
“Participation Interest” shall mean a performing senior or pari passu interest in a performing Senior Mortgage Loan or Mezzanine Loan, in each case, evidenced by a Participation Certificate.
“Participation Interest Documents” shall mean, with respect to any Participation Interest, the Participation Certificate, any co-lender agreements, participation agreements and/or intercreditor agreements, all other documents governing or otherwise relating to such Participation Interest, and, as applicable, (A) the Mortgage Loan Documents for the related Underlying Mortgage Loan and (B) the Mezzanine Loan Documents for the related underlying Mezzanine Loan, and including, in each case, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act of 2001).
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.
“Plan” shall mean an employee benefit or other plan established or maintained by Seller, Guarantor or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller, Guarantor or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.
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“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.
“Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Closing Date by Member in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of Seller’s Capital Stock to Buyer.
“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.
“Pre-Transaction Legal Expenses” shall mean all of the reasonable and necessary out of pocket legal fees, costs and expenses incurred by Buyer in connection with the Asset Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction or Future Funding Transaction.
“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).
“Pricing Rate” shall mean, for any Pricing Rate Period and any Purchased Asset, an annual rate equal to the sum of (i) (A) with respect to any SOFR Rate Transaction, Term SOFR, (B) with respect to any Converted Transaction that is an Alternate Rate Transaction, the Alternate Rate Index or (C) with respect to any Alternate Rate Transaction that is not a Converted Transaction, the Unadjusted Alternate Rate Index, and (ii) the relevant Applicable Spread with respect to such Purchased Asset, in each case, for the applicable Pricing Rate Period for the related Purchased Asset, provided that in no event shall the Pricing Rate be less than the Benchmark Floor. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.
“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, (a) if the related Pricing Rate is determined in reference to Term SOFR, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period, or (b) if the related Pricing Rate is determined in reference to an Alternate Rate, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or as otherwise determined by Buyer pursuant to Alternate Rate Index Conforming Changes.
“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date
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and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.
“Primary Servicer” shall mean Situs Asset Management LLC, or any other primary servicer approved by, or in the case of a termination of a Primary Servicer pursuant to Article 27(c), appointed by Buyer, in each case in Buyer’s sole and absolute discretion. Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, immediately upon the termination of the applicable Primary Servicing Agreement, all references in this Agreement to the term “Primary Servicer” in respect thereof and all Purchased Assets previously covered thereby, shall automatically be changed to the term “Repo Servicer” until such time as a new Primary Servicer for such Purchased Assets has been approved by or, in the case of a termination of a Primary Servicer pursuant to Article 27(c), appointed by, Buyer in its sole and absolute discretion.
“Primary Servicing Account” shall mean a deposit account established with the Primary Servicer or with a bank acceptable to Buyer in its sole discretion, established solely in connection with the Assets that are Purchased Assets subject to Transactions under this Agreement and which deposit account is in the name of the Primary Servicer, and which may be for the benefit of Seller, and which shall, in any case, indicate in the name of such deposit account the security interest of Buyer therein.
“Primary Servicing Agreement” shall mean (a) the Servicing Agreement by and between the entities set forth on Schedule 1 therein and Primary Servicer, dated as of June 13, 2024, and (b) if any other Primary Servicer is approved by Buyer in its sole and absolute discretion, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole and absolute discretion, in each as the same may be further amended, restated, supplemented or otherwise modified from time to time, with respect to the Purchased Assets only as any such amendment is approved by Buyer in its sole and absolute discretion.
“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds) received by the Depository or allocated as principal in respect of any such Purchased Asset.
“Prohibited Person” shall mean (1) a Sanctions Target, (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. (See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories).
“Prohibited Transferee” shall have the meaning specified in the Fee Letter.
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“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder, which Purchase Agreement shall contain a grant of a security interest in favor of Seller and authorize the filing of UCC financing statements against the Transferor with respect to such Asset.
“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.
“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date by (ii) the Advance Rate for such Purchased Asset, as determined by Buyer in its sole and absolute discretion and as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall be (x) increased by any Future Funding Amount and any additional amounts disbursed by Buyer to Seller or to the related Mortgagor on behalf of Seller or otherwise with respect to such Purchased Asset and (y) decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (B) any other amounts paid to Buyer by Seller specifically to reduce such Purchase Price and that are applied pursuant to Article 5 hereof to reduce such Purchase Price.
“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller).
“Purchased Asset Documents” shall mean, with respect to any Purchased Asset, the Mortgage Loan Documents, Participation Interest Documents and/or Mezzanine Loan Documents related thereto, as applicable.
“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.
“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate containing information substantially similar to the Asset Information.
“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.
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“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.
“Rate Conversion Date” shall have the meaning specified in Article 3(bb) of this Agreement.
“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.
“Re-direction Letter” shall mean a letter in the form of Exhibit XVI hereto.
“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, National Association, Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.
“Register” shall have the meaning assigned in Article 17(c).
“Related Mezzanine Loan” shall mean any Mezzanine Loan that is identified as such pursuant to the terms of the related Confirmation and that satisfies the definition of Eligible Asset.
“Release Letter” shall mean a letter substantially in the form of Exhibit XIV hereto (or such other form as may be acceptable to Buyer).
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.
“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.
“REOC” shall mean a Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.
“Repo Servicer” shall mean Situs Asset Management LLC, or any other Repo Servicer approved by Buyer in its sole and absolute discretion, and, absent the continuance of any Event of Default, with the reasonable approval of Seller.
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“Repo Servicing Agreement” shall mean the Repo Servicing Agreement between Seller, Buyer and Repo Servicer dated as of the Closing Date, or any successor agreement thereto approved by Buyer in its sole discretion, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Repurchase Assets” shall have the meaning specified in Article 6(a) of this Agreement.
“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i)  three hundred sixty-four (364) days from the Purchase Date applicable to such Transaction, subject to a rolling automatic extension, effective immediately prior to each such existing Repurchase Date, to the earlier to occur of (x) the date that is 364 days from the applicable anniversary of Purchase Date, (y) the date determined pursuant to clause (vi) below and (z) the Maturity Date, as may be extended pursuant to Article 3(n) hereof; (ii) any Early Repurchase Date for the related Transaction; (iii) the date set forth in the applicable Confirmation; (iv) the Accelerated Repurchase Date; (v) the Maturity Date and (vi) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset or, in the case of a Participation Interest, the maturity date of the Underlying Mortgage Loan or underlying Mezzanine Loan (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (vi), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later. Notwithstanding the foregoing, upon the occurrence of an Act of Insolvency with respect to Buyer, Seller may, upon one (1) Business Day’s prior written notice to Buyer, declare the Repurchase Date for each Transaction and all Purchased Assets to be the date Seller specifies in such written notice, which notice may be delivered concurrent with or subsequent to such Act of Insolvency.
“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).
“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined by Buyer in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset (as increased by any Future Funding Amount and other additional funds advanced by Buyer in connection with such Purchased Asset); (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination through and including the Repurchase Date (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any Exit Fee due and payable with respect to the repurchase in whole or in part of such Purchased Asset and any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; (iv) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; or (v) if such Repurchase Date is not a Remittance Date, except as otherwise expressly set forth in this Agreement, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit. In addition to the foregoing, the Repurchase Price shall be increased by any Future Funding Amounts and any other additional funds advanced by or on behalf of Buyer in connection with such Purchased
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Asset and decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that is applied pursuant to Article 5 hereof to reduce such Repurchase Price for such Purchased Asset and (B) any other amounts paid to Buyer by or on behalf of Seller to reduce such Repurchase Price for such Purchased Asset.
“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).
“Requirement of Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, code, directive, ordinance, opinion, policy, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, settlement arrangement, order, requirement or determination by agreement, consent or otherwise, of an arbitrator or a court or any Governmental Authority, foreign or domestic, whether now or hereafter enacted or in effect.
“Responsible Officer” shall mean any executive officer of Seller.
“S&P” shall mean Standard & Poor’s Global Ratings and any successor thereto.
“Sanctioned Country” shall mean, at any time, a country or territory which is the target of Sanctions broadly restricting or prohibiting dealings with such country, territory or the government of such government or territory (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine).
“Sanctions” shall mean economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any Executive Order (b) United Nations (UN), (c) the European Union (EU), (d) the State Secretariat for Economic Affairs (SECO) of Switzerland, (e) HM Treasury of the United Kingdom, or (f) the government of any other country or territory in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business.
“Sanctions Laws and Regulations” shall mean economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) United Nations (UN), (c) the European Union (EU), (d) the State Secretariat for Economic Affairs (SECO) of Switzerland, (e) HM Treasury of the United Kingdom, or (f) the government of any other country or territory in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer maintains regular business operations.
“Sanctions Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons located, organized under the laws of, or resident in a Sanctioned Country (c) Persons that are a target of or subject to Sanctions due to their ownership or control by any of the foregoing parties in (a) through c)
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herein; or (e) otherwise a target or subject of Sanctions, including vessels and aircraft that are blocked under any Sanctions program.
“Secondary Market Transaction” shall have the meaning set forth in Article 28(a).
“Seller” shall mean the entity identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.
“Senior Mortgage Loan” shall mean a performing senior commercial or multifamily fixed or floating rate mortgage loan or A-Note related to a performing senior commercial or multifamily fixed or floating rate mortgage loan, in each case secured by a first lien on multifamily or commercial properties.
“Senior Tranche” shall have the meaning set forth in Article 28(a).
“Servicer Notice” shall mean the agreement between Buyer, Seller and Primary Servicer, substantially in the form of Exhibit XIII hereto, as amended, supplemented or otherwise modified from time to time.
“Servicing Agreement” shall have the meaning specified in Article 27(b).
“Servicing Records” shall have the meaning specified in Article 27(b).
“Servicing Rights” shall mean rights of any Person, to administer, service or subservice, the Purchased Assets or to possess related Servicing Records.
“Servicing Tape” shall have the meaning specified in Exhibit III-A hereto.
“Significant Purchased Asset Decision” shall mean:
(i)any modification or waiver of a monetary term of any Purchased Asset or Underlying Mortgage Loan and any modification of, or waiver that would result in the extension (other than in accordance with the applicable Purchased Asset Documents) or acceleration of the maturity date of any Purchased Asset or Underlying Mortgage Loan, a reduction in the interest rate or prepayment premium payable or a deferral or forgiveness of interest on or principal or a modification or waiver of any other monetary term relating to the timing or amount of any payment of principal and interest (other than default interest) with respect to any Purchased Asset or Underlying Mortgage Loan and any material modification or waiver of any other material term of any Purchased Asset or Underlying Mortgage Loan (including, without limitation, any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to the Purchased Asset or the Underlying Mortgage Loan, or any action to enforce rights with respect thereto);
(ii)any modification or amendment of a Purchased Asset that subordinates the lien priority of the Purchased Asset in question or the payment priority of the Purchased Asset in question other than subordinations required under the then-existing terms and conditions of the Purchased Asset in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision
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and condominium declarations and similar instruments that, in the commercially reasonable judgment of Seller, do not materially adversely affect the rights and interest of the holder of the Purchased Asset in question);
(iii)any modification or amendment of a Purchased Asset that releases or substitutes any collateral for the Purchased Asset in question other than releases or substitutions required or permitted under the then existing Purchased Asset Documents or releases or substitutions in connection with eminent domain or under threat of eminent domain;
(iv)any modification or amendment of a Purchased Asset that waives, amends or modifies any cash management or reserve account requirements of the Purchased Asset other than changes required or permitted under the then existing Purchased Asset Documents;
(v)any modification or amendment of a Purchased Asset that waives any due-on-sale or due-on-encumbrance provisions of the Purchased Asset or Underlying Mortgage Loan in question other than waivers required to be given under the then existing Purchased Asset Documents;
(vi)any modification or amendment of a Purchased Asset that waives, amends or modifies the underlying insurance requirements of the Purchased Asset other than changes required or permitted under the then existing Purchased Asset Documents;
(vii)any modification or amendment of, or waiver with respect to, the Purchased Asset that would result in a discounted pay-off of such Purchased Asset or any Underlying Mortgage Loan;
(viii)any foreclosure upon or comparable conversion (which may include acquisition of a foreclosed Underlying Mortgaged Property) of the ownership of any Underlying Mortgaged Property securing a Purchased Asset or the related Underlying Mortgage Loan or any acquisition of any Underlying Mortgaged Property by deed-in-lieu of foreclosure;
(ix)any Transfer (as defined in the applicable Purchased Asset Document) of any Underlying Mortgaged Property or any portion thereof, or any Transfer (as defined in the applicable Purchased Asset Document) of any direct or indirect ownership interest in the applicable Mortgagor and, in each case, any documents executed in connection therewith (solely to the extent lender’s approval is provided for in the applicable Purchased Asset Documents);
(x)any incurrence of additional debt by any Mortgagor for a Purchased Asset or Underlying Mortgage Loan or any mezzanine financing by any direct or indirect beneficial owner of any Mortgagor (solely to the extent lender’s approval is provided for in the applicable Purchased Asset Documents);
(xi)the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of any Mortgagor;
(xii)any release of any Mortgagor or any guarantor from liability with respect to any Purchased Asset or Underlying Mortgage Loan or any modification to, waiver of any provision of, or release of, any guaranty or indemnity agreement;
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(xiii)any waiver of any default or event of default with respect to any Purchased Asset or Underlying Mortgage Loan;
(xiv)a modification to the release prices, allocated loan amounts or a material modification to the provisions in the Purchased Asset Documents for any Purchased Asset or Underlying Mortgage Loan relating to the release of all or any portion of any Underlying Mortgaged Property;
(xv)a material modification to the condominium documents affecting any Underlying Mortgaged Property; or
(xvi)the execution, termination, renewal or material modification of any material ground lease affecting any Underlying Mortgaged Property (solely to the extent lender’s approval is provided for in the applicable Purchased Asset Documents).
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website (currently located at www.newyorkfed.org or any successor source, for the secured overnight financing rate which is identified as such by the then-administrator of such benchmark from time to time).
“SOFR Rate Transaction” shall mean any Transaction that is not an Alternate Rate Transaction.
“Structuring Fee” shall have the meaning specified in the Fee Letter.
“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.
“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Underlying Mortgaged Property.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to a SOFR Rate Transaction, the Term SOFR Reference Rate for a tenor comparable to the related Pricing Rate Period on the day (such day,
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for purposes of this definition, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that Term SOFR for any Transaction shall in no event be less than the Benchmark Floor applicable to such Transaction.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its discretion.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.
“Title Policy” shall have the meaning specified in Exhibit VI.
“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement and shall include any related Future Funding Transaction.
“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, each Servicing Agreement, the Pledge Agreement, the Fee Letter, each Servicer Notice, each Re-direction Letter, each Power of Attorney, and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.
“Transferee” shall have the meaning set forth in Article 17(a) hereof.
“Transferor” shall mean the seller of an Asset under a Purchase Agreement.
“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a bailment arrangement with an Acceptable Attorney or such other counsel or other third party acceptable to Buyer in its sole discretion.
“UCC” shall have the meaning specified in Article 6(d) of this Agreement.
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“Unadjusted Alternate Rate Index” shall mean the Alternate Rate Index excluding the Alternate Rate Spread Adjustment.
“Underlying Mortgage Loan” shall mean, (a) in the case of a Participation Interest, the mortgage loan in which Seller owns such Participation Interest and (b) in the case of a Mezzanine Loan, the mortgage loan made to the borrower whose Capital Stock, or whose direct or indirect parent’s Capital Stock, comprises the security for such Mezzanine Loan.
“Underlying Mortgaged Property” shall mean, in the case of:
(a)    a Senior Mortgage Loan the real property securing such Senior Mortgage Loan;
(b)    a Participation Interest, the real property securing the related Underlying Mortgage Loan; and
(c)     a Mezzanine Loan, the real property that is owned by the borrower on the related Underlying Mortgage Loan.
“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction or Future Funding Transaction all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Article 3(t)(ii)(B)(3).
“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.
All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a
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whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.
ARTICLE 3.
INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION OF MATURITY DATE; EXTENSION OF REPURCHASE DATE
Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel and the satisfaction of the other conditions precedent in clause (a) below:
(a)The following documents, delivered to Buyer, and the consents and payment of all amounts specified below:
(i)this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);
(ii)a Custodial Agreement, duly executed and delivered by each of the parties thereto;
(iii)[Reserved];
(iv)a Guarantee Agreement, duly completed and executed by each of the parties thereto;
(v)a Pledge Agreement, duly completed and executed by each of the parties thereto;
(vi)the Primary Servicing Agreement, the related Servicer Notice and the Repo Servicing Agreement, each duly completed and executed by each of the parties thereto;
(vii)Power of Attorney, duly completed and executed by Seller and delivered to Buyer on the Closing Date;
(viii)any and all consents and waivers applicable to Seller or to the Purchased Assets;
(ix)UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit XI hereto, (x) in the case of the Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of Purchased Items in this Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Seller and (y) in the case of Member, naming
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Member as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of “Pledged Collateral” under the Pledge Agreement such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Member;
(x)any documents relating to any hedging transactions;
(xi)opinions of outside counsel to Seller reasonably acceptable to Buyer (including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller, and security interests);
(xii)good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);
(xiii)with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is serviced by any servicer other than Primary Servicer (or is serviced pursuant to any servicing agreement other than the Primary Servicing Agreement), Seller shall have provided to Buyer a copy of the related servicing agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and such servicer;
(xiv)Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;
(xv)Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to enter into this Agreement, the Structuring Fee; and
(xvi)all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require.
(b)Buyer’s agreement to enter into each Transaction and any Future Funding Transaction is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:
(i)The Depository Account shall be established at the Depository pursuant to Article 5(a) of this Agreement.
(ii)the sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, in each case, including any Future Funding Amount, shall not exceed the Maximum Facility Amount;
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(iii)no Market Disruption Event has occurred and is continuing, no Margin Deficit exists, and no Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document;
(iv)Seller shall give Buyer no less than one (1) Business Day’s prior written notice of (x) each Transaction, together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”) and (y) each Future Funding Transaction, together with a revised Confirmation for the related Transaction. Each Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller and shall be executed by both Buyer and Seller (provided that, in instances where funds are being wired to an account other than Account No. 6882217857 at Citibank, N.A., the Confirmation shall be signed by a Responsible Officer of Seller); provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth (among other things):
(A)the Purchase Date for the Purchased Assets included in the Transaction;
(B)the Purchase Price for the Purchased Assets included in the Transaction;
(C)the Repurchase Date for the Purchased Assets included in the Transaction;
(D)the requested Advance Rate and Maximum Advance Rate for the Purchased Assets included in the Transaction;
(E)the amount of any Future Funding Amount requested;
(F)the Applicable Spread; and
(G)any additional terms or conditions not inconsistent with this Agreement;
(v)Buyer shall have the right to (x) review, as described in Exhibit VIII hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines and (y) with respect to Construction Loans, determine any additional terms and conditions and additional representations and warranties that shall be applicable to such Purchased Asset as of the Purchased Date (such due diligence, the “Asset Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction, which shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Eligible Assets shall be transferred to Buyer or the Custodian on Buyer’s behalf against the transfer of the Purchase Price to an account of Seller. Buyer shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VIII attached hereto. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (iii) above, on or before the scheduled date of the underlying proposed Transaction. Prior to the approval of each proposed Transaction:
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(A)Buyer shall have (1) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, and (2) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;
(B)Buyer shall have fully completed all external legal due diligence;
(C)Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread);
(D)no Margin Deficit, Default or Event of Default shall have occurred or Market Disruption Event shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;
(E)Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria for such Eligible Asset (the “Requested Exceptions Report”);
(F)Buyer shall have waived in writing all exceptions in the Requested Exceptions Report;
(G)both immediately prior to the requested Transaction or Future Funding Transaction, as applicable, the representations and warranties made by Seller in each of Exhibit VI and Article 9 with respect to such Eligible Asset shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(H)subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset;
(I)with respect to any Eligible Loan to be purchased hereunder on the related Purchase Date that is not primarily serviced by Primary Servicer or Repo Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and the servicer named in the related Servicing Agreement, and (II) with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is a Participation Interest or a Mezzanine Loan, where the servicer of the Underlying Mortgage Loan is not the Repo Servicer or Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, together with a Servicer Notice, fully executed by Seller and such servicer;
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(J)Seller, regardless of whether this Agreement is executed, shall have paid to Buyer all legal fees and expenses and the reasonable costs and expenses incurred by Buyer in connection with the entering into of any Transaction, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;
(K)Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;
(L)Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Eligible Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day;
(M)Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer;
(N)Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has not made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;
(O)the Repurchase Date for such Transaction is not later than the Maturity Date;
(P)Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;
(Q)with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);
(R)Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;
(S)Buyer shall have received a copy of any documents relating to any hedging transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each hedging transaction included within an Eligible Asset, if any;
(T)no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however defined therein, shall have occurred and be continuing under any hedging transaction; and
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(U)if requested by Buyer in its reasonable discretion, Buyer shall have received, at least five (5) days prior to the proposed Purchase Date with respect thereto, all documentation and other information regarding Seller as may be requested by Buyer, if any, in connection with such Transaction regarding applicable “know your customer” and AML Laws, including the Patriot Act, and to the extent Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Seller.
(c)Buyer’s agreement to enter into each Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:
(i)Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit XVIII attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”), signed by a Responsible Officer of Seller. Each Future Funding Confirmation shall identify the related Purchased Asset, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth:
(A)the Future Funding Date;
(B)the Future Funding Amount to be funded in such Future Funding Transaction;
(C)the remaining Future Funding Obligations related to the applicable Asset after giving effect to the future fundings to be made on the related Future Funding Date (including the Future Funding Amounts) requested in such Future Funding Confirmation;
(D)the Repurchase Date of the related Purchased Asset;
(E)any additional terms or conditions not inconsistent with this Agreement; and
(F)the applicable Advance Rate.
(ii)Buyer shall have the right to conduct, as described in Exhibit XIX hereto, an additional due diligence investigation of the related Asset as Buyer determines (“Future Funding Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Future Funding Transaction, it shall or shall not advance any or all of the Future Funding Amount to Seller or, at Seller’s direction, the related Mortgagor. On the Future Funding Date for the Future Funding Transaction, which shall occur following the final approval of the Future Funding Transaction by Buyer in accordance with Exhibit XIX hereto, the Future Funding Amount shall be transferred by Buyer to Seller or, at Seller’s direction, to the related Mortgagor; provided that, notwithstanding the Future Funding Amount set forth in the related Confirmation on the Purchase Date, no Future Funding Amount shall exceed the product of (x) the Advance Rate for such Purchased Asset as of such Future Funding Date, multiplied by (y) the amount of additional funding obligations actually funded by or on behalf of Seller in connection with such future funding obligation. Buyer shall inform Seller of its determination with respect to any such proposed Future Funding Transaction solely in accordance with Exhibit XIX attached hereto. Upon the approval
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by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Future Funding Transaction. Prior to the approval of each proposed Future Funding Transaction by Buyer:
(A)Buyer shall have (i) determined, in its sole and absolute discretion, that the related Purchased Asset and, if applicable, Underlying Mortgage Loan is not a Defaulted Mortgage Asset, (ii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the advance of the Future Funding Amount related to the Purchased Asset and, if applicable, Underlying Mortgage Loan, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller, and (iii) fully completed all external legal due diligence;
(B)no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;
(C)both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit VI and Article 9 of this Agreement, as applicable, (subject to such exceptions specified in the Requested Exceptions Report that have been approved by Buyer) shall be true, correct and complete on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(D)Buyer shall have completed its Future Funding Due Diligence, and its review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the advance of funds;
(E)Seller shall have paid to Buyer all legal fees and expenses and the reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, reasonable costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;
(F)Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Future Funding Transaction;
(G)Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;
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(H)Seller shall have taken any other action as Buyer shall have reasonably requested in order to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced;
(I)Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;
(J)Seller shall have delivered to Buyer a certificate of a Responsible Officer of Seller, certifying that the related Mortgagor has met all conditions required under the related Purchased Asset Documents to be entitled to the advance of the Future Funding Amount; and
(K)Buyer shall have determined that all conditions precedent to such advance under the related Purchased Asset Documents have been fully satisfied by the related Mortgagor, and the Seller shall have delivered to Buyer satisfactory certification by the related Mortgagor (or, if the Purchased Asset Documents do not require any such certification by the Mortgagor, by Seller) that all conditions to such advance under the related Purchased Asset Documents have been satisfied.
(d)Upon the satisfaction of all conditions set forth in Articles 3(a) and (b), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller. To the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Articles 10(b) and (f)), Seller shall cause any such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis all of such Division LLC’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the Closing Date of all of Seller’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole and absolute discretion, and notify Seller of such rate for such period each such Pricing Rate Determination Date.
(e)Each Confirmation and Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction or Future Funding Transaction, as applicable, covered thereby. In the event of any conflict between the terms of such Confirmation or Future Funding Confirmation and the terms of this Agreement, other than with respect to the Advance Rate or the applicable Price Differential set forth in the related Confirmation, this Agreement shall prevail.
(f)Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction, in whole but not in part, on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:
(i)Seller shall use its commercially reasonable efforts to notify Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset,
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setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than thirty (30) calendar days, prior to such Early Repurchase Date; provided, that, Seller shall notify Buyer in no event later than five (5) Business Days, prior to such Early Repurchase Date; provided, that, to the extent such repurchase relates to a prepayment (in whole or in part) of a Purchased Asset by the related Mortgagor, Seller shall use its commercially reasonable efforts to notify Buyer no later than thirty (30) calendar days prior to such Early Repurchase Date, but in no event later than five (5) Business Days prior to such Early Repurchase Date,
(ii)on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the Purchased Assets, (y) in the case of an Early Repurchase Date as set forth in subclause (i) above, the Exit Fee (provided, however, that if such repurchase is a result of any costs imposed upon Seller in accordance with Articles 3(h), (i), (k) or (l), Seller shall not be required to pay an Exit Fee) and (z) any other amounts payable under this Agreement (including, without limitation, Article 3(j) of this Agreement) with respect to the Purchased Assets against transfer to Seller or its agent of the Purchased Assets and any related hedging transactions, and
(iii)on such Early Repurchase Date, in addition to the amounts set forth in clause (ii) above, Seller pays to Buyer an amount sufficient to reduce the Purchase Price for all other Purchased Assets to an amount equal to the Buyer’s Margin Amount for such Purchased Assets.
(g)On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Notwithstanding the foregoing and any provision of this Agreement to the contrary, in the case of any Purchased Asset that has a Related Mezzanine Loan, (i) Seller shall not repurchase any such Purchased Asset without simultaneously repurchasing the Related Mezzanine Loan, and (ii) if such Purchased Asset is required to be repurchased by Seller pursuant to the terms of this Agreement, Seller shall also simultaneously repurchase the Related Mezzanine Loan.
(h)If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market  (other than a Benchmark Transition Event), adequate and reasonable means do not exist for ascertaining the then-current Benchmark for such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be the Alternate Rate.
(i)Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer, shall make it unlawful for Buyer to enter into or maintain Transactions or Future Funding Transactions as contemplated by the Transaction Documents, (a) the agreement of Buyer hereunder to consider entering into new Transactions or Future Funding Transactions and to continue Transactions as such shall forthwith be canceled, and (b) if such adoption or change makes it unlawful to maintain Transactions with a Pricing Rate based on the then-current
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Benchmark, the Transactions then outstanding shall be converted automatically to Alternate Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(m) of this Agreement.
(j)Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual, out-of-pocket loss, cost or expense (including, without limitation, attorneys’ fees and disbursements) that Buyer may sustain or incur as a consequence of (i) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (ii) Buyer’s enforcement of the terms of any of the Transaction Documents, (iii) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (iv) Buyer entering into any of the Transaction Documents or owning any Purchased Item other than on account of the intentional acts or negligence or bad faith of Buyer, its employees and/or Affiliates. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be prima facie evidence of the information set forth therein.
(k)If the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, or the compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer:
(i)shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes on its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto);
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of Term SOFR or an Alternate Rate Index hereunder; or
(iii)shall impose on Buyer any other condition (other than with respect to Taxes);
and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or Future Funding Transactions or to reduce any amount receivable under the Transaction Documents in respect of any of the foregoing; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this Article 3(k) shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
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(l)If Buyer shall have determined that the adoption of or any change in any Requirement of Law or Buyer Compliance Policy made subsequent to the date hereof regarding capital adequacy or otherwise affecting the Buyer Funding Costs, or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer (including, without limitation, any request or directive regarding capital adequacy or otherwise affecting the Buyer Funding Costs (whether or not having the force of law) from any Governmental Authority or any Buyer Compliance Policy related to such request or directive), does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of any one or more of the Transactions or Future Funding Transactions or otherwise as a consequence of its obligations under the Transaction Documents to a level below that which Buyer or such corporation could have achieved, but for such adoption, change, interpretation, application or compliance, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, then, from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will reimburse Buyer for the actual damages, losses, costs and expenses incurred by Buyer in connection with each such reduction; provided that, Buyer shall make any determination pursuant to this Article 3(l) using the same methodology that Buyer applies in making such determination in similar agreements with similarly situated counterparties; provided that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s sole discretion. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.
(m)Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or expense which Buyer sustains or incurs as a consequence of (i) any default by Seller in payment of the principal of or interest on a SOFR Rate Transaction or an Alternate Rate Transaction including, without limitation, any such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain a SOFR Rate Transaction or an Alternate Rate Transaction hereunder, (ii) any prepayment or repurchase (whether voluntary or mandatory) of the SOFR Rate Transaction or Alternate Rate Transaction, as applicable, on a day that (A) is not a Remittance Date and/or is not the last day of the Pricing Rate Period or (B) is a Remittance Date if Seller did not give the prior written notice of such prepayment or repurchase required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain the SOFR Rate Transaction or an Alternate Rate Transaction hereunder and (iii) the conversion pursuant to the terms hereof of a SOFR Rate Transaction to an Alternate Rate Transaction on a date other than the Remittance Date, including, without limitation, such loss or expenses arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain a SOFR Rate Transaction hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(m) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.
(n)(i) Seller may, upon written request delivered not less than thirty (30) days and no more than one (1) year prior to the originally scheduled Maturity Date, request an extension of the Maturity Date for up to three (3) consecutive one-year periods (each, an “Extension Period”). Buyer shall have the right to grant or deny such extension in Buyer’s sole discretion; provided, that if Buyer so determines that any extension condition set forth in clause (ii) below (collectively, the “Maturity Date Extension Conditions”) has not been satisfied, the Maturity
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Date shall not be extended. Notwithstanding anything to the contrary in this Article 3(n)(i) hereof, in no event shall the Maturity Date be extended for more than three (3) consecutive Extension Periods of one year each, and in no event shall the Maturity Date be any date after March 18, 2030.
(iv)For purposes of this Article 3(n), the Maturity Date Extension Conditions shall be deemed to have been satisfied if:
(A)Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to extend the then-current Maturity Date, the Extension Fee, such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim;
(B)Seller shall have given Buyer written notice, not less than thirty (30) days and no more than one year prior to the Initial Maturity Date or first extended Maturity Date, as applicable, of Seller’s request to extend the Maturity Date;
(C)no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (B) above or as of the Initial Maturity Date or first extended Maturity Date, as applicable; and
(D)all representations and warranties (other than Article 9(b)(x)(D)) shall be true, correct, complete and accurate in all material respects as of the Initial Maturity Date or first extended Maturity Date, as applicable.
(o)(i) At the written request of Seller from time to time prior to the Initial Maturity Date, subject to Buyer’s determination in Buyer’s sole discretion that each of the conditions set forth in (A) through (E) below (collectively, the “Facility Increase Conditions”) have been satisfied, Buyer may agree in its sole discretion to one or more separate increases of the Maximum Facility Amount. Buyer may approve or deny any such request in its sole discretion, and any failure of Buyer to respond in writing to any such request shall be deemed to be a denial thereof by Buyer. For purposes of this Article 3(o), the Facility Increase Conditions shall be deemed to have been satisfied if:
(A)Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to increase the Maximum Facility Amount, the Facility Increase Fee, such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim;
(B)Seller shall have given Buyer no less than ten (10) Business Days prior written notice of Seller’s request to increase the Maximum Facility Amount, which notice shall specify the proposed amount of such requested increase and the effective date of such increase, and which effective date shall be prior to the Initial Maturity Date;
(C)After giving effect to such requested increase in the Maximum Facility Amount, together with all prior increases to the Maximum Facility Amount, the Maximum Facility Amount shall not exceed $500,000,000;
(D)no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date
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notice is given under subclause (B) above or as of the proposed effective date of the requested increase in the Maximum Facility Amount;
(E)all representations and warranties (other than Article 9(b)(x)(D)) shall be true, correct, complete and accurate in all material respects as of the proposed effective date of the requested increase in the Maximum Facility Amount; and
(F)Buyer shall have consented to such requested increase in its sole discretion.
(v)The Maximum Facility Amount may be permanently and irrevocably reduced by Seller following a request for such reduction by Seller, which request shall be in writing and delivered to Buyer and shall be effective upon Buyer’s confirmation (which may be via electronic mail) that the aggregate outstanding Purchase Price of all Purchased Assets is equal to or less than the proposed reduced Maximum Facility Amount at the effective time of such reduction.
(p)Any and all payments by or on account of any obligation of Seller under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(q)Seller shall timely pay (i) any Other Taxes imposed on Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) any Other Taxes imposed on the Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.
(r)As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to Article 3(p), Article 3(q) or Article 3(s), Seller shall deliver to Buyer or Transferee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee, as applicable.
(s)Seller shall indemnify Buyer and each Transferee, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 3(q) or this Article 3(s)) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.
(t)(i) Any Buyer or any Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed
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and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Transferee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(t)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer or Transferee’s reasonable judgment such completion, execution or submission would subject Buyer or such Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Transferee.
(vi)Without limiting the generality of the foregoing:
(A)Buyer or any Transferee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Transferee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer and such Transferee is exempt from U.S. federal backup withholding tax;
(B)any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(1)    in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XII-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
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(4)    to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-2 or Exhibit XII-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-4 on behalf of each such direct and indirect partner;
(C)any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(D)if a payment made to Buyer or Transferee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Transferee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer or Transferee has complied with Buyer or Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(vii)Buyer and each Transferee agrees that if any form or certification described in items (A), (B), (C) or (D) above it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(u)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to this Article 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such
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indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(u) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(v)Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.
(w)If any Buyer or Assignee requests compensation under Article 3 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(k), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(k) or (i)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(k) or payments required to be made pursuant to Article 3(p), such assignment will result in a reduction in such compensation or payments, and (iii) such assignment or delegation would not subject such Buyer or Assignee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer or Assignee. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.
(x)If at any time prior to the Maturity Date, a non-use fee or other similar charge is assessed against Buyer internally against the related cost center of the Buyer in connection with any proposed law, rule, regulation, request or directive by any governmental agency or internal policy, Seller shall, monthly on demand from Buyer, reimburse Buyer for the exact amount of each such fee, as and when originally assessed, with each such assessment and payment to be in addition to the monthly Price Differential payments otherwise due in accordance with the applicable provisions of this Agreement; provided that, Buyer shall make any determination pursuant to this Article 3(x) using the same methodology that Buyer applies in making such determination in similar agreements with similarly situated counterparties; provided, further, that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s sole discretion.
(y)Except as otherwise set forth in clauses (iii) through (v) of the definition of Repurchase Date or as otherwise specified in the related Confirmation, if the Repurchase Date of a Purchased Asset set forth in the related Confirmation is coterminous with the Maturity Date, upon extension of the Maturity Date pursuant to Article 3(n) hereunder, the Repurchase Date for any such Purchased Asset shall be extended to the earlier of (x) the new Maturity Date as so extended hereunder and (y) the then-existing maturity date for the related Purchased Asset
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(without giving effect to any modification, amendment or extension thereof pursuant to the related Underlying Mortgage Loan documents).
(z)Buyer shall determine daily in Buyer’s sole discretion whether a Benchmark Transition Event has occurred. Upon the occurrence of a Benchmark Transition Event, Buyer shall determine the Benchmark Replacement Date in accordance with the definition thereof. Following the occurrence of a Benchmark Transition Event and the determination of the corresponding Benchmark Replacement Date, Buyer shall, or shall cause Repo Servicer to, promptly give notice of the occurrence of a Benchmark Transition Event and the date of the corresponding Benchmark Replacement Date by electronic mail to Seller. Subject in all cases to Article 3(bb), each Transaction shall be converted, from and after the Benchmark Replacement Date to an Alternate Rate Transaction bearing interest based on the Alternate Rate Index.
(aa)The Alternate Rate will be determined conclusively by Buyer or its agent and such determination will be binding on Seller absent manifest error. In connection with the implementation of an Alternate Rate Index, Buyer shall have the right to make Alternate Rate Index Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Alternate Rate Index Conforming Changes shall become effective without any further action or consent of Seller.
(ab)Notwithstanding Article 3(z) or (aa) with respect to each SOFR Rate Transaction, such Transactions shall be converted to an Alternate Rate Transaction as of the first day of the applicable Pricing Rate Period (unless otherwise specified below) without any further action or consent of any other party to this Agreement or any other Transaction Document upon the occurrence of any of the following (each such date a “Rate Conversion Date” and each such Transaction a “Converted Transaction”):
(i)a Benchmark Replacement Date has occurred prior to 11:00 a.m. on the Pricing Rate Determination Date for such Pricing Rate Period; or
(ii)if Buyer specifies in an amended and restated Confirmation that such Purchased Asset, which was previously a SOFR Rate Transaction, is an “Alternate Rate Transaction”.
(ac)Price Differential on Transactions denominated in U.S. dollars or any other currency permitted hereunder (if any) may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Alternate Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Alternate Rate) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Alternate Rate Index Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Alternate Rate) or any relevant adjustments thereto and such transactions may be adverse to Seller. Buyer may select
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information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement.
ARTICLE 4.
MARGIN MAINTENANCE
(ad)If at any time on any date the Buyer’s Margin Amount for any Purchased Asset is less than the Repurchase Price for such Purchased Asset (a “Margin Deficit”), then Buyer may by notice to Seller in the form of Exhibit X (a “Margin Deficit Notice”) require Seller to, at Seller’s option, no later than three (3) Business Days following the receipt of a Margin Deficit Notice (the “Margin Deadline”) to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount (taking into account all Margin Deficits in the aggregate for such date), (i) repurchase such Purchased Asset at its respective Repurchase Price, (ii) make a payment in reduction of the Purchase Price of such Purchased Asset, or in lieu of a payment in reduction such Purchase Price, deliver Cash Equivalents, subject to Buyer’s reasonable satisfaction as additional posted collateral, or (iii) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases and payments, Buyer’s Margin Amount for each Purchased Asset, considered individually, shall be equal to or greater than the related Repurchase Price for each such Purchased Asset; provided that, so long as no Event of Default has occurred and is continuing, in no event shall any individual Margin Deficit Notice occur within thirty (30) days of Buyer’s delivery of any other Margin Deficit Notice hereunder. In connection with the delivery of Cash Equivalents in accordance with clause (ii) above, Seller shall deliver to Buyer any additional documents (including, without limitation, to the extent not covered by any previously delivered legal opinions, one or more opinions of counsel reasonably satisfactory to Buyer) and take any actions reasonably necessary in Buyer’s discretion for Buyer to have a first priority, perfected security interest in such Cash Equivalents.
(ae)The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
(af)If Buyer issues a Margin Deficit Notice pursuant to Article 4(a) and if Margin Excess exists with respect to any other Purchased Asset as determined by Buyer in its sole discretion, then, provided that each of the Margin Excess Requirements have been met as determined by Buyer in its sole discretion, Buyer shall, in response to Seller’s written request following Buyer’s delivery of a Margin Deficit Notice to Seller, apply such Margin Excess to all or a portion of the related Margin Deficit, and, solely to the extent so applied, the amount of such Margin Deficit shall be reduced by the application of such Margin Excess; provided that no request by Seller to apply Margin Excess to any Margin Deficit shall in any way relieve Seller of its obligations under this Agreement to cause such Margin Deficit to be cured within the time limits set forth in Article 4(a).
ARTICLE 5.
INCOME PAYMENTS AND PRINCIPAL PROCEEDS
(ag)The Depository Account shall be established at the Depository concurrently with the execution and delivery of this Agreement and shall be established at JPMorgan Chase Bank, NA or shall indicate in the name of the Depository Account that Buyer as secured party has a security interest in the Depository Account. Buyer shall have sole dominion and control (including “control” within the meaning of the UCC (as defined in Article 6(d) below)) over the
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Depository Account. Seller shall cause all Income or other amounts in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income or other amounts, to be deposited (i) directly by the applicable Mortgagor into the Depository Account, or (ii) if the Repo Servicer is not the Primary Servicer with respect to such Purchased Asset, directly into the related Primary Servicing Account, for further remittance by Primary Servicer to the Depository Account, pursuant to the Servicer Notice delivered as required by Article 3(a)(xii) and Article 3(b)(iv)(I) or 3(b)(iv)(J), as applicable, subject in all cases to the terms and conditions of the related Servicer Notice. Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) through 5(e) of this Agreement.
(ah)Contemporaneously with the sale to Buyer of any Purchased Asset serviced by Repo Servicer, Seller shall deliver to each Mortgagor, servicer and/or paying agent and/or similar Person with respect to each Purchased Asset or borrower under a Purchased Asset an irrevocable direction letter in the form of Exhibit XVI (the “Re-direction Letter”), instructing, as applicable, such Mortgagor, servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Depository Account. Contemporaneously with the sale to Buyer of any Purchased Asset serviced by a Primary Servicer, Seller shall deliver to the Custodian a Re-direction Letter, undated, and signed in blank by Seller, instructing, as applicable, each Mortgagor, Primary Servicer, other servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset directly into the Depository Account instead of into the Primary Servicing Account or any other account or to any other Person. If a Mortgagor, servicer or paying agent with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly into the Primary Servicing Account or Depository Account, as applicable pursuant to the requirements of Article 5(a), Seller shall, or shall cause such Affiliate to, (i) deliver an additional Re-direction Letter for such Purchased Asset to the applicable Mortgagor, Primary Servicer, other servicer, paying agent or similar Person with respect to the Purchased Asset and make other best efforts to cause such Mortgagor, servicer, paying agent or similar Person with respect to the Purchased Asset or borrower to forward such amounts directly to the Primary Servicing Account or Depository Account, as applicable pursuant to the requirements of Article 5(a), and (ii) deposit in the Depository Account any such amounts within one (1) Business Day of Seller’s (or its Affiliate’s) receipt thereof.
(ai)So long as no Event of Default shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:
(i)first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Repo Servicer for payment of the loan servicing fees payable monthly to the Repo Servicer plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Repo Servicing Agreement as in effect from time to time;
(ii)second, pro rata, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date;
(iii)third, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits); and
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(iv)fourth, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).
(aj)So long as no Event of Default shall have occurred and be continuing, any Principal Proceeds received by the Depository in respect of any Purchased Asset during each Collection Period (x) in respect of (A) any scheduled or unscheduled repayment or repurchase in full of a Purchased Asset or (B) any scheduled or unscheduled repayment in part of a Purchased Asset in an amount equal to or greater than $1,000,000, shall, in each case, be remitted by the Depository on the next Business Day following receipt in the Depository Account of such Principal Proceeds in accordance with the priorities set forth below and (y) in respect of any other Principal Proceeds not described in clause (x) of this Article 5(d), shall be remitted by the Depository on the related Remittance Date in accordance with the priorities set forth below:
(i)first, pro rata, to Buyer, an amount equal to (1) in the case of any repayment in part, but not in full, of a Purchased Asset that is not made in connection with any release of any of the Underlying Mortgaged Property or other collateral related to the related Purchased Asset, the product of (x) the amount of Principal Proceeds received with respect to such Purchased Asset and (y) the Advance Rate for such Purchased Asset and (2) in all other cases, unless otherwise expressly specified in the related Confirmation, 100% of such Principal Proceeds until the Repurchase Price of such Purchased Asset is reduced to zero;
(ii)second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits); and
(iii)third, to Seller, any remainder; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority third; and (y) the day that the related Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).
(ak)If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:
(i)first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Repo Servicer for payment of the loan servicing fees payable monthly to the Repo Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in
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each case, as required under the Repo Servicing Agreement as in effect from time to time;
(ii)second, pro rata, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day;
(iii)third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;
(iv)fourth, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for all such other Purchased Assets has been reduced to zero;
(v)fifth, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and
(vi)sixth, to the Seller, any remainder.

ARTICLE 6.
SECURITY INTEREST
(al)Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Repurchase Assets (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by Seller or Seller’s Affiliates to Buyer and any of Buyer’s Affiliates hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, including any obligations of Seller under any hedging transaction entered into and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Article 27 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset and hedging transaction serves as collateral for the Buyer under this Agreement and that Buyer has the right to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Repurchase Assets” (and, together with the Collateral (as defined below), the “Purchased Items”):
(i)the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;
(ii)any cash or Cash Equivalents delivered to Buyer in accordance with Article 4(a);
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(iii)the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;
(iv)Seller’s right under each hedging transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations;
(v)all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;
(vi)any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and
(vii)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
(am)Without limiting Article 6(a) hereto, to secure payment of the Repurchase Obligations, Seller hereby assigns, pledges and grants to Buyer a security interest in all of its right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, hereinafter referred to as the “Collateral”:
(i)the Depository Account and all monies from time to time on deposit in the Depository Account; and
(ii)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records and files relating to any and all of any of the foregoing.
(an)[Reserved].
(ao)Buyer’s security interest in the Purchased Items shall terminate only upon termination of Seller’s obligations under this Agreement and the other Transaction Documents, all hedging transactions and the documents delivered in connection herewith and therewith. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or Purchased Item shall not terminate until Seller has fully paid the related Repurchase Price. In connection with the security interests granted pursuant to this Agreement, Seller authorizes the filing of
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UCC financing statements describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.
(ap)Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the Primary Servicing Agreement, the Repo Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.
ARTICLE 7.
PAYMENT, TRANSFER AND CUSTODY
(aq)On the Purchase Date for each Transaction, (i) ownership of and title to the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction, (ii) in connection with the purchase by Buyer of any Purchased Asset relating to a Related Mezzanine Loan, Seller shall also convey, transfer and assign to Buyer, for no additional consideration from Buyer, each such Related Mezzanine Loan in form and substance satisfactory to Buyer, together with all other documents necessary or desirable to effect such collateral assignment, in each case as determined by Buyer and its counsel in their discretion, and (iii) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights. For the avoidance of doubt, the Purchase Price of each Related Mezzanine Loan shall be zero. Subject to this Agreement, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate each servicer of the Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.
(ar)(i) With respect to each Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Certificate in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable
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Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each document as specified in the Asset File (as defined in the Custodial Agreement, and collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.
(iii)With respect to each Future Funding Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee an updated Custodial Delivery Certificate that includes any additional copies or original documents delivered and/or executed in connection with any such Future Funding Transaction, as specified in the Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole discretion, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the Future Funding Date so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such date. Subject to Article 7(c), on or prior to that date of a Future Funding Transaction, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each additional document delivered and/or executed in connection with each such Future Funding Transaction, as specified in the Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.
(as)From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement (including without limitation in connection with a Future Funding Transaction), and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of participation interests and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to Participation Interests, Mezzanine Loans, or intercreditor or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased
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Assets, (vi) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement, (vii) request and receive progress reports, revised, amended or supplemented budgets, construction manager reports and any material notices or other documents with respect to any Construction Loans that Seller receives or is entitled to receive under the related Purchased Asset Documents and (viii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.
(at)Subject to clause (f) below, Buyer hereby grants to Seller a revocable option to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no Event of Default has occurred and is continuing. Such revocable option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset. Upon the occurrence and during the continuation of an Event of Default, and in each case subject to the provisions of the Purchased Asset Documents, the revocable option discussed above shall be deemed to automatically terminate and Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).
(au)Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery Certificate and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Custodian by facsimile or email on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or Participation Certificate in favor of Seller evidencing the making of the Purchased Asset, with Seller’s endorsement of such instrument to Buyer, (B) the mortgage, security agreement or similar item creating the security interest in the related collateral and the applicable assignment document executed in blank (unless otherwise instructed by Buyer), (C) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (D) evidence satisfactory to Buyer that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the Purchased Items for the Purchased Asset, (ii) deliver to Buyer and Custodian a Bailee Letter from an Acceptable Attorney, Title Company or other Person acceptable to Buyer on or prior to such Purchase Date and (iii) not later than the third (3rd)
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Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery Certificate and to the Custodian the entire Purchased Asset File.
(av)Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not, and shall not permit Repo Servicer, Primary Servicer or any other servicer or asset manager of any Purchased Asset to make any Significant Purchased Asset Decision, without the prior written consent of Buyer.
ARTICLE 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
(aw)Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items on terms and conditions that shall be in Buyer’s discretion, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof.
(ax)Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.
ARTICLE 9.
REPRESENTATIONS AND WARRANTIES
(ay)Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.
(az)In addition to the representations and warranties in Article 9(a) above, Seller represents and warrants to Buyer as of the Closing Date, and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer
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from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:
(i)Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.
(ii)Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(iii)Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.
(iv)Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (A) the organizational documents of Seller, (B) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (D) any applicable Requirement of Law, in the case of clauses (B) or (C) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.
(v)Litigation; Requirements of Law. As of the Closing Date and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or threatened against Seller, Member or Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller, Member or Guarantor that may result in any Material Adverse Effect. Seller, Member and Guarantor are each in compliance in all material respects with all Requirements of Law, and no Purchased Asset contravenes any Requirements of Law. None of Seller, Member or Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(vi)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.
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(vii)Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).
(viii)No Decline in Market Value; No Margin Deficit; No Defaults. Seller is not aware of any post-Transaction facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset to decline, except to the extent disclosed in a Requested Exceptions Report approved by Buyer. No Margin Deficit exists and no Default or Event of Default has occurred or exists under or with respect to the Transaction Documents. Seller has delivered to Buyer copies of all credit facilities, repurchase facilities and substantially similar facilities of Seller that are presently in effect, and no default or event of default (however defined) on the part of Seller exists thereunder. No default or event of default (however defined) on the part of Guarantor exists under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor is a party.
(ix)Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.
(x)Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.
(A)As of the Closing Date and each Purchase Date, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) liens to be released simultaneously with the sale to Buyer hereunder and (2) liens granted by Seller in favor of the counterparty to any hedging transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.
(B)The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.
(C)Upon receipt by the Custodian of each Mortgage Note, Mezzanine Note, or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note, Mezzanine Note, or Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.
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(D)Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.
(E)Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit XI attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.
(F)As of the Closing Date, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.
(G)As of the Closing Date, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the UCC) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent disclosed in a Requested Exceptions Report approved by Buyer, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.
(H)Each representation and warranty of Seller set forth in the Transaction Documents applicable to the Purchased Assets and the Purchased Asset Documents with respect to each Purchased Asset is true and correct. The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents.
(I)With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (b) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (c) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (d) the representations and warranties made by such Transferor to Seller or such Affiliate in any related Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. With respect to any Purchased Asset that was acquired and transferred pursuant to a Purchase Agreement, Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.
(J)Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents. Seller has no knowledge of any fact
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that could reasonably lead it to expect that any Purchased Asset will not be paid in full.
(K)The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.
(xi)Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the Closing Date is paying, its debts as they come due. Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.
(xii)No Conflicts or Consents. Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller, nor the consummation of any of the transactions by it herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).
(xiii)Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests).
(xiv)Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.
(xv)No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.
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(xvi)Federal Regulations. (A) None of Seller, any direct or indirect parent of Seller, Guarantor or any direct or indirect Subsidiary of Guarantor is required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, and (B) none of the provisions of this Agreement in any way violate any provision of the Investment Company Act, including but not limited to Section 18 thereof or any rules or regulations promulgated thereunder.
(xvii)Taxes. Seller is a disregarded entity for U.S. federal income tax purposes. Each of Seller and Guarantor has timely filed or caused to be filed all required federal and other material tax returns and has paid all U.S. federal and other material Taxes imposed on it and any of its assets by any Governmental Authority except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP. No Tax liens have been filed against any of Seller’s assets and no claims are being asserted in writing with respect to any such Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).
(xviii)Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.
(xix)Solvency. Neither the Transaction Documents nor any Transaction or Future Funding Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of Seller, Guarantor or an Affiliate of Seller or Guarantor. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any creditor of Seller, Guarantor or an Affiliate of Seller or Guarantor. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.
(xx)Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(xxi)Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a
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material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Transaction Documents and the Transactions shall be true, correct and complete in all material respects, or in the case of projections shall be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.
(xxii)Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.
(xxiii)Hedging Transactions. To the actual knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a hedging transaction, each such hedging transaction is in full force and effect in accordance with its terms and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.
(xxiv)[Reserved].
(xxv)Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the actual knowledge of Seller, as of each Purchase Date and the Closing Date and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.
(xxvi)No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(xxvii)AML Laws and Anti-Corruption Laws.
(a)Seller is in compliance, in all material respects, with AML Laws and Anti-Corruption Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.
(b)Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may
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reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with AML Laws and the Beneficial Ownership Regulation) and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxvi) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under AML Laws or Sanctions, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates that neither Seller, nor, to Seller’s actual knowledge, any of its Affiliates, is a Prohibited Person, and Seller is not acting on behalf of or for the benefit of any Prohibited Person. Seller agrees to promptly notify Buyer of any change in information affecting this representation and covenant.
(xxviii)Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets and (B) such incidental personal property related thereto.
(xxix)[Reserved].
(xxx)Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, Controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.
(xxxi)Sanctions. Seller warrants, represents and covenants that Seller shall maintain policies and procedures reasonably designed to promote and achieve compliance by Seller, and all of Seller’s Subsidiaries with Sanctions. Seller further warrants, represents and covenants that neither Seller nor any of its Affiliates are or will be a Prohibited Person. Seller covenants and agrees that none of Seller or any of its Affiliates involved in this transaction will knowingly (1) conduct any business, nor engage in any transaction or dealing, directly or indirectly, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that has the purpose of evading or avoiding any of Sanctions. Seller further covenants and agrees that (i) it shall not, directly or indirectly, use the proceeds of any transaction pursuant to the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (x) to fund any activities or business of or with any Prohibited Person, or (y) in any other manner that would result in a violation of any Sanctions by any party to this Agreement and (ii) none of the funds or the assets of Seller that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to Prohibited Persons or any Sanctioned Country. Seller further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that none of Seller or any of the its Affiliates is a Prohibited Person and none of Seller, or any of its Affiliates has knowingly engaged in any business transaction or dealings with a Prohibited Person in violation of
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Sanctions, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.
(xxxii)Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s location (within the meaning of Article 9 of the UCC) and address for notices is as specified on Annex I. Seller’s legal name is FBRED REIT JWH SELLER, LLC, a Delaware limited liability company. Seller’s sole jurisdiction of organization is, and at all times has been, Delaware. The location where Seller keeps its books and records (within the meaning of Article 9 of the UCC), including all computer tapes and records relating to the Purchased Items, is its notice address. Seller has not changed its name or location within the past twelve (12) months. Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change. Seller’s organizational identification number is 7696468 and its tax identification number is 99-3480205. The fiscal year of Seller is the calendar year.
(xxxiii)AML Laws. Seller either (1) is entirely exempt from or (2) has otherwise complied in all material respects with all applicable AML Laws, by (A) establishing an adequate anti-money laundering compliance program as required by the AML Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the AML Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the AML Laws.
(xxxiv)Ownership. Seller is and shall remain at all times a wholly owned direct or indirect Subsidiary of Guarantor.
(xxxv)Compliance with ERISA. (a) Neither Seller nor Guarantor has any employees as of the date of this Agreement; (b) each of Seller and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not hold any “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA and/or Section 4975 of the Code; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
(xxxvi)Hedging Transactions. (a) Seller has entered into all hedging transactions required hereunder, (b) each related agreement is in full force and effect, (c) no termination event, default or event of default (however defined) exists thereunder, and (d) Seller has effectively assigned to Buyer all Seller’s rights (but none of its obligations) under such agreements.
(xxxvii)Chief Executive Office; Jurisdiction of Organization. On the Closing Date, Seller’s chief executive office, is, and has been, located at 1 Madison Avenue, Suite 1600, New York, NY 10010. Seller shall provide Buyer with thirty (30) days’ advance notice of any change in Seller’s principal office or place of business or jurisdiction.
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(xxxviii)Servicing Agreements. Any Servicing Agreement related to a Purchased Asset, including without limitation, the Primary Servicing Agreement, may be terminated at will by Seller without payment of any penalty or fee.
(xxxix)Beneficial Ownership. To the best knowledge of Seller, the information included in the Beneficial Ownership Certification is true and correct in all respects.
ARTICLE 10.
NEGATIVE COVENANTS OF SELLER
On and as of the Closing Date and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:
(ba)take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;
(bb)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a Division of Seller, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Items (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Items (or any of them) with any Person other than Buyer;
(bc)amend, modify or waive in any material respect or terminate any provision of any Servicing Agreements to which it is a party, without the consent of Buyer in its sole and absolute discretion;
(bd)create, incur or permit to exist any lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the liens and security interest granted by Seller pursuant to Article 6 of this Agreement and the lien and security interest granted by Member under the Pledge Agreement;
(be)enter into any transaction of merger or consolidation or amalgamation, or Division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets without the consent of Buyer in its sole and absolute discretion;
(bf)consent or assent to any Significant Purchased Asset Decision of any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 7(f) and Article 27;
(bg)permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer in its sole and absolute discretion;
(bh)acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;
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(bi)use any part of the proceeds of any Transaction hereunder for any purpose that violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;
(bj)[Reserved];
(bk)take any action, cause, allow, or permit any of the Seller, any direct or indirect parent of Seller, Guarantor or any direct or indirect Subsidiary of Guarantor to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder; or
(bl)permit at any time following the 270th day after the Closing Date (or such later date as agreed to by Buyer in Buyer’s sole discretion), there to be less than three (3) similarly-sized Purchased Assets (the “Minimum Purchased Asset Requirement”).
ARTICLE 11.
AFFIRMATIVE COVENANTS OF SELLER
The following covenants shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists). On and as of the Closing Date, each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:
(bm)Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.
(bn)Seller shall provide Buyer with copies of such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.
(bo)Seller shall (1) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer), (2) to the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Articles 10(b) and (f)), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer all of its assets, and shall cause any owner of such Division LLC to pledge all of the Capital Stock and any rights in connection therewith of such Division LLC, to Buyer in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Member of all of Member’s right, title and interest in all of the Capital Stock of the Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement, and (3) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.
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(bp)Seller shall notify Buyer and the Depository of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event.
(bq)Seller shall cause the special servicer rating of the special servicer with respect to all mortgage loans underlying Purchased Assets to be no lower than “average” by S&P to the extent Seller controls or is entitled to control the selection of the special servicer. In the event the special servicer rating with respect to any Person acting as special servicer for any mortgage loans underlying Purchased Assets shall be below “average” by S&P, or if an Act of Insolvency occurs with respect to Seller or Guarantor, Buyer shall be entitled to transfer special servicing with respect to all Purchased Assets to an entity satisfactory to Buyer, to the extent Seller controls or is entitled to control the selection of the special servicer.
(br)Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets that may be requested by Buyer from time to time.
(bs)Seller will permit Buyer or its designated representatives (which may be Affiliates of Buyer) to inspect Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (unless a Default or Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.
(bt)Seller shall promptly notify Buyer of any change in the information provided in the Beneficial Ownership Certification delivered to Buyer that would result in a change to the list of beneficial owners identified therein.
(bu)If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.
(bv)At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller shall (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other
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instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.
(bw)Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:
(i)Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);
(ii) Within sixty (60) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);
(iii)Within one hundred twenty (120) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and
(iv)Upon Buyer’s request:
(A)copies of Seller’s and Guarantor’s Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period; and
(B)such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor in respect of a Purchased Asset as Buyer may reasonably request.
Notwithstanding anything to the contrary in Article 12, if Seller fails to deliver the complete Monthly Reporting Package described in clause (j)(i) above as a result of the failure of the related borrower to deliver any information for the related time period as required by the underlying loan documents, then Seller shall immediately repurchase the related Purchased Asset at the Repurchase Price; provided, however, that Seller shall have a period of ten (10) Business Days from the date of delivery of the incomplete Monthly Reporting Package to provide any missing information.
(bx)Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.
(by)Seller shall and shall cause Guarantor to at all times (i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof, (ii) comply with all contractual obligations, (iii) comply in all respects with all Requirements of Law (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and (iv) do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business
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(including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents that govern the Purchased Assets).
(bz)Seller shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(ca)Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay as and when due all costs, fees and expenses required to be paid by it under the Transaction Documents, including but not limited to the Structuring Fee, the Exit Fee, the Extension Fee and each Facility Increase Fee. Seller will continue to be a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Seller shall pay and discharge all Taxes on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, except for Liens created pursuant to the Transaction Documents and other than any Liens with respect to Taxes, such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or Taxes that are not yet due and payable.
(cb)Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Seller or Guarantor and of any change in Seller’s or Guarantor’s name or jurisdiction of organization not less than thirty (30) days prior to taking any such action. Seller shall not (A) change its organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from its location as of the Purchase Date or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days’ prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.
(cc)Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Purchased Items and the conduct and operation of its business.
(cd)Seller shall provide Buyer and its designee with reasonable access plus any such additional reports as Buyer may request. Upon reasonable notice (unless a Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss Seller’s business and affairs with its officers.
(ce)Seller shall enter into hedging transactions with respect to each Purchased Asset that accrues interest at a fixed rate to the extent necessary to hedge interest rate risk associated
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with the Purchase Price thereon. Seller shall take such actions as Buyer deems necessary to perfect the security interest granted in each hedging transaction, and shall assign to Buyer all of Seller’s rights (but none of the obligations) in, to and under each hedging transaction.
(cf)Seller shall not cause or permit any Change of Control without the prior written consent of Buyer in its sole and absolute discretion.
(cg)Seller shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided that, to the extent any servicer does not provide any such Servicing Tape, Seller shall prepare and provide to Buyer and the Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; provided, further, that regardless of whether Seller at any time delivers any such remittance report, Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance with this Article 11(u).
(ch)Seller’s organizational documents shall at all times include the following provisions: (a) at all times there shall be, and Seller shall cause there to be, at least one (1) Independent Director; (b) Seller shall not, without the unanimous written consent of its board of directors including the Independent Director, take any Material Action; (c) no Independent Director may be removed or replaced without Cause and unless Seller provides Buyer with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; and provided further, that any removal or replacement shall not be effective until the replacement Independent Director has accepted his or her appointment; (d) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Delaware Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Seller, including its creditors in acting or otherwise voting with respect to a Material Action; (e) except for duties to Seller as set forth in clause (d) above (including duties to its equity owners and its creditors solely to the extent of their respective economic interests in Seller but excluding (i) all other interests of the equity owners, (ii) the interests of other Affiliates of Seller, and (iii) the interests of any group of Affiliates of which Seller is a part), the Independent Director shall not have any fiduciary duties to any Person bound by its organizational documents; (f) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (g) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Act, an Independent Director shall not be liable to Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. No consent by Buyer shall be required for the removal of any Independent Director for Cause. “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in Seller’s organizational documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.
(ci)Seller has not and will not:
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(i)engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, and activities incidental thereto;
(ii)acquire or own any assets other than (A) the Purchased Assets, and (B) such incidental personal property related thereto;
(iii)merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as contemplated under the Transaction Documents) or change its legal structure;
(iv)(A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Buyer;
(v)own any subsidiary, or make any investment in, any Person;
(vi)commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;
(vii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the other Transaction Documents and unsecured trade debt in an unpaid amount less than $100,000;
(viii)fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Seller from such Affiliate and that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Seller’s assets, liabilities and net worth shall also be listed on Seller’s own separate balance sheet;
(ix)except for capital contributions or capital distributions permitted under the terms and conditions of Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person and not maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;
(xi)assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy
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the obligations of any other Person or enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;
(xii)make any loans or advances to any Person, or own any stock or securities of, any Person;
(xiii)fail to (A) file its own tax returns separate from those of any other Person, except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Requirements of Law, and (B) pay any taxes required to be paid under applicable law; provided, however, that Seller shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Seller;
(xiv)fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;
(xv)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;
(xvi)if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Seller, including, without limitation, the Independent Director, take any Material Action;
(xvii)fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;
(xviii)fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;
(xix)acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;
(xx)fail to maintain a sufficient number of employees, if any, in light of its contemplated business purposes;
(xxi)fail to maintain and use separate stationery, invoices and checks bearing its own name;
(xxii)have any of its obligations guaranteed by an Affiliate (other than pursuant to the Guarantee Agreement);
(xxiii)identify itself as a department or division of any other Person;
(xxiv)acquire obligations or securities of its members or any Affiliates; or
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(xxv)buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).
(cj)With respect to each Eligible Asset to be purchased hereunder, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.
(ck)Seller shall obtain estoppels and agreements reasonably acceptable to Buyer for each Purchased Asset that is subject to a ground lease.
(cl)Seller shall be solely responsible for the fees and expenses of the Custodian, Depository and each servicer (including, without limitation, the Primary Servicer and the Repo Servicer) of any or all of the Purchased Assets.
(cm)Seller shall notify Buyer in writing of any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guarantee Agreement.
(cn)With respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, Purchased Asset Documents and each and every Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the related Purchase Agreement, if applicable, and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) if applicable, all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under the related Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Seller shall not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any Purchased Asset to or in favor of any Person other than Buyer. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or Servicing Agreement. Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.
(co)Following the occurrence of an Event of Default or at any time that a Mortgagor is not required to remit Income to Primary Servicer or that Primary Servicer fails to remit Income to the Depository Account, Seller shall, and pursuant to Re-direction Letters shall cause the Mortgagors under the Purchased Assets and all other applicable Persons to, deposit all Income in respect of the Purchased Assets into the Depository Account on the day the related payments are due. Seller (a) shall, and shall cause Primary Servicer and Repo Servicer to, comply with and enforce each Re-direction Letter, (b) shall not amend, modify, waive, terminate or revoke any Re-direction Letter without Buyer’s consent, and (c) shall take all reasonable steps to enforce
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each Re-direction Letter. In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.
(cp)Seller shall promptly notify Buyer of the occurrence of any of the following of which Seller has knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:
(i)a breach of any representation contained herein;
(ii)any of the following: (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, any event that could reasonably be expected to cause a material change in the value or cash flow of the Underlying Mortgaged Property, including, without limitation, material loss or damage, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (B) with respect to Seller, a violation of any Requirement of Law or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;
(iii)the existence of any Default, Event of Default or material default under or related to a Purchased Asset;
(iv)the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset;
(v)the establishment of a rating by any Rating Agency applicable to Seller, Guarantor or any Affiliate of Guarantor that owns, directly or indirectly, any of the Capital Stock of Seller, and any downgrade in or withdrawal of such rating once established;
(vi)the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings before any Governmental Authority that (i) affects Seller or any of its direct or indirect parents or Guarantor or any of its direct or indirect Subsidiaries, a Purchased Asset or an Underlying Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.
(cq)If the aggregate outstanding Purchase Price of all Purchased Assets as of any date of determination exceeds the Maximum Facility Amount, Seller shall immediately pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount.
(cr)With respect to each Participation Interest or Mezzanine Loan for which the related Underlying Mortgage Loan is not primarily serviced by Repo Servicer or Primary Servicer pursuant to the Repo Servicing Agreement or a Primary Servicing Agreement that has
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been approved by Buyer, if the servicing agreement under which such Underlying Mortgage Loan is serviced is terminated, Seller shall (i) use commercially reasonable efforts, consistent with whatever rights Seller may have under the applicable underlying loan documents, to (x) cause a new servicer acceptable to Buyer in its sole discretion to be approved and a new servicing agreement to be entered into with respect to such Underlying Mortgage Loan in form and substance acceptable to Buyer in its sole discretion and (y) cause the new servicer thereunder to sign and deliver a Servicer Notice in form and substance acceptable to Buyer and (ii) if such new servicer shall not have been appointed or such servicing agreement or Servicer Notice shall not have been delivered to Buyer, in each case, as required by the preceding clause (i) within sixty (60) days following the termination of the prior servicing agreement, Seller shall repurchase the related Purchased Asset on or prior to the sixtieth (60th) day following such termination of the prior servicing agreement; provided, that if Buyer determines in its sole discretion, that Seller is diligently and continuously making commercially reasonable efforts to satisfy the requirements set forth in clause (i) of this paragraph but is not able to do so on a timely basis, Seller shall have an additional period of time, not to exceed thirty (30) additional days, to satisfy such requirements; provided, further, that if (a) Buyer determines in its sole discretion that Seller has ceased to diligently and continuously make such commercially reasonable efforts to satisfy clause (i) of this paragraph or (b) Seller fails to satisfy the requirements of clause (i) of this paragraph within the additional period of time permitted by this proviso, Seller shall immediately repurchase the Purchased Assets.
(cs)Seller shall promptly notify Buyer of any change in the information provided in the Beneficial Ownership Certification delivered to Buyer that would result in a change to the list of beneficial owners identified therein.
ARTICLE 12.
EVENTS OF DEFAULT; REMEDIES
(ct)Each of the following events shall constitute an “Event of Default” under this Agreement:
(i)Seller shall fail to repurchase (A) Purchased Assets (including, if applicable, any Future Funding Amounts related to a Future Funding Transaction) upon the applicable Repurchase Date or (B) a Purchased Asset that is no longer an Eligible Asset in accordance with Article 12(c);
(ii)Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made); provided that such failure shall not be an Event of Default by Seller if sufficient Income, including Principal Proceeds which would otherwise be remitted to Seller pursuant to Article 5 of this Agreement, is on deposit in the Depository Account, the Depository fails to remit such funds to Buyer when due and payable, and such failure is cured within three (3) Business Days;
(iii)Seller shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;
(iv)Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by
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acceleration or otherwise under the terms of this Agreement or the terms of the Pledge Agreement, or the Guarantee Agreement or any other Transaction Document, which failure is not remedied within three (3) Business Days of notice thereof;
(v)Seller shall default in the observance or performance of its obligation in Article 7(e) hereof or any agreement contained in Article 10 of this Agreement and, such default shall not be cured within the earlier of (A) five (5) Business Days after notice by Buyer to Seller thereof or (B) actual knowledge on the part of Seller of such breach or failure to perform;
(vi)an Act of Insolvency occurs with respect to Seller or any of its direct or indirect parents or Guarantor or any of its direct or indirect Subsidiaries;
(vii)a Change of Control occurs;
(viii)Seller, Member or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its obligations hereunder;
(ix)the Custodial Agreement, the Pledge Agreement, the Guarantee Agreement, the Fee Letter, any Re-direction Letter, any Servicer Notice or any other Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller, Member or Guarantor;
(x)Seller or Guarantor shall be in default under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller, or $15,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000 with respect to Seller, or $15,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000, with respect to Seller, or $15,000,000, with respect to Guarantor;
(xi)Seller, Member or Guarantor or any of their present or future Affiliates shall be in default under any Indebtedness of Seller, Member or Guarantor or any of their present or future Affiliates, as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;
(xii)(A) Seller, Guarantor or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller, Guarantor or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or
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appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller, Guarantor or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;
(xiii)either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets;
(xiv)an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however defined therein, occurs under any hedging transaction on the part of Seller;
(xv)any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Buyer and that is not cured by Seller, within fifteen (15) Business Days after knowledge by Seller or Guarantor of such action or notice thereof from Buyer to Seller;
(xvi)any condition shall exist that constitutes a Material Adverse Effect in Buyer’s sole discretion exercised in good faith and that is not cured by Seller, within fifteen (15) Business Days after knowledge by Seller or Guarantor of such action or notice thereof from Buyer to Seller;
(xvii)any representation (other than the representations and warranties of Seller set forth in Exhibit VI and Article 9(b)(x)(D), which shall be used solely by Buyer to determine the Market Value of the affected Purchased Asset) made by Seller to Buyer shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated;
(xviii)a final non-appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $250,000 or (b) rendered against Guarantor in an amount greater than $15,000,000, and such judgment against Guarantor remains undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;
(xix)if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this Article 12(a), and such breach or failure to perform is not remedied within the earlier of three (3) days after (A) delivery of notice thereof to Seller by Buyer, or (B) actual knowledge on the part of Seller of such breach or failure to perform; provided that, if Buyer determines, in its sole discretion, that any such breach is capable of being cured and Seller is diligently and continuously pursuing such a cure in good faith but is
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not able to do so on a timely basis, Seller shall have an additional period of time, not to exceed thirty (30) additional days, within which to complete such cure;
(xx)the Guarantee Agreement or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Guarantor or Seller;
(xxi)(A) the breach by Guarantor of any term or condition set forth in the Guarantee Agreement, or (B) the breach by Guarantor of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or in any certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof, or (C) any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished;
(xxii)the breach by Repo Servicer of any term or condition set forth in the Repo Servicing Agreement beyond any applicable grace and/or cure periods; provided that no Event of Default under this clause (xxii) shall occur if (a) such breach is cured within (i) in the case of any monetary breach by Repo Servicer, two (2) Business Days thereafter, and (ii) in the case of any other breach by Repo Servicer, thirty (30) days thereafter, and (b) the Repo Servicer is removed and replaced with a replacement Repo Servicer satisfactory to Buyer in its sole discretion within thirty (30) days of the date of such breach;
(xxiii)notwithstanding any other provision of this Article 12(a), if Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent;
(xxiv)Seller or any of its direct or indirect parents or Guarantor or any of its direct or indirect Subsidiaries is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Transaction Documents shall require registration of Seller or any of its direct or indirect parents or Guarantor or any of its direct or indirect Subsidiaries as an “investment company”;
(xxv)a breach by Seller of the Minimum Purchased Asset Requirement (unless waived by Buyer in its sole discretion following written request of Seller);
(xxvi)Seller or any servicer fails to deposit all Income and other amounts as required by the provisions of this Agreement within one (1) Business Day of when due; and
(xxvii)Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets.
(cu)After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing, Buyer may exercise any or all rights or remedies it may have under the
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Transaction Documents or that may otherwise be available under applicable law, including, without limitation of the foregoing, the following rights and remedies:
(i)At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:
(A)Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and
(B)to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement); and
(C)the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.
(iii)Upon the occurrence of an Event of Default with respect to Seller, Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default (including, but not limited to, costs of cover and/or hedging transactions, if any), (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.
(iv)The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a
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commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.
(v)Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for (A) the amount (including in connection with the enforcement of this Agreement) of all actual, out-of-pocket losses, costs and expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller and (B) all costs incurred by Buyer in connection with hedging transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement.
(vi)Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.
(vii)Subject to the notice and cure periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.
(viii)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(ix)In addition to the rights of Buyer pursuant to clause (b)(i) through (viii) above, Seller agrees that Buyer shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Purchased Asset sold by Buyer pursuant to this Agreement. Buyer, may, in its sole discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers. Without in any way limiting Buyer’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, Seller hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale and hereby irrevocably waives any right to contest any such sale:
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(A)Buyer conducts the foreclosure sale in the State of New York;
(B)The foreclosure sale is conducted in accordance with the laws of the State of New York;
(C)Immediately following delivery of a notice of foreclosure sale, Seller shall cooperate in all reasonable manners to provide Buyer and its representatives with full access to and all relevant financial information relating to the Purchased Assets;
(D)The foreclosure sale is conducted by an auctioneer licensed in the State of New York and is conducted in front of the New York Supreme Court located in New York City or such other New York State Court having jurisdiction over the Purchased Assets on any Business Day between the hours of 9 a.m. and 5 p.m. (New York time); and
(E)The notice of the date, time and location of the foreclosure sale is published in The New York Times or The Wall Street Journal (or such other newspaper widely circulated in New York, New York if such newspapers are no longer published) for seven (7) consecutive days prior to the date of the foreclosure sale; and Buyer sends notification of the foreclosure sale to Seller and all secured parties identified as a result of a search of the UCC financings statements in the filing offices located in the State of Delaware conducted not later than twenty (20) days and not earlier than thirty (30) days before such notification date.
(cv)If at any time Buyer determines that any Purchased Asset is not an Eligible Asset, the related Transaction shall terminate and Seller shall repurchase such Purchased Asset. No later than three (3) Business Days after receiving notice or Seller becoming otherwise aware that such Purchased Asset is not an Eligible Asset, Seller shall repurchase the affected Purchased Asset and Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer.
ARTICLE 13.
SINGLE AGREEMENT
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction (including any related Future Funding Transaction) hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
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ARTICLE 14.
RECORDING OF COMMUNICATIONS
EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.
ARTICLE 15.
NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 15. A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive any deficiencies and treat the notice as having been properly given.
ARTICLE 16.
ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
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ARTICLE 17.
NON-ASSIGNABILITY
(cw)Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may, without consent of Seller but at Buyer’s sole cost and expense, sell participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time and at Buyer’s sole cost and expense, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement except that, prior to an Event of Default, no such Transferee shall be a Prohibited Transferee. Seller agrees to, and to cause Guarantor to, cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale; provided that, any such amendments, supplements or modifications will not increase Seller’s obligations hereunder or adversely affect Seller’s rights hereunder. Seller agrees that each Participant shall be entitled to the benefits of Article 3(j), Article 3(k), and Articles 3(p) through (u) (subject to the requirements and limitations therein, including the requirements under Article 3(t) (it being understood that the documentation required under Article 3(t) shall be delivered to the participating Buyer)) to the same extent as if it were an Assignee and had acquired its interest by assignment pursuant to this Article 17(a); provided that, such Participant (A) agrees to be subject to the provisions of Article 3(w) as if it were an Assignee under this Article 17(a), and (B) shall not be entitled to receive any greater payment under Article 3(k), Article 3(p), or Article 3(s), with respect to any participation, than its participating Buyer, as applicable, would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the Participant acquired the applicable participation. Each Buyer that sells a participation agrees, at Seller’s request and expense, to use reasonable efforts to cooperate with Seller to effectuate the provisions of Article 3(w) with respect to the applicable Participant.
(cx)Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items, all on terms that Buyer may determine in its sole discretion and at Buyer’s sole cost and expense; provided, however, that Buyer shall transfer the Purchased Assets and related Purchased Items to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.
(cy)Buyer, acting for this purpose as an agent of Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Buyer, and the percentage of the rights and obligations under this Agreement owing to, Buyer and each Transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, Buyer, and each Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or Transferee, as
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applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the Register regarding Participants (including the identity of any Participant or any information relating to a Participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). No sale, assignment, transfer or participation pursuant to this Article 17 shall be effective until reflected in the Register.
ARTICLE 18.
GOVERNING LAW
THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.
ARTICLE 19.
NO WAIVERS, ETC.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.
ARTICLE 20.
USE OF EMPLOYEE PLAN ASSETS
(cz)If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.
(da)Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
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(db)By entering into a Transaction or a related Future Funding Transaction, pursuant to this Article 20, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.
ARTICLE 21.
INTENT
(dc)The parties intend and recognize that each Transaction (including any Future Funding Transaction) is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction and/or Future Funding Transaction or the term of such Transaction and/or Future Funding Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction and/or Future Funding Transaction would render such definition inapplicable). The parties intend (a) for each Transaction (including any Future Funding Transaction) to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Article 12 (with respect to Buyer) and Seller’s option to declare an early Repurchase Date upon the occurrence of an Act of Insolvency with respect to Buyer (which shall not be an Early Repurchase Date for purposes of Article 3(f) of this Agreement), and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362 (b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.
(dd)It is understood that (i) either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions and/or Future Funding Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof and (ii) Seller’s option to declare an early Repurchase Date upon the occurrence of an Act of Insolvency with respect to Buyer (which shall not be an Early Repurchase Date for purposes of Article 3(f) of this Agreement) is, in each case, a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions (including any related Future Funding Transactions) as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions and Future Funding Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.
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(de)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction and Future Funding Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(df)Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction or Future Funding Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) each party as a “repo participant”, “financial institution” or “financial participant” within the meaning of the Bankruptcy Code except insofar as the type of Asset subject to the Transactions and/or Future Funding Transactions or, in the case of a “repurchase agreement,” the term of the Transactions and/or Future Funding Transactions, would render such definition inapplicable.
(dg)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction and Future Funding Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(dh)It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.
(di)It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction and Future Funding Transaction constitute a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer shall treat the Transactions and Future Funding Transactions as described in the preceding sentence (including on any and all filings with any U.S. Federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).
ARTICLE 22.
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(dj)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(dk)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
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(dl)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
(dm)In the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.
ARTICLE 23.
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
(dn)Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(do)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(dp)The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.
(dq)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
ARTICLE 24.
NO RELIANCE
Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:
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(dr)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;
(ds)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;
(dt)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(du)It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and
(dv)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.
ARTICLE 25.
INDEMNITY
Seller hereby agrees to indemnify Buyer, each Assignee, Buyer’s designee, Buyer’s Affiliates, each Assignee’s Affiliates and each of Buyer’s, such Assignee’s and any such designee’s or Affiliate’s respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual, out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets or Purchased Items or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Buyer), fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act. In any suit, proceeding or action brought by any
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Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all actual, out-of-pocket expense (including attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Transaction Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason)) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the fees and disbursements of its counsel. Seller hereby acknowledges that the obligations of Seller hereunder are a recourse obligation of Seller. This Article 25 shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs or expenses arising from any non-Tax claim.
ARTICLE 26.
DUE DILIGENCE
Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer, Repo Servicer, any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Seller to Buyer within ten (10) days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such
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Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.
ARTICLE 27.
SERVICING
(dw)Each servicer of any Purchased Asset (including the Repo Servicer and the Primary Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns. Seller shall cause each such servicer (including, without limitation, the Repo Servicer and the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices and pursuant to this Agreement and any related Servicer Notice; provided that, without prior written consent of Buyer in its sole discretion as required by Articles 7(d) and (f), no servicer (including the Repo Servicer and the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Articles 7(d) and (f).
(dx)Seller agrees that Buyer is the owner of all Servicing Rights and servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement, the Repo Servicing Agreement or any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing and/or subservicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Assets and all Servicing Rights and Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Article 27 and any other obligation of Seller to Buyer. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.
(dy)Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Primary Servicer, Repo Servicer or any other servicer or sub-servicer of the Purchased Assets (including, without limitation, Seller, in its capacity as servicer of the Purchased Assets), with or without cause, in each case without payment of any termination fee.
(dz)Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement or Repo Servicer pursuant to the Repo Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by a sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers other than the Repo Servicer (including, without limitation, the Primary Servicer) and sub-servicers engaged by Seller to execute the Servicer Notice with Buyer acknowledging Buyer’s ownership of the Purchased Assets and Servicing Rights and Buyer’s security interest and agreeing that each servicer and/or sub servicer shall immediately transfer all Income and other amounts with respect to the Purchased Assets to Buyer in accordance with the applicable Servicing Agreement and/or Servicer Notice and this Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including the Repo Servicer and Primary Servicer) or
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sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer. Seller shall cause each Servicing Agreement (including the Repo Servicing Agreement) to be consistent with the terms of this Agreement and each Servicer (including the Repo Servicer) to comply with such terms.
(ea)The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.
(eb)For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Buyer.
(ec)Seller shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided, that to the extent any servicer does not provide any such Servicing Tape, Seller shall prepare and provide to Buyer and Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; and provided, further, that regardless of whether Seller at any time delivers any such remittance report, Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance herewith.
ARTICLE 28.
MISCELLANEOUS
(ed)Seller hereby acknowledges and agrees that Buyer may either securitize or participate, syndicate or otherwise sell interests in the Transactions, any Transaction and/or any portion thereof (any such transaction, a “Secondary Market Transaction”). To the extent Buyer desires to implement any Secondary Market Transaction, Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense (including, without limitation, Buyer’s attorneys’ fees and costs and Seller’s reasonable attorneys’ fees and costs), to plan, structure, negotiate, implement and execute such Secondary Market Transaction; provided that such Secondary Market Transaction has no adverse tax consequence on Seller or its direct or indirect owners. Seller hereby further acknowledges and agrees that (i) Buyer reserves the right to convert any Transaction or Transactions (or any portion thereof) at any time (including in connection with a Secondary Market Transaction) to components, pari passu financing or subordinate financing, including one or more tranches of preferred equity, subordinate debt, multiple notes, or participation interests, each subordinate to such loan (“Subordinate Financing”, and the senior portion of any such Subordinate Financing, the “Senior Tranche”), and (ii) any such Subordinate Financing shall have individual coupon rates that, when blended with the Senior Tranche in the aggregate, shall equal at all times the Price Differential. Seller acknowledges and agrees that the terms of any such Subordinate Financing will provide that a default under the Senior Tranche shall be a default under the respective Subordinate Financing. Seller consents to disclosure by Buyer or any of its Affiliates of the Purchased Assets, collateral therefor and Seller’s and its Affiliates’ and/or principals’ operating and financial statements in connection with the servicing of any Purchased Assets and any Secondary Market Transaction.
(ee)All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.
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(ef)This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
(eg)The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.
(eh)Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual, out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.
(ei)In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the Control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller thereof under the Transaction Documents or any other agreement, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them,
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shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents or any other agreement, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.
(ej)All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, (g) to any actual or prospective Participant or Assignee that agree to comply with this Article 28(g) or terms substantially similar to this Article 28(g); provided, that, except with respect to the disclosures by Buyer under this Article 28(g), no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure, and (h) to any actual or prospective investors or limited partners that agree to comply with this Article 28(g) or terms substantially similar to those set forth in this Article 28(g).
(ek)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(el)This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(em)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(en)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction
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that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(eo)The following rules set forth in this paragraph apply to this Agreement unless the context requires otherwise. Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer under the Transaction Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Transaction Documents are the result of negotiations between the parties hereto, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both parties. No rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves. Except where otherwise expressly stated, Buyer may give
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or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference herein or in any other Transaction Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.
(ep)Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.
(eq)This Agreement may not be assigned by Seller without the prior written consent of Buyer.
(er)All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (g) to any actual or prospective Participant or Assignee that agrees to comply with this Article 28(o); provided, that, except with respect to the disclosures by Buyer under this Article 28(o), no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.
ARTICLE 29.
RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

(es)In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Transaction Documents, and any interest and obligation in or under this Agreement and/or the other Transaction Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
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(et)In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Transaction Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents were governed by the laws of the United States or a state of the United States.

[REMAINDER OF PAGE LEFT BLANK]
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.
BUYER:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association
By:
Name: Thomas N. Cassino
Title: Managing Director

JPM – FBRED REIT - Signature Page to Master Repurchase Agreement

SELLER:
FBRED REIT JWH SELLER, LLC a Delaware limited liability company
By:
Name: Jacob Breinholt
    Title: Authorized Signatory

JPM – FBRED REIT - Signature Page to Master Repurchase Agreement

ANNEXES, EXHIBITS AND SCHEDULES
ANNEX I        Names and Addresses for Communications between Parties
EXHIBIT I        Form of Confirmation
EXHIBIT II        Authorized Representatives of Seller
EXHIBIT III-A    Monthly Reporting Package
EXHIBIT III-B    Quarterly Reporting Package
EXHIBIT III-C    Annual Reporting Package
EXHIBIT IV        Form of Custodial Delivery Certificate
EXHIBIT V        Form of Power of Attorney
EXHIBIT VI        Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII        Asset Information
EXHIBIT VIII        Purchase Procedures
EXHIBIT IX        Form of Bailee Letter
EXHIBIT X        Form of Margin Deficit Notice
EXHIBIT XI        UCC Filing Jurisdictions
EXHIBIT XII        Tax Compliance Certificates
EXHIBIT XIII        Form of Servicer Notice
EXHIBIT XIV    Form of Release Letter
EXHIBIT XV        Covenant Compliance Certificate
EXHIBIT XVI    Form of Re-direction Letter
EXHIBIT XVII    [Reserved]
EXHIBIT XVIII    Form of Future Funding Confirmation
EXHIBIT XIX     Future Funding Advance Procedures

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ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Buyer:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Ms. Gisella Leonardis
Telephone:    (201) 273-5145
Telecopy:    (973) 206-6065
With copies to:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Thomas Nicholas Cassino
Telephone:    (212) 834-5158
Telecopy:    (212) 834-6029
and

Cadwalader Wickersham & Taft LLP
650 South Tryon Street
Charlotte, North Carolina 28202
Attention:    Aaron J. Benjamin
Telephone:    (704) 348-5384
Telecopy:    (704) 348-5200
Seller:

FBRED REIT JWH SELLER, LLC
c/o Benefit Street Partners, a Franklin Templeton Company
1 Madison Avenue, Suite 1600
New York, NY 10010
Email: m.goodman@benefitstreetpartners.com;
crelegal@benefitstreetpartners.com

With copies to:

Nelson Mullins Riley & Scarborough LLP
One Financial Center, Suite 3500
Boston, MA 02111
Attention:     Jim Bartling, Esq.
Telephone:     (617) 217-4692
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Email: jim.bartling@benefitstreetpartners.com
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EXHIBIT I
CONFIRMATION STATEMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
Ladies and Gentlemen:
Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which JPMorgan Chase Bank, National Association shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”) on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	[____] [__], 20[_]
Purchased Assets:	[Name]: As identified on attached Schedule 1
Aggregate Principal Amount of Purchased Assets:	$[____]
Repurchase Date:
Purchase Price:	$[____]
Market Value: Change in Purchase Price[1]	$[____] $[____]
Future Funding Obligations	$[____]
Future Funding Amount requested of Buyer, if any (subject to Buyer’s approval in its sole discretion at the time of any such request by Seller):
Pricing Rate:
Existing Mezzanine Debt:
SOFR Floor/Alternate Rate Floor
$[____] one month [Term SOFR/Alternate Rate] plus ______% [Yes/No] [__]%
Advance Rate:
Existing Mezzanine Debt:	[Yes/No]
Governing Agreements:	As identified on attached Schedule 1
Requested Wire Amount:
1 As of the Purchase Date only.
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Requested Fund Date:
Type of Funding:	[Table/Non-table]
Wiring Instructions:
Primary Servicer: Name and address for communications:[2]	Buyer:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Ms. Gisella Leonardis Telephone: (201) 273-5145 Telecopy: (973) 206-6065

2 Identify servicer performing loan-level servicing.
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With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179
	Attention:	Thomas Nicholas Cassino
	Telephone:	(212) 834-5158
	Telecopy:	(212) 834-6029
Seller:	FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
c/o Benefit Street Partners, a Franklin Templeton Company 1 Madison Avenue, Suite 1600 New York, NY 10010 Email: m.goodman@benefitstreetpartners.com; crelegal@benefitstreetpartners.com
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

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Schedule 1 to Confirmation Statement

Purchased Assets:
Aggregate Principal Amount:
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Schedule 2 to Confirmation Statement

[Additional representations and warranties for Construction Loans]

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EXHIBIT II
AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature
Jerome Baglien
Micah Goodman
Jacob Breinholt
Allan Chorny

JPM – FBRED REIT – Exhibit II of Master Repurchase Agreement (Authorized Representatives of Seller)

EXHIBIT III-A
MONTHLY REPORTING PACKAGE
•The Monthly Reporting Package shall include, inter alia, the following:
•Any and all financial statements, rent rolls or other material information received from the borrowers related to each Purchased Asset as required under the Purchased Asset Documents for each such Purchased Asset. To the extent that Seller fails, after diligent efforts, to obtain on a monthly basis such financial statements, rent rolls and other material information from the borrowers, Seller shall provide such information to Buyer on a quarterly basis.
•A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.
•A listing of all Purchased Assets reflecting the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset.
•A listing of any existing Defaults.
•Trustee remittance reports.
•All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.
•With respect to Construction Loans:
•Any draw request, together with all supporting documentation.
•Any updated construction or inspection reports.
•A current budget, the remaining budget to complete the project and the unfunded principal amount of the loan, along with any other information necessary or desirable in order to determine whether the Construction Loan is “in balance”.

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EXHIBIT III-B
QUARTERLY REPORTING PACKAGE
•The Quarterly Reporting Package shall include, inter alia, the following:
•Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by a Covenant Compliance Certificate.
•A certificate substantially in the form attached hereto as Exhibit XV to this Agreement (the “Covenant Compliance Certificate”), from a Responsible Officer of Seller.

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EXHIBIT III-C
ANNUAL REPORTING PACKAGE
•The Annual Reporting Package shall include, inter alia, the following:
•Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such year and statement of net assets as of the end of such year accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them.
•

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EXHIBIT IV
FORM OF CUSTODIAL DELIVERY CERTIFICATE
On this [___] of [____], 20[_], FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”) under that certain Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Repurchase Agreement”) between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and Seller, does hereby deliver to Computershare Trust Company, N.A. (“Custodian”), as custodian under that certain Custodial Agreement, dated as of March 18, 2025 (the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.
With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Article II of the Custodial Agreement.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.
IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:
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Purchased Asset Schedule to Custodial Delivery

Purchased Assets
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EXHIBIT V
FORM OF POWER OF ATTORNEY
Know All Men by These Presents, that FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”), does hereby appoint JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, Mezzanine Notes, Participation Certificates and assignments of Participation Interests and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.
THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this [__] day of [_], 20[_].

[SIGNATURES ON THE FOLLOWING PAGE]
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FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:

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EXHIBIT VI
REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
SENIOR MORTGAGE LOAN
(OTHER THAN A PARTICIPATION INTEREST)
1.As applicable, each Purchased Asset is either a whole loan and not a participation interest in a whole loan or an A-note interest in a whole loan. The sale of the Purchased Assets to Buyer or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained. It being understood that B-notes secured by the same Mortgage as a Senior Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Underlying Mortgaged Property.
2.No Purchased Asset is 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period) and no Purchased Asset has been 30 days or more (without giving effect to any applicable grace period in the related Mortgage Note) past due.
3.Except with respect to the ARD Loans, which provide that the rate at which interest accrues thereon increases after the Anticipated Repayment Date, the Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) are fixed rate mortgage loans or floating rate mortgage loans with terms to maturity, at origination or as of the most recent modification, as set forth in the Purchased Asset Schedule.
4.The information pertaining to each Purchased Asset set forth on the Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Purchased Asset Decision occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.
5.At the time of the assignment of the Purchased Assets to Buyer, Seller had good and marketable title to and was the sole owner and holder of, each Purchased Asset, free and clear of any pledge, lien, encumbrance or security interest and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of the Purchased Assets to Buyer free and clear of any pledge, lien, charge, encumbrance, participation or security interest, any other ownership interests and other interests on, in or to such Senior Mortgage Loan. Seller has full right and authority to sell, assign and transfer each Senior Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Senior Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Senior Mortgage Loan subject to the rights and obligations of Seller pursuant to the Agreement.
6.To the extent required under applicable law, Seller is authorized to transact and do business in the jurisdiction in which each Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Senior Mortgage Loan.
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7.In respect of each Purchased Asset, (A) the related Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (B) the Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.
8.Each Purchased Asset is secured by (or in the case of a Participation Interest or Mezzanine Loan, the Underlying Mortgage Loan is secured by) a Mortgage that establishes and creates a valid and subsisting first priority lien on the Underlying Mortgaged Property, free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Encumbrances. Such Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the Underlying Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC financing statement under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Underlying Mortgaged Property and other collateral securing such Purchased Asset, subject only to Permitted Encumbrances. Each UCC financing statement, if any, filed with respect to personal property constituting a part of the Underlying Mortgaged Property and each UCC financing statement assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. There exists with respect to such Underlying Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the Underlying Mortgaged Property subject only to Permitted Encumbrances. No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases. The related Mortgage or such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Mortgage to enter into possession of the Underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents. As of the origination date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). As of the Purchase Date, to Seller’s knowledge, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal in priority to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). No (a) Underlying Mortgaged Property secures any mortgage loan not represented on the Purchased Asset Schedule, (b) Purchased Asset is cross-defaulted with any other mortgage loan, other than a mortgage loan listed on the Purchased Asset Schedule, or (c) Purchased Asset is secured by property that is not an Underlying Mortgaged Property.
9.The Purchased Asset Documents for each Senior Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Seller against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such
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property for which a UCC financing statement has been filed in the appropriate filing office.
10.The related Mortgagor under each Purchased Asset has good and indefeasible fee simple or, with respect to those Purchased Assets described in clause (31) hereof, leasehold title to the Underlying Mortgaged Property comprising real estate subject to any Permitted Encumbrances.
11.Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the Underlying Mortgaged Property is located, covering the portion of each Underlying Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in such Underlying Mortgaged Property comprised of real estate subject only to Permitted Encumbrances. Such Title Policy was issued in connection with the origination of the related Purchased Asset. No claims have been made under such Title Policy. Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no actual knowledge of any other circumstance that would, impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (i) that the Underlying Mortgaged Property shown on the Survey is the same as the property legally described in the Mortgage, and (i) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.
12.The related Assignment of Mortgage and the related assignment of the assignment of leases and rents executed in connection with each Mortgage, if any, have been recorded in the applicable jurisdiction (or, if not recorded, have been submitted for recording or are in recordable form) and constitute the legal, valid and binding assignment of such Mortgage and the related assignment of leases and rents from Seller to Buyer. The endorsement of the related Mortgage Note by Seller constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents, legally and validly conveys all right, title and interest in such Purchased Asset and (except in the case of an A-note or a Participation Interest) the Purchased Asset Documents to Buyer.
13.The Purchased Asset Documents for each Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, the Underlying Mortgage Loan) provide that such Purchased Asset (or Underlying Mortgage Loan) is non-recourse except that the related Mortgagor and guarantor that has assets other than equity in the Underlying
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Mortgaged Property that are not de minimis and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from at least the following acts of the related Mortgagor and/or its principals: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the Underlying Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Underlying Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.
14.The Purchased Asset Documents for each Purchased Asset contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
15.Each of the related Mortgage Notes and Mortgages are the legal, valid and binding obligations of the related Mortgagor named on the Purchased Asset Schedule and each of the other related Purchased Asset Documents is the legal, valid and binding obligation of the parties thereto (subject to any non-recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by anti deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.
16.The terms of the Purchased Assets or the related Purchased Asset Documents, (including, in the case of a Participation Interest or Mezzanine Loan, the documents evidencing the Underlying Mortgage Loan) have not been altered, impaired, modified or waived in any material respect, except prior to the Purchase Date by written instrument duly submitted
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for recordation, to the extent required, and as specifically set forth by a document in the related Purchased Asset File delivered to Buyer prior to the Purchase Date.
17.With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the full or partial release of the Underlying Mortgaged Property or related security for such Purchased Asset following payment of such Purchased Asset in full. The material terms of such Mortgage and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect.
18.No Purchased Asset has been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.
19.Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, including, without limitation, any valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Senior Mortgage Loan, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto. None of the Purchased Asset Documents provides for a release of a portion of the Underlying Mortgaged Property from the lien of the Mortgage except upon payment or defeasance in full of all obligations under the Mortgage, provided that, notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 115% of the allocated loan amount, or (b) in the event the portion of the Underlying Mortgaged Property being released was not given any material value in connection with the underwriting or appraisal of the related Purchased Asset.
20.There is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related
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Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.
21.Other than as may have been set forth in a Requested Exceptions Report accepted by Buyer, the principal amount of the Purchased Asset stated on the Purchased Asset Schedule has been fully disbursed as of the Purchase Date (except for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Purchased Asset Documents) and, other than as may have been set forth in a Requested Exceptions Report accepted by Buyer, there are no future advances required to be made by the mortgagee under any of the related Purchased Asset Documents. Any requirements under the related Purchased Asset Documents regarding the completion of any on-site or off-site improvements and to disbursements of any escrow funds therefor have been or are being complied with or such escrow funds are still being held. The value of the Underlying Mortgaged Property relative to the value reflected in the most recent Appraisal thereof is not materially impaired by any improvements that have not been completed. Seller has not, nor, have any of its agents or predecessors in interest with respect to the Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of the Purchased Asset.
22.Other than as may have been set forth in a Requested Exceptions Report accepted by Buyer, no Purchased Asset has capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or, except for ARD Loans, negative amortization accrues or is due thereon.
23.Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Purchased Asset or a unilateral option (as defined in Treasury Regulations under Article 1001 of the Code) in the Purchased Asset exercisable during the term of the mortgage loan, (i) the Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Purchased Asset’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.
24.Each Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the Underlying Mortgaged Property shall (and each
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Purchased Asset identified in the Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the Underlying Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of the Purchased Asset and to which the holder of the Purchased Asset has a first perfected security interest; provided however, with respect to each ARD Loan that is secured by a multi-family property with a hard lockbox, or with respect to each ARD Loan that is secured by a multi-family property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date, tenants either pay rents to a lockbox controlled by the holder of the mortgage loan or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of the Purchased Asset.
25.The servicing and collection practices used by Seller and each originator in respect of each Senior Mortgage Loan and the terms of the Purchased Asset Documents evidencing such Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller and each originator has complied with all material requirements pertaining to the origination, funding and servicing of the Purchased Assets, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset and was in all material respects legal, proper and prudent, in accordance with Seller’s and each originator’s customary commercial mortgage servicing practices.
26.The Underlying Mortgaged Property is, and, for any related Construction Loan, after completion of construction in accordance with the Plans and Specifications will be, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Underlying Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Underlying Mortgaged Property governing the occupancy, use, and operation of such Underlying Mortgaged Property have been and, for any related Construction Loan, after completion of construction in accordance with the Plans and Specifications will be, obtained and are in full force and effect, except to the extent (a) any material non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, the inability to restore the Underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Underlying Mortgaged Property, or title insurance coverage has been obtained for such nonconformity, the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Underlying Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the related Purchased Asset, or (b) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or are insured by applicable provisions of the Title Policy.
27.All (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on
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such Underlying Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established. As of the date of origination, the Underlying Mortgaged Property consisted of one or more separate and complete tax parcels. For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.
28.None of the improvements that were included for the purpose of determining the appraised value of the Underlying Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such Underlying Mortgaged Property, except to the extent that they are legally nonconforming as contemplated by the representation in clause (51) below, and no improvements on adjoining properties encroach upon such Underlying Mortgaged Property, with the exception in each case of (a) immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Underlying Mortgaged Property or (b) encroachments affirmatively covered by the related Title Policy. With respect to each Purchased Asset, the property legally described in the Survey, if any, obtained for the Underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage. Seller has no knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (a) and (b) of the preceding sentence.
29.As of the date of the applicable engineering report (which was performed within 12 months prior to the Purchase Date) related to the Underlying Mortgaged Property and, as of the Purchase Date, the Underlying Mortgaged Property is either (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Underlying Mortgaged Property as security for such Purchased Asset or the use and operation of the Underlying Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be not less than 100% of the estimated cost of the required repairs. The Underlying Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by Seller with respect to loans it holds for its own account have not been established.
30.There are no proceedings pending or threatened, for the partial or total condemnation of the Underlying Mortgaged Property.
31.The Purchased Assets that are identified as being secured in whole or in part by a leasehold estate (a “Ground Lease”) (except with respect to any Purchased Asset also secured by the related fee interest in the Underlying Mortgaged Property), satisfy the following conditions:
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(i)such Ground Lease or a memorandum thereof has been or will be duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; such Ground Lease, or other agreement received by the originator of the Purchased Asset from the ground lessor, provides that the interest of the lessee thereunder may be encumbered by the related Mortgage and does not restrict the use of the Underlying Mortgaged Property by such lessee, its successors or assigns, in a manner that would adversely affect the security provided by the Mortgage; as of the date of origination of the Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, the Underlying Mortgage Loan), there was no material change of record in the terms of such Ground Lease with the exception of written instruments that are part of the related Purchased Asset File and there has been no material change in the terms of such Ground Lease since the recordation of the related Purchased Asset, with the exception of written instruments that are part of the related Purchased Asset File;
(ii)such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee interest unless a nondisturbance agreement is obtained from the holder of any mortgage on the fee interest that is assignable to or for the benefit of the related lessee and the related mortgagee;
(iii)such Ground Lease provides that upon foreclosure of the related Mortgage or assignment of the Mortgagor’s interest in such Ground Lease in lieu thereof, the mortgagee under such Mortgage is entitled to become the owner of such interest upon notice to, but without the consent of, the lessor thereunder and, in the event that such mortgagee becomes the owner of such interest, such interest is further assignable by such mortgagee and its successors and assigns upon notice to such lessor, but without a need to obtain the consent of such lessor;
(iv)such Ground Lease is in full force and effect and no default of tenant or ground lessor was in existence at origination, or is currently in existence under such Ground Lease, nor at origination was, or is there any condition that, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease; either such Ground Lease or a separate agreement contains the ground lessor’s covenant that it shall not amend, modify, cancel or terminate such Ground Lease without the prior written consent of the mortgagee under such Mortgage and any amendment, modification, cancellation or termination of the Ground Lease without the prior written consent of the related mortgagee, or its successors or assigns is not binding on such mortgagee, or its successor or assigns;
(v)such Ground Lease or other agreement requires that the lessor thereunder will supply an estoppel and give written notice of any material default by the lessee to the mortgagee under the related Mortgage, provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease; and such Ground Lease or other agreement provides that no such notice of default and no termination of the Ground Lease in connection with such notice of default shall be effective against such mortgagee unless such notice of default has been given to such mortgagee and any related Ground Lease contains the ground lessor’s covenant that it will give to the related mortgagee, or its successors or assigns, any notices it sends to the Mortgagor;
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(vi)either (i) the related ground lessor has subordinated its interest in the Underlying Mortgaged Property to the interest of the holder of the Purchased Asset (or in the case of a Participation Interest or underlying Mezzanine Loan, the Underlying Mortgage Loan) or (ii) such Ground Lease or other agreement provides that (A) the mortgagee under the related Mortgage is permitted a reasonable opportunity to cure any default under such Ground Lease that is curable, including reasonable time to gain possession of the interest of the lessee under the Ground Lease, after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease; (B) in the case of any such default that is not curable by such mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such mortgagee under the related Mortgage upon foreclosure or assignment in lieu of foreclosure;
(vii)such Ground Lease has an original term (or an original term plus one or more optional renewal terms that under all circumstances may be exercised, and will be enforceable, by the mortgagee or its assignee) that extends not less than 20 years beyond the stated maturity date of the related Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, of the Underlying Mortgage Loan);
(viii)under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (IX))) will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property, with the mortgagee under such Mortgage or a financially responsible institution acting as trustee appointed by it, or consented to by it, or by the lessor having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent institutional lender), or to the payment in whole or in part of the outstanding principal balance of such Purchased Asset together with any accrued and unpaid interest thereon;
(ix)in the case of a total or substantial taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Mortgage Loan, together with any accrued interest;
(x)Seller has not received any written notice of default under or notice of termination of such ground lease. To Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and such ground lease is in full force and effect; and
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(xi)such Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such Underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.
32.An Environmental Site Assessment meeting ASTM requirements conducted by a reputable environmental consultant relating to each Underlying Mortgaged Property and prepared no earlier than 12 months prior to the Purchase Date was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.
33.There are no adverse circumstances or conditions with respect to or affecting the Underlying Mortgaged Property that would constitute or result in a material violation of any applicable federal, state or local environmental laws, rules and regulations (collectively, “Environmental Laws”) and such ESA (i) did not reveal any known circumstance or condition that rendered the Underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, other than with respect to an Underlying Mortgaged Property (A) for which environmental insurance is maintained, or (B) that would require (x) any expenditure less than or equal to 5% of the outstanding principal balance of the mortgage loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than 5% of the outstanding principal balance of such Purchased Asset to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 115% of the estimated cost as set forth in the Environmental Site Assessment, were reserved in connection with the origination of the Purchased Asset and for which the related Mortgagor has covenanted to perform, or (iii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the Environmental Site Assessment or required by the applicable Governmental Authority, or (iv) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by Seller at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, or (v) as to which the conditions or circumstances identified in the Environmental Site Assessment were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, or (vi) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, or (vii) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable federal, state, or local Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (viii) that would not require substantial cleanup, remedial action or other
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extraordinary response under any Environmental Laws reasonably estimated to cost in excess of 5% of the outstanding principal balance of such Purchased Asset.
34.Such Senior Mortgage Loan is the subject of either an environmental indemnity or an environmental insurance policy, issued by the related issuer (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the environmental indemnity or Environmental Insurance Policy, as applicable, is in full force and effect, and, with respect to any Environmental Insurance Policy, there is no deductible relating to the Environmental Insurance Policy and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the Underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the Underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the Underlying Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.
35.Except for any hazardous materials being handled in accordance with applicable Environmental Laws, (A) there exists either (i) environmental insurance with respect to such Underlying Mortgaged Property or (ii) an amount in an escrow account pledged as security for such Purchased Asset under the relevant Purchased Asset Documents equal to no less than 115% of the amount estimated in such Environmental Site Assessment as sufficient to pay the cost of such remediation or other action in accordance with such Environmental Site Assessment or (B) one of the following statements set forth in this clause (B) is true, (i) such Underlying Mortgaged Property is not being used for the treatment or disposal of hazardous materials; (ii) no hazardous materials are being used or stored or generated for off-site disposal or otherwise present at such Underlying Mortgaged Property other than hazardous materials of such types and in such quantities as are customarily used or stored or generated for off-site disposal or otherwise present in or at properties of the relevant property type; and (iii) such Underlying Mortgaged Property is not subject to any environmental hazard (including, without limitation, any situation involving hazardous materials) that under the Environmental Laws would have to be eliminated before the sale of, or that could otherwise reasonably be expected to adversely affect in more than a de minimis manner the value or marketability of, such Underlying Mortgaged Property.
36.The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Underlying
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Mortgaged Property. The related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller, and its successors and assigns (or in the case of a Participation Interest, the lender of record), harmless from and against any and all losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees and costs) imposed upon or incurred by or asserted against any such party resulting from a breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.
37.For each of the Purchased Assets that is covered by environmental insurance, each environmental insurance policy is in an amount equal to 115% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Asset. All environmental assessments or updates that were in the possession of Seller and that relate to an Underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.
38.As of the date of origination of the related Purchased Asset, and, as of the Purchase Date, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below. All premiums with respect to the insurance policies insuring each Underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination. The relevant Purchased Asset File contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy. Each Mortgage requires that the Underlying Mortgaged Property and all improvements thereon be covered by insurance policies providing (a) coverage in the amount of the lesser of full replacement cost of such Underlying Mortgaged Property and the outstanding principal balance of the related Purchased Asset (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the Mortgagor from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such Underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor in interest as additional insureds or loss payee, as applicable; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations, with an extended indemnity for twelve (12) additional months after the Underlying Mortgaged Property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the Underlying Mortgaged Property; (c) flood insurance (if any portion of the improvements on the Underlying Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”), with respect to certain Purchased Assets and the Secretary of Housing and Urban Development with respect to other mortgage loans, as having special flood hazards) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) comprehensive general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the mortgagee (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten (10) days prior written notice to the mortgagee is required). In addition, each Mortgage permits the related mortgagee to make premium payments to prevent the cancellation thereof and shall entitle such mortgagee to reimbursement
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therefor. Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property or the payment of the outstanding principal balance of the related Purchased Asset together with any accrued interest thereon. The Underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, of the Underlying Mortgage Loan) and having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedence. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the Underlying Mortgaged Property is located.
39.All amounts required to be deposited by each Mortgagor at origination under the related Purchased Asset Documents have been deposited at origination and there are no deficiencies with regard thereto.
40.Whether or not a Purchased Asset was originated by Seller, with respect to each Purchased Asset originated by Seller and each Purchased Asset originated by any Person other than Seller, to Seller’s knowledge, as of the date of origination of the related Purchased Asset, and, with respect to each Purchased Asset originated by Seller and any subsequent holder of the Purchased Asset, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor or guarantor under any Purchased Asset or any of the Mortgaged Properties that, if determined against such Mortgagor or such Underlying Mortgaged Property, would materially and adversely affect the value of such Underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, the ability of such Mortgagor and/or the current use or operation of such Underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset, title to the Underlying Mortgaged Property, the validity or enforceability of the Mortgage, such guarantor’s ability to perform under the related guaranty; and there are no such actions, suits or proceedings threatened against such Mortgagor.
41.Each Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s and each originator’s underwriting standards and all laws and regulations applicable to such Purchased Asset and since origination, the Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s and each such originator’s servicing standards.
42.(A) Other than with respect to portfolio loans with more than 25 mortgaged properties, the originator of the Purchased Asset or Seller has inspected or caused to be inspected each Underlying Mortgaged Property within the 12 months prior to the Purchase Date and (B) with respect to portfolio loans with more than 25 mortgaged properties, the originator of such Purchased Asset or Seller has inspected or caused to be inspected within the 12 months prior to the Purchase Date, the Underlying Mortgaged Properties
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relating to the 10 loans in such portfolio with the highest market value, or the Underlying Mortgaged Properties relating to those loans in such portfolio that represent, in aggregate, at least 50% of the market value of such portfolio.
43.The Purchased Asset Documents require the Mortgagor to provide the holder of the Purchased Asset with quarterly and annual operating statements, financial statements and quarterly (other than for single-tenant properties) rent rolls for Underlying Mortgaged Properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Senior Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis and (ii) for each Senior Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.
44.All escrow deposits and payments required by the terms of each Purchased Asset are in the possession, or under the control of Seller (or in the case of a participation interest, the servicer of the related mortgage loan), and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Buyer hereunder.
45.Each Mortgagor with respect to a Purchased Asset is an entity whose organizational documents or related Purchased Asset Documents provide that it is, and at least so long as the Purchased Asset is outstanding will continue to be, a Single Purpose Entity. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Senior Mortgage Loan with a principal balance as of the Purchase Date in excess of $5,000,000 provide that the Mortgagor is a Single Purpose Entity, and each Senior Mortgage Loan with a principal balance as of the Purchase Date of $20,000,000 or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, “Single Purpose Entity” shall mean a Person, other than an individual, whose organizational documents provide that it shall engage solely in the business of owning and operating the Underlying Mortgaged Property and that does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the Underlying Mortgaged Property or the financing thereof or any indebtedness other than as permitted by the related Mortgage or other Purchased Asset Documents, and the organizational documents of which require that it have its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person, except as permitted by the related Mortgage or other Purchased Asset Documents, and that it holds itself out as a legal entity, separate and apart from any other person or entity.
46.The gross proceeds of each Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and either: (a) such Purchased Asset is secured by an interest in real property having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the original principal balance of the Purchased Asset or (ii) at the Purchase Date at least equal to 80% of the original principal balance of the Purchased Asset on such date; provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased
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Asset (unless such other lien secures a Purchased Asset that is cross-collateralized with such Purchased Asset, in which event the computation described in sub-clauses (a)(i) and (a)(ii) of this clause (46) shall be made on a pro rata basis in accordance with the fair market values of the Mortgaged Properties securing such cross-collateralized Purchased Asset); or (b) substantially all the proceeds of such Purchased Asset were used to acquire, improve or protect the real property that served as the only security for such Purchased Asset (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Article 1.860G-2(a)(1)(ii)). If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Article 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (a)(i) above (substituting the date on the last such modification for the date the Purchased Asset was originated) or sub-clause (a)(ii), including the proviso thereto. The Purchased Asset is a “qualified mortgage” within the meaning of Article 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Article 1.860G-2(f)(2)). Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Article 1.860G-1(b)(2).
47.Each of the Purchased Assets contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, of the related Underlying Mortgage Loan) if, without the prior written consent of the holder of the Purchased Asset (or in the case of an A-note, a Participation Interest, or a Mezzanine Loan, of the holder of title to the Underlying Mortgage Loan), the property subject to the Mortgage, or any controlling interest therein, is directly or indirectly transferred or sold (except that it may provide for transfers by devise, descent or operation of law upon the death of a member, manager, general partner or shareholder of a Mortgagor and that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates, transfers to family members for estate planning purposes, transfers among existing members, partners or shareholders in Mortgagors or transfers of passive interests so long as the key principals or general partner retains control). The Purchased Asset Documents contain a “due on encumbrance” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Purchased Asset if the property subject to the Mortgage or any controlling interest in the Mortgagor is further pledged or encumbered, unless the prior written consent of the holder of the Purchased Asset is obtained (except that it may provide for assignments subject to the Purchased Asset holder’s approval of transferee, transfers to affiliates or transfers of passive interests so long as the key principals or general partner retains control). The Mortgage requires the Mortgagor to pay, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, such fees, along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance all reasonable fees and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due on sale” or “due on encumbrance” clause or a defeasance provision. As of the Purchase Date, Seller holds no preferred equity interest in any Mortgagor and Seller holds no mezzanine debt related to such Underlying Mortgaged Property.
48.Each Purchased Asset containing provisions for defeasance of mortgage collateral requires either (a) the prior written consent of, and compliance with the conditions set by, the holder of the Purchased Asset to any defeasance, or (b)(i) the replacement collateral consist of U.S. “government securities,” within the meaning of Treasury Regulations Article 1.860 G-2(a)(8)(i), in an amount sufficient to make all scheduled payments under the Mortgage Note when due (up to the maturity date for the related Purchased Asset, the
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Anticipated Repayment Date for ARD Loans or the date on which the Mortgagor may prepay the related Purchased Asset without payment of any prepayment penalty); (ii) the loan may be assumed by a Single Purpose Entity approved by the holder of the Purchased Asset; (iii) counsel provide an opinion that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (iv) such other documents and certifications as the mortgagee may reasonably require, which may include, without limitation, (A) a certification that the purpose of the defeasance is to facilitate the disposition of the mortgaged real property or any other customary commercial transaction and not to be part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages and (B) a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note when due. Each Purchased Asset containing provisions for defeasance provides that, in addition to any cost associated with defeasance, the related Mortgagor shall pay, as of the date the mortgage collateral is defeased, all scheduled and accrued interest and principal due as well as an amount sufficient to defease in full the Purchased Asset. In addition, if the related Purchased Asset permits defeasance, then the mortgage loan documents provide that the related Mortgagor shall (x) pay all reasonable fees associated with the defeasance of the Purchased Asset and all other reasonable expenses associated with the defeasance, or (y) provide all opinions required under the related Purchased Asset Documents, including a REMIC opinion, and any applicable rating agency letters confirming that no downgrade or qualification shall occur as a result of the defeasance. If the Senior Mortgage Loan permits partial releases of the Underlying Mortgaged Property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the Underlying Mortgaged Property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Senior Mortgage Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity and the Mortgagor is required to deliver an opinion of counsel that Buyer has a perfected security interest in such collateral prior to any other claim or interest.
49.In the event that a Purchased Asset is secured by more than one Underlying Mortgaged Property, then, in connection with a release of less than all of such Mortgaged Properties, an Underlying Mortgaged Property may not be released as collateral for the related Purchased Asset unless, in connection with such release, an amount equal to not less than 115% of the Allocated Loan Amount for such Underlying Mortgaged Property is prepaid or, in the case of a defeasance, an amount equal to 115% of the Allocated Loan Amount is defeased through the deposit of replacement collateral (as contemplated in clause (48) hereof) sufficient to make all scheduled payments with respect to such defeased amount, or such release is otherwise in accordance with the terms of the Purchased Asset Documents. With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the Senior Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan or AB Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Senior Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Senior Mortgage
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Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.
In the case of any Senior Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of an Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Senior Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award for any such taking may not be required to be applied to the restoration of the Underlying Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Senior Mortgage Loan.
In the case of any Senior Mortgage Loan originated after December 6, 2010, no such Senior Mortgage Loan that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Senior Mortgage Loan permits the release of cross-collateralization of the Underlying Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.
50.Each Underlying Mortgaged Property is owned in fee by the related Mortgagor, with the exception of (i) Mortgaged Properties that are secured in whole or in a part by a Ground Lease and (ii) out-parcels, and is used and occupied for commercial or multifamily residential purposes in accordance with applicable law.
51.Any material non-conformity with applicable zoning laws constitutes a legal non-conforming use or structure that, in the event of casualty or destruction, may be restored or repaired to the full extent of the use or structure at the time of such casualty, and for which law and ordinance insurance coverage has been obtained in amounts consistent with the standards utilized by Seller.
52.Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset. The Purchased Asset was not originated for the sole purpose of financing the construction of incomplete improvements on the Underlying Mortgaged Property.
53.If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent monthly payments, such grace period is no longer than ten (10) days from the applicable payment date.
54.The following statements are true with respect to the Underlying Mortgaged Property (or, in the case of any related Construction Loan, after substantial completion of any construction, if any, will be true): (a) the Underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and, for any related Construction Loan, as contemplated under the Plans and Specifications or as otherwise necessary for the operation of the project upon completion, and (b) the Underlying Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the
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Underlying Mortgaged Property is currently being utilized, or, for any related Construction Loan, as will be utilized after completion of the project in accordance with the Plans and Specifications or as otherwise necessary for the operation of the project upon completion.
55.None of the Purchased Asset Documents contain any provision that expressly excuses the related borrower from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related borrower maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each Underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.
56.An Appraisal of the Underlying Mortgaged Property was conducted in connection with the origination of such Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, the date of origination of the Underlying Mortgage Loan), and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in either case as in effect on the date such Purchased Asset (or in the case of a Participation Interest or Mezzanine Loan, the Underlying Mortgage Loan) was originated, and, for any related Construction Loan, such Appraisal included a “market value as-if complete” value which assumes that the construction to be undertaken by borrower in connection with the applicable Senior Mortgage Loan is complete. The appraisal date is within six (6) months prior to the Senior Mortgage Loan origination date, and within twelve (12) months prior to the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Mortgage Loan. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
57.The Senior Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Senior Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Senior Mortgage Loan and (B) either: (a) such Senior Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Senior Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Senior Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Senior Mortgage Loan; or (b) substantially all of the proceeds of such Senior Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Senior Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Senior Mortgage Loan was “significantly modified” prior to
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the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Senior Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Senior Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Senior Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
58.Seller has obtained a rent roll other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. Seller has obtained operating histories with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. The operating histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Senior Mortgage Loan, operating histories may not have been available.
59.Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). Seller and each originator (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last ten (10) years (clauses (1) and (2) above, collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.
60.With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed
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within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
61.Such Senior Mortgage Loan is not cross-collateralized or cross-defaulted with any other Asset that is not subject to a Transaction.
62.No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of Seller, indirectly for, or on account of, payments due on the Senior Mortgage Loan. Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under the Senior Mortgage Loan, other than contributions made on or prior to the Purchase Date.
63.Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Senior Mortgage Loan.
64.All representations and warranties in the Purchased Asset Documents are true and correct in all material respects, and there has been no adverse change with respect to the Purchased Asset, the related Mortgagor in respect thereof or the Underlying Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.
65.If the Purchased Asset has been identified in the Confirmation as a Construction Loan:
(i)Sellers have obtained, or will obtain pursuant to the timelines set forth in the Purchased Asset Documents, a copy of the related Mortgagor’s general construction contract and/or construction management agreement and each construction contract and/or subcontract, as applicable, sufficient to complete the project consistent with the Plans and Specifications in compliance with all restrictive covenants of record applicable to such Underlying Mortgaged Property and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, and there is a collateral assignment of the general construction contract and/or construction management agreement and each construction contract and/or subcontract, as applicable, to Sellers as additional collateral for the Senior Mortgage Loan.
(ii)Sellers have obtained copies of the related Mortgagor’s plans and specifications for the design and construction of the project (the “Plans and Specifications”) and the architect, engineering and other applicable contacts with respect thereto, which Plans and Specifications are in all material respects in compliance with restrictive covenants of record applicable to such Underlying Mortgaged Property and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, and there is a collateral assignment of the Plans and Specifications, and all applicable contracts with respect thereto, to Sellers as additional collateral for the Senior Mortgage Loan and shall have the right to use the Plans and Specifications upon any transfer of the Underlying Mortgaged Property to Lender by foreclosure or otherwise.
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(iii)Mortgagor has obtained, or will obtain pursuant to the timelines set forth in the Purchased Asset Documents, all licenses, permits, including, without limitation, building permits, and approvals required by all applicable local, state and federal laws, and regulations to be obtained for the construction of the improvements in accordance with the Plans and Specifications, all such licenses and permits for the project have been paid for, and are in full force and effect, and there is a collateral assignment of the licenses, permits and approvals to Sellers as additional collateral for the Senior Mortgage Loan.
(iv)Sellers have obtained a copy of the related Mortgagor’s development or construction services agreement related to the development of the project, if applicable, and any such service provider has executed an assignment and subordination agreement with respect thereto.
(v)Sellers have obtained a project budget which sets forth all hard and soft costs and expenses (with a specific allocation of the maximum advance for hard and soft costs and expenses) which will be incurred by Mortgagor in the design and construction of the project as shown on the Plans and Specifications, and the unfunded principal amount of the Purchased Asset stated on the Purchased Asset Schedule to be disbursed is equal to or in excess of the remaining budget to complete the project and on the date hereof the Senior Mortgage Loan is “in balance”.
(vi)Sellers have obtained a project completion schedule which sets forth the date which project is scheduled to be completed, and the related loan documents require the project to be completed by the project deadline, which deadline shall be at least one (1) year prior to the maturity date of the Purchased Asset.
(vii)Adequate sums to pay interest, insurance, taxes and other assessments for the term of the Senior Mortgage Loan were reserved in connection with the origination of the Purchased Asset or included in the project budget.
(viii)All releases for future advance to fund project costs are conditioned upon (i) no existing defaults, (ii) Mortgagor’s submission of a draw request, (iii) minimum disbursements of $25,000, (iv) maximum disbursement requests of once per month, (v) at Lender’s option, an inspection and approval of the improvements by Lender’s independent consultant, (vi) Mortgagor’s certification that there are no existing defaults, that all work covered by the draw request has been completed in a good and workmanlike manner in accordance with the Plans and Specifications, and that all such work has been in compliance with all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, (vii) receipt of lien waivers, sworn statements and other documentation as Lender shall reasonably request, (viii) Mortgagor causing to be delivered, at Mortgagor’s sole cost and expense, a “Date-Down Endorsement” (or equivalent endorsement) to the Title Policy showing no new title exceptions other than the Permitted Encumbrances, (ix) evidence that the project is proceeding on schedule in accordance with the construction timeline, Mortgagor’s and each guarantor’s representations being true and correct on the date of the advance, the loan being “in balance” and (x) all such documents shall be reasonably satisfactory to Lender.
(ix)The final funding of project costs are conditioned upon: (i) Mortgagor’s certification that there are no existing defaults; (ii) that all work has been completed in a good and workmanlike manner in accordance with the Plans and
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Specifications, and that all such work has been in compliance with all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws; (iii) of a certification by the contractor, architect or engineer and, at Lender’s option, a report from Lender’s architect or engineer that all work (including, without limitation, all punchlist items) has been completed in a good and workmanlike manner and has been in compliance with all applicable local, state and federal laws, and regulations; (iv) Lender’s receipt of evidence reasonably satisfactory to Lender that all construction costs associated with the project shall, upon making the final funding, have been paid in full, (v) final, unconditional lien waivers from the general contractor and/or construction manager and all trade contractors; (vi) receipt of “as built” survey; (vii) receipt of “as built” Plans and Specifications; and (viii) the filing by Mortgagor of a notice of completion, as applicable.
(x)Lender shall not be obligated to fund project costs for (i) other than, with respect to Construction Loans, advances for deposits as permitted by the Purchased Asset Documents, deposits or other payments for materials or services or in respect of labor and materials that have not yet been incorporated into the project, (ii) any amounts retained or permitted to be retained by Mortgagor from payments to any contractor or any subcontractor, (iii) any item in excess of the amount shown for that item on the project budget, taking into account reasonable permitted reallocations from any contingency line item in the project budget, or (iv) if after such disbursement the Senior Mortgage Loan would not be “in balance” (i.e., the unfunded principal amount of the Purchased Asset to be disbursed is equal to or in excess of the remaining budget to complete the project). If at any time the Senior Mortgage Loan is not “in balance” the Mortgagor is required to deposit additional funds with Lender in an amount necessary to cause the Senior Mortgage Loan to be “in balance”.
(xi)Each disbursement for hard costs of the construction work whether or not designated in the project budget as a hard cost of the construction work (but excluding the general contractor’s “general conditions,” insurance and bonding costs and other expenses approved in writing by Lender) shall be subject to a holdback of at least five percent (5%) of the amounts due to the general contractor, construction manager, contractor or any subcontractor (on a line item basis) until such time as the applicable portion of the project (i.e. - the particular trade line item or an individual trade subcontractor’s work on the project) reaches substantial completion, subject to customary disbursement and release provisions.
(xii)Mortgagor must obtain Lender’s prior written approval of (i) any proposed changes to the Plans and Specifications (ii) any proposed changes to any construction contract, architect’s contract or design professional contracts held by Mortgagor, (iii) any new or additional contract held by Mortgagor related to the construction or design of the project (each such instance in (i), (ii) or (iii), a “Project Change”), which Project Change would have the effect of (a) increasing project budget line items (including line items set forth in the general construction contract) in the aggregate by more than five percent (5%) thereof, or (b) decreasing project budget line items (including line items set forth in the general construction contract) in the aggregate by more than five percent (5%) thereof, (c) changing in a material way the overall aesthetic appearance of the project or any significant services or amenities to be provided in connection with the project, or (d) diminishing the overall quality, functionality or marketability of the project in any material respect or (e) causing the Senior Mortgage Loan to be not “In Balance” after taking into account any reallocations of the project budget which
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do not require Lender’s consent. If as a result of any such Project Change (whether or not Lender’s approval of such Project Change is required or has been obtained) the Loan will no longer be In Balance, then Mortgagor must also comply with paragraph 65(x) above.
(xiii)Each Purchased Asset meets the following requirements for exemption from the definition of a high volatility commercial real estate (HVCRE) under the U.S. Basel III- based regulatory capital rules for banking organizations: (a) the amount of the Purchased Asset was no greater than 80% of the appraised value of the Underlying Mortgaged Property(ies) at origination; (b) the Mortgagor contributed capital to the project in the form of cash or unencumbered readily marketable assets (or paid development costs out of pocket) of at least 15% of the project’s “as completed” appraised value and is required to satisfy such requirement at all times during the term of the Senior Mortgage Loan, and (c) the Mortgagor made its 15% contribution to the project before the Sellers advanced any funds under the Underlying Mortgage Loan and the related loan documents provide that all contributed or internally generated capital must remain in the project and that the Mortgagor has no ability to withdraw either the capital contribution or the capital generated internally by the project until the Underlying Mortgage Loan is converted to a permanent loan or paid in full.
(xiv)At all times during which structural construction, repairs, or alterations are being made with respect to the project, including demolition, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below:
(a)the comprehensive general liability insurance shall include; (i) XCU coverage with regard to the contemplated demolition; and (ii) include three (3) years extended completed operations coverage, after completion of the contemplated demolition.

(b)Umbrella and excess liability insurance in Lender’s customary amounts, including, but not limited to, supplemental coverage for employer liability and automobile liability.

(c)Mortgagor’s construction manager or general contractor, and contractors and sub- contractors are required to maintain similar coverage to that which is required by Mortgagor.

(d)Builder’s Risk “all risk” Insurance. (i) be written on a completed value form, (ii) include all the terms required in the required comprehensive general liability insurance; (iii) include foundations, excavations, underground machinery or equipment, retaining walls, and all paved surfaces; (iv) limits equivalent to 100% of the hard costs and soft costs for all recurring expenses in the event of damage or destruction; (v) maintain customary deductibles (vi); (vii) allow for permission to occupy.
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(e)Automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.
(f)Such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the properties located in or around the region in which the Property is located.
(xv)A construction consultant report by a reputable construction consultant relating to each Underlying Mortgaged Property was obtained and reviewed by Sellers in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File, including an equity analysis, sources and uses analysis, and feasibility study.
(xvi)There are no collective bargaining agreements applicable to the construction of the project.
(xvii)The Purchased Asset Documents for each Purchased Asset provide that at least one creditworthy individual or entity shall be fully liable for the lien-free completion of the project in accordance with the Plans and Specifications, the related loan documents and all applicable local, state and federal laws, and regulations, including, without limitation, all applicable zoning laws, by the project deadline and for carrying costs related to the property.
(xviii)Construction of the project has commenced, or will commence in accordance with the timelines set forth in the Purchased Asset Documents, and all construction has proceeded and continues to proceed in accordance with the schedule set forth in the related Purchased Asset Documents.
(xix)the Mortgagor is required to cause payment and performance bonds to be issued with respect to the obligations of the general contractor, construction manager and all material trade contractors or, in the alternative, has obtained subguard insurance.
Defined Terms
As used in this Exhibit:
The term “Allocated Loan Amount” shall mean, for each Underlying Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents. There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Mortgaged Properties, the price at which an individual Underlying Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Mortgaged Properties.
The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.
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The term “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.
The term “ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the Underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.
The term “Due Date” shall mean the day of the month set forth in the related Mortgage Note on which each monthly payment of interest and/or principal thereon is scheduled to be first due.
The term “Environmental Site Assessment” shall mean a Phase I environmental report meeting the requirements of the American Society for Testing and Materials, and, if in accordance with customary industry standards a reasonable lender would require it, a Phase II environmental report, each prepared by a licensed third party professional experienced in environmental matters.
The term “Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.
The term “Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms. Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Purchased Asset Documents. Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Article 1001 of the Code, in the Purchased Assets exercisable during the term of the mortgage loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).
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The term “Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.
The term “Permitted Encumbrances” shall mean:
I.the lien of current real property taxes, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties;
II.covenants, conditions and restrictions, rights of way, easements and other matters of public record acceptable to mortgage lending institutions generally and referred to in the related mortgagee’s title insurance policy;
III.other matters to which like properties are commonly subject and which are acceptable to mortgage lending institutions generally, and
IV.the rights of tenants, as tenants only, whether under ground leases or space leases at the Underlying Mortgaged Property that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Underlying Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.
The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.
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REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
PARTICIPATION INTEREST
1.The representations and warranties set forth in this Exhibit VI regarding the Senior Mortgage Loan or Mezzanine Loan from which the Purchased Asset is derived shall be deemed incorporated herein in respect of such Senior Mortgage Loan or Mezzanine Loan, provided, however, that, in the event that such Senior Mortgage Loan, as applicable, was not originated by Seller or an Affiliate of Seller, Seller shall be deemed to be making the representations set forth in this Exhibit VI with respect to such Senior Mortgage Loan or Mezzanine Loan, as applicable, to the best of Seller’s knowledge.
2.The information set forth in the Purchased Asset Schedule is complete, true and correct in all material respects. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Purchased Asset Decision occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.
3.There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.
4.Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.
5.The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.
6.The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is
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included in the related Purchased Asset File delivered to Buyer prior to the Purchase Date).
7.The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
8.All representations and warranties in the Purchased Asset Documents and in the underlying documents for the performing commercial mortgage loan secured by a first lien on a multifamily or commercial property or mezzanine loan to which such Purchased Asset relates are true and correct in all material respects, and there has been no adverse change with respect to the Purchased Asset, the related Underlying Mortgage Loan, the related Mortgagor in respect thereof or the Underlying Mortgaged Property that would render any such representation or warranty not true or correct in any material respects as of the Purchase Date.
9.The servicing and collection practices used by Seller for the Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.
10.Seller is not a debtor in any state or federal bankruptcy or insolvency proceeding.
11.As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to the Purchased Assets; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI. No Purchased Asset has been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the related Mortgage Note or Mezzanine Note, as applicable.
12.No Purchased Asset has been satisfied, canceled, subordinated (except to the Senior Mortgage Loan or Mezzanine Loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

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REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
MEZZANINE LOAN
1.The representations and warranties set forth in this Exhibit VI regarding Senior Mortgage Loans (other than paragraphs 5 and 12 and the last sentence of paragraph 44 of the representations and warranties relating to Senior Mortgage Loans) shall be deemed incorporated herein in respect of each Underlying Mortgage Loan related to the Purchased Asset.
2.The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor on a performing Underlying Mortgage Loan that owns income producing commercial real estate.
3.As of the Purchase Date, such Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan.
4.Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan. Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.
5.No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any Person in connection with the origination of such Mezzanine Loan.
6.All information contained in the related Due Diligence Package (or as otherwise provided to Buyer) and set forth on the Purchased Asset Schedule in respect of such Mezzanine Loan and the Underlying Mortgage Loan related thereto is accurate and complete in all material respects. Seller has delivered to Buyer a true, correct and complete copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Significant Purchased Asset Decision occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.
7.Except as included in the Due Diligence Package, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Mezzanine Loan or the related Underlying Mortgage Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.
8.Such Mezzanine Loan and the related Underlying Mortgage Loan are presently outstanding, the proceeds thereof have been fully and properly disbursed and, except for amounts held in escrow by Seller, there is no requirement for any future advances thereunder.
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9.Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.
10.Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Mezzanine Loan Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
11.The Mezzanine Collateral is secured by a pledge of equity ownership interests in the related borrower under the Underlying Mortgage Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as lender under the Mezzanine Loan.
12.The owner of the Underlying Mortgaged Property (the “Underlying Property Owner”) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the related Underlying Mortgaged Property and to engage in any and all activities related or incidental thereto, and the Underlying Mortgaged Property constitutes the sole assets of the Underlying Property Owner.
13.The Underlying Property Owner has good and marketable title to the Underlying Mortgaged Property, no claims under the title policies insuring the Underlying Property Owner’s title to the Underlying Mortgaged Property have been made, and the Underlying Property Owner has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the Underlying Mortgaged Property.
14.The representations and warranties made by the borrower (the “Mezzanine Borrower”) in the Mezzanine Loan Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mezzanine Loan, the Mezzanine Borrower, the related Underlying Mortgage Loan and the related Mortgagor in respect thereof, the Underlying Mortgaged Property or the Underlying Property Owner that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.
15.The Mezzanine Loan Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the related borrower voluntarily transfers or encumbers all or any portion of any related Mezzanine Collateral, or (ii) any direct or indirect interest in the related borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related loan documents.
16.Pursuant to the terms of the Mezzanine Loan Documents: (a) no material terms of any related Underlying Mortgage Loan may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Underlying
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Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the Underlying Property Owner with respect to the Underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the Underlying Property Owner as it relates to the Underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the Underlying Property Owner incurring any additional indebtedness.
17.There is no (i) monetary default, breach or violation with respect to such Mezzanine Loan, the Underlying Mortgage Loan or any other obligation of the Underlying Property Owner, (ii) material non-monetary default, breach or violation with respect to such Mezzanine Loan, the Underlying Mortgage Loan or any other obligation of the Underlying Property Owner or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.
18.No default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Mezzanine Loan or with respect to any Underlying Mortgage Loan or other indebtedness in respect of the related Underlying Mortgaged Property and there is no provision in any agreement related to any such lien, interest or loan which would provide for any increase in the principal amount of any such lien, other interest or loan.
19.Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan (the “Mezzanine Collateral”), subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy and as of the Purchase Date, the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of Buyer without the consent of or notice to the insurer.
20.The Mezzanine Loan, and each party involved in the origination of the Mezzanine Loan, complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
21.Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original assignment thereof executed by Seller in blank.
22.Seller has not received any written notice that the Mezzanine Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.
23.Seller has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower or any other person under or in connection with the Mezzanine Loan.
24.The servicing and collection practices used by the servicer of the Mezzanine Loan, and the origination practices of the related originator, have been in all respects legal, proper
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and prudent and have met customary industry standards by prudent institutional commercial mezzanine lenders and mezzanine loan servicers except to the extent that, in connection with its origination, such standards were modified as reflected in the documentation delivered to Buyer.
25.If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.
26.To the extent Buyer was granted a security interest with respect to the Mezzanine Loan, such interest (i) was given for due consideration, (ii) has attached, (iii) is perfected, (iv) is a first priority Lien, and (v) has been appropriately assigned to Buyer by the Underlying Property Owner.
27.No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.
28.Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Mezzanine Loan is or may become obligated.
29.Seller has not advanced funds, or knowingly received any advance of funds from a party other than the borrower relating to such Mezzanine Loan, directly or indirectly, for the payment of any amount required by such Mezzanine Loan.
30.All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any related Underlying Mortgaged Property and that prior to the Purchase Date for the related Purchased Asset have become delinquent in respect of such Underlying Mortgaged Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
31.As of the Purchase Date for the related Purchased Asset, each related Underlying Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the value of such Underlying Mortgaged Property as security for the related Underlying Mortgage Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Underlying Mortgaged Property.
32.The fire and casualty insurance policy covering the Underlying Mortgaged Property (i) affords (and will afford) sufficient insurance against fire and other risks as are usually insured against in the broad form of extended coverage insurance from time-to-time available, as well as insurance against flood hazards if the Underlying Mortgaged Property is located in an area identified by FEMA as having special flood hazards, (ii) is a standard policy of insurance for the locale where the Underlying Mortgaged Property is
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located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the Underlying Mortgaged Property on a replacement cost basis or the unpaid balance of the related Mortgage Loan, whichever is less, (iii) names (and will name) the present owner of the Underlying Mortgaged Property as the insured, and (iv) contains a standard mortgagee loss payable clause in favor of the mortgagee.
33.As of the Purchase Date of the Mezzanine Loan, all insurance coverage required under the Mezzanine Loan Documents and/or the Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covered such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, and with respect to a fire and extended perils insurance policy, is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such Underlying Mortgaged Property, or (ii) the outstanding principal balance of the Underlying Mortgage Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; and, except if such Underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to 12 months of operations of the related Underlying Mortgaged Property, all of which was in full force and effect with respect to each related Underlying Mortgaged Property; and, as of the Purchase Date for the related Purchased Asset, all insurance coverage required under the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, which insurance covers such risks and is in such amounts as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property in the jurisdiction in which such Underlying Mortgaged Property is located, is in full force and effect with respect to each related Underlying Mortgaged Property; all premiums due and payable through the Purchase Date for the related Purchased Asset have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller; and except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Mezzanine Loan Documents and/or any Underlying Mortgage Loan related to the Underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Underlying Mortgaged Property or (ii) the reduction of the outstanding principal balance of the Underlying Mortgage Loan, subject in either case to requirements with respect to leases at the related Underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans. The Underlying Mortgaged Property is also covered by comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Underlying Mortgaged Property, in an amount customarily required by prudent institutional lenders. An architectural or engineering consultant has performed an analysis of the Underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475 year lookback with a 10% probability of exceedance in a 50 year period. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A-:V by A.M. Best Company or “BBB-” (or the equivalent) from S&P and Fitch or “Baa3” (or the equivalent) from Moody’s. If the Underlying Mortgaged Property is located in Florida or
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within 25 miles of the coast of Texas, Louisiana, Mississippi, Alabama, Georgia, North Carolina or South Carolina such Underlying Mortgaged Property is insured by windstorm insurance in an amount at least equal to the lesser of (i) the outstanding principal balance of such Underlying Mortgage Loan and (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related Underlying Mortgaged Property.
34.The insurance policies contain a standard mortgagee clause naming the related mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without 30 days prior written notice to the mortgagee (or, with respect to non-payment, 10 days prior written notice to the mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Mortgagor under the related Underlying Mortgage Loan maintain insurance as described above or permits the mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.
35.There is no material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Underlying Mortgaged Property; neither Seller nor the Underlying Property Owner has taken any actions which would cause the Underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the loan documents relating to the Underlying Mortgage Loan require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.
36.No borrower under the Mezzanine Loan nor any Mortgagor under any Underlying Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.
37.Each related Underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.
38.There are no material violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgaged Property. The Purchased Asset Documents and the loan documents relating to the Underlying Mortgage Loan require the Underlying Mortgaged Property to comply with all applicable laws and ordinances.
39.None of the material improvements which were included for the purposes of determining the appraised value of any related Underlying Mortgaged Property at the time of the origination of the Mezzanine Loan or any related Underlying Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the Underlying Mortgaged Property or the related Mortgagor’s use and operation of such Underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).
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40.As of the Purchase Date for the related Purchased Asset, there was no pending action, suit or proceeding, or governmental investigation of which Seller, the Mezzanine Borrower or the Underlying Property Owner has received notice, against the Mortgagor under the related Underlying Mortgage Loan or the related Underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect the Mezzanine Loan or the Underlying Mortgage Loan.
41.The improvements located on the Underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Underlying Mortgage Loan, (ii) the value of such improvements on the related Underlying Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.
42.Except for Mortgagors under Underlying Mortgage Loans the Underlying Mortgaged Property with respect to which includes a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Underlying Mortgaged Property.
43.The related Underlying Mortgaged Property is not encumbered, and none of the Purchased Asset Documents or any loan documents relating to the Underlying Mortgage Loan permits the related Underlying Mortgaged Property to be encumbered subsequent to the Purchase Date of the related Purchased Asset without the prior written consent of the holder thereof, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Encumbrances).
44.Each related Underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.
45.An Appraisal of the related Underlying Mortgaged Property was conducted in connection with the origination of the Underlying Mortgage Loan; and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Underlying Mortgage Loan was originated.
46.The related Underlying Mortgaged Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.
47.With respect to each related Underlying Mortgaged Property consisting of a Ground Lease, Seller represents and warrants the following with respect to the related Ground Lease:
(i)Such Ground Lease or a memorandum thereof has been or will be duly recorded no later than 30 days after the Purchase Date of the related Purchased Asset and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Purchase Date.
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(ii)Upon the foreclosure of the Underlying Mortgage Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder (or, if any such consent is required, it has been obtained prior to the Purchase Date).
(iii)Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the mortgagee and any such action without such consent is not binding on the mortgagee, its successors or assigns, except termination or cancellation if (i) an event of default occurs under the Ground Lease, (ii) notice thereof is provided to the mortgagee and (iii) such default is curable by the mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period.
(iv)Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.
(v)The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the mortgagee. The Ground Lease or ancillary agreement further provides that no notice given is effective against the mortgagee unless a copy has been given to the mortgagee in a manner described in the Ground Lease or ancillary agreement.
(vi)The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only the Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject.
(vii)A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.
(viii)Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the mortgagee if the mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than 20 years beyond the stated maturity date.
(ix)Under the terms of such Ground Lease, any estoppel or consent letter received by the mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Underlying Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Underlying Mortgage Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Underlying Mortgaged Property to the outstanding principal balance of such Underlying Mortgage Loan).
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(x)The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.
(xi)The ground lessor under such Ground Lease is required to enter into a new lease upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.
48.If the Underlying Mortgage Loan is secured by a credit tenant lease, such credit tenant lease has the following properties:
(i)The base rental payments due under the related credit tenant lease, together with any escrow payments held by Seller or its designee, are equal to or greater than the payments due with respect to the related Underlying Mortgage Loan and are payable without notice or demand.
(ii)Unless otherwise explicitly disclosed in the Due Diligence Package, the Mortgagor does not have any monetary obligations under the related credit tenant lease (other than indemnifying the related tenant for the related landlord’s gross negligence or intentional misconduct and maintaining in good condition and repairing the roof, structural and exterior portions of the related leased property, for which a reserve to cover any reasonably anticipated expenses has been established), and every other material monetary obligation associated with managing, owning, developing and operating the leased property, including, but not limited to, costs associated with utilities, taxes, insurance, maintenance and repairs is an obligation of the related tenant.
(iii)Unless otherwise explicitly disclosed in the Due Diligence Package, the Mortgagor does not have any nonmonetary obligations, the performance of which would involve a material expenditure of funds or the non-performance of which would entitle the tenant to terminate the related credit tenant lease under the related credit tenant lease, except for the delivery of possession of the leased property and the landlord’s obligation not to lease or otherwise permit the operation of properties in competition with the leased property by any other parties or entities under the control of the landlord and except for certain rights arising as a result of environmental contamination which existed as of the rent commencement date and any environmental contamination caused by third parties unrelated to tenant after the rent commencement date.
(iv)Unless otherwise explicitly disclosed in the Due Diligence Package, the related tenant cannot terminate such credit tenant lease for any reason prior to the payment in full of: (a) the principal balance of the related Underlying Mortgage Loan; (b) all accrued and unpaid interest on such Underlying Mortgage Loan; and (c) any other sums due and payable under such Underlying Mortgage Loan, as of the termination date, which date is a rent payment date, except for a material default by the related Mortgagor under the credit tenant lease or due to a casualty or condemnation event.
(v)In the event the related tenant assigns or sublets the related leased property, such tenant (and if applicable, the related guarantor) remains primarily obligated under the related credit tenant lease.
(vi)In connection with credit lease loans with respect to which a guaranty exists, the related guarantor guarantees the payment due (and not merely collection) under
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the related credit tenant lease and such guaranty, on its face, contains no conditions to such payment.
(vii)No tenant under a credit lease loan and related documentation may exercise any termination right or offset or set-off right (other than abatement related to the existence of hazardous materials that materially interfere with the tenant’s use and occupancy) which shall be binding upon the related mortgagee without providing prior written notice of same to such mortgagee.
(viii)Each tenant under each credit lease loan and related documentation is required to make all rental payments due under the applicable credit lease to the holder of the Underlying Mortgage Loan (or an account controlled by such holder).
(ix)The loan documents relating to the Underlying Mortgage Loan provide that the credit tenant lease cannot be modified without the consent of the holder of the Underlying Mortgage Loan and none of the terms of the credit tenant lease has been impaired, waived, altered or modified in any respect since the origination of the Underlying Mortgage Loan.
(x)The leased property related to each credit lease loan is not subject to any other lease other than the related credit lease or any ground lease pursuant to which the related Mortgagor has acquired its interest in the respective leased property.
(xi)In reliance on a tenant estoppel certificate and representations made by the tenant under the credit lease or representations made by the related Mortgagor under the loan documents relating to the Underlying Mortgage Loan, as of the date of origination of each credit lease loan (1) each credit lease was in full force and effect, and no default by the related Mortgagor or any tenant had occurred under the credit lease, nor was there any existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the credit lease, and (2) each credit lease has a term ending on or after the maturity date (or anticipated repayment date) of the related credit tenant lease.
49.The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
50.Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.
51.Since the delivery of the related Due Diligence Package (or as otherwise provided to Buyer), there has been no change in the financial position of the Purchased Assets.
52.If the Purchased Asset is a Related Mezzanine Loan, the Underlying Mortgage Loan to which the Purchased Asset relates is also a Purchased Asset.
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EXHIBIT VII

ASSET INFORMATION
Loan ID #:
Borrower Name:
Borrower Address:
Borrower City:
Borrower State:
Borrower Zip Code:
Recourse?
Guaranteed?
Related Borrower Name(s):
Original Principal Balance:
Note Date:
Loan Date:
Loan Type (e.g. fixed/arm):
Current Principal Balance:
Current Interest Rate (per annum):
Paid to date:
Annual P&I:
Next Payment due date:
Index (complete whether fixed or arm):
Gross Spread/Margin (complete whether fixed or arm):
Life Cap:
Life Floor:
Periodic Cap:
Periodic Floor:
Rounding Factor:
Lookback (in days):
Interest Calculation Method (e.g., Actual/360):
Interest rate adjustment frequency:
P&I payment frequency:
First P&I payment due:
First interest rate adjustment date:
First payment adjustment date:
Next interest rate adjustment date:
Next payment adjustment date:
Conversion Date:
Converted Interest Rate Index:
Converted Interest Rate Spread:
Maturity date:
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Loan term:
Amortization term:
Hyper-Amortization Flag:
Hyper-Amortization Term:
Hyper-Amortization Rate Increase:
Balloon Amount:
Balloon LTV:
Prepayment Penalty Flag:
Prepayment Penalty Text:
Lockout Period:
Lien Position:
Fee/Leasehold:
Ground Lease Expiration Date:
CTL (Yes/No):
CTL Rating (Moody’s):
CTL Rating (Duff):
CTL Rating (S&P):
CTL Rating (Fitch):
Lease Guarantor:
CTL Lease Type (NNN, NN, Bondable):
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
Cross-collateralized (Yes/No)‡:
Property Size:
Year built:
Year renovated:
Actual Average Occupancy:
Occupancy Rent Roll Date:
Underwritten Average Occupancy:
Largest Tenant:
Largest Tenant SF:
Largest Tenant Lease Expiration:
2nd Largest Tenant:
2nd Largest Tenant SF:
2nd Largest Tenant Lease Expiration:
3rd Largest Tenant:
3rd Largest Tenant SF:
3rd Largest Tenant Lease Expiration:
‡ If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.
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Underwritten Average Rental Rate/ADR:
Underwritten Vacancy/Credit Loss:
Underwritten Other Income:
Underwritten Total Revenues:
Underwritten Replacement Reserves:
Underwritten Management Fees:
Underwritten Franchise Fees:
Underwritten Total Expenses:
Underwritten Leasing Commissions:
Underwritten Tenant Improvement Costs:
Underwritten NOI:
Underwritten NCF:
Underwritten Debt Service Constant:
Underwritten DSCR at NOI:
Underwritten DSCR at NCF:
Underwritten NOI Period End Date:
Hotel Franchise:
Hotel Franchise Expiration Date:
Appraiser Name:
Appraised Value:
Appraisal Date:
Appraisal Cap Rate:
Appraisal Discount Rate:
Underwritten LTV:
Environmental Report Preparer:
Environmental Report Date:
Environmental Report Issues:
Architectural and Engineering Report Preparer:
Architectural and Engineering Report Date:
Deferred Maintenance Amount:
Ongoing Replacement Reserve Requirement per A&E Report:
Immediate Repairs Escrow % (e.g. [___]%):
Replacement Reserve Annual Deposit:
Replacement Reserve Balance:
Tenant Improvement/Leasing Commission Annual Deposits:
Tenant Improvement/Leasing Commission Balance:
Taxes paid through date:
Monthly Tax Escrow:
Tax Escrow Balance:
Insurance paid through date:
Monthly Insurance Escrow:
Insurance Escrow Balance:
Reserve/Escrow Balance as of Date:
Probable Maximum Loss %:
Covered by Earthquake Insurance (Yes/No):
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Number of times 30 days late in last 12 months:
Number of times 60 days late in last 12 months:
Number of times 90 days late in last 12 months:
Servicing Fee:
Notes:
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EXHIBIT VIII
PURCHASE PROCEDURES
(a)Submission of Due Diligence Package. No less than fifteen (15) Business Days prior to the proposed Purchase Date, Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):
1.Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents.
2.Transaction-Specific Due Diligence Materials. With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

With respect to each Eligible Asset that is an Eligible Loan,
(i)the Asset Information and, if available, maps and photos;
(ii)a current rent roll and roll over schedule, if applicable;
(iii)a cash flow pro-forma, plus historical information, if available;
(iv)copies of appraisal, environmental, engineering and any other third-party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;
(v)a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable) and, to the extent that real property does not secure such Eligible Loan, the related collateral securing such Eligible Loan, if any;
(vi)indicative debt service coverage ratios;
(vii)indicative loan-to-value ratios;
(viii)a term sheet outlining the transaction generally;
(ix)a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;
(x)a description of Seller’s relationship with the Mortgagor, if any;
(xi)copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not
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available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;
(xii)in the case of Participation Interests, all information described in this section 2 that would otherwise be provided for the Underlying Mortgage Loan if it were an Eligible Asset, and in addition, all documentation evidencing such Participation Interest; and
(xiii)any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement.
3.Environmental and Engineering. A “Phase 1” (and, if requested by Buyer, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.
4.Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.
5.Appraisal. Either an Appraisal approved by Buyer or a Draft Appraisal, each by an MAI appraiser, if applicable. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an Appraisal approved by Buyer by an MAI appraiser on or before ten (10) calendar days after the Purchase Date. The related Appraisal shall (i) be dated less than twelve (12) months prior to the proposed financing date and (ii) not be ordered by the related borrower or an Affiliate of the related borrower.
6.Opinions of Counsel. An opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).
7.Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.
8.Other Documents. Any other documents as Buyer or its counsel shall reasonably deem necessary.
(b)Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, no less than seven (7) calendar days prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:
1.Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.
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2.Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents. Such certificates or other evidence shall indicate that Seller (or, as to Participation Interests or Mezzanine Loans, the lead lender on the whole loan in which Seller is a participant or holder of a note or has an equity interest in the Mortgagor, as applicable), will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.
3.All Surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.
4.As reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.
5.An unconditional commitment to issue a Title Policy in favor of Buyer and Buyer’s successors and/or assigns with respect to Buyer’s interest in the related real property and insuring the assignment of the Eligible Asset to Buyer, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset (taking into account the proposed purchase), or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Buyer and Buyer’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed purchase).
6.Certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.
(c)Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall, no less than five (5) calendar days prior to the proposed Purchase Date (A) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (B) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset.  Buyer’s failure to respond to Seller on or prior to five (5) calendar days prior to the proposed Purchase Date shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Eligible Asset, unless Buyer and Seller have agreed otherwise in writing.
(d)Assignment Documents. No less than two (2) business days prior to the proposed Purchase Date, Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents assigning to Buyer the proposed Eligible Asset (and in any hedging transactions held by Seller with respect thereto) that shall be
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subject to no liens except as expressly permitted by Buyer.  Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion, and shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.
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EXHIBIT IX
FORM OF BAILEE LETTER
[____] [__], 20[_]
____________________
____________________
____________________
Re:    Bailee Agreement (the “Bailee Agreement”) in connection with the pledge by FBRED REIT JWH SELLER, LLC, a Delaware limited liability company ( “Seller”) to JPMorgan Chase Bank, National Association (“Buyer”)
Ladies and Gentlemen:
In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [____] (the “Bailee”) hereby agree as follows:
(a)Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder an Identification Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Asset Schedule identifying which Purchased Assets are being delivered to the Bailee hereunder. Such Purchased Asset Schedule shall contain the following fields of information: (a) the loan identifying number; (b) the Purchased Asset obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance.
(b)On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached hereto (the “Purchased Asset Schedule”).
(c)The Bailee shall issue and deliver to Buyer and Computershare Trust Company, N.A. (the “Custodian”) on or prior to the Funding Date by facsimile (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Identification Certificate (as defined in that certain Custodial Agreement, dated as of March 18, 2025, among Seller, Buyer and Custodian), in addition to such other documents required to be delivered to Buyer and/or Custodian pursuant to the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025, between Seller and Buyer (the “Repurchase Agreement”).
(d)On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial
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Identification Certificate, Buyer shall deliver by facsimile to the Bailee at [____] to the attention of [____], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Facsimile Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.
(e)Following the Funding Date, the Bailee shall forward the Purchased Asset Files to the Custodian at [____], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third Business Day following the applicable Funding Date (the “Delivery Date”).
(f)From and after the applicable Funding Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.
(g)Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.
(h)In the event that the Bailee fails to produce a Mortgage Note, assignment of collateral or any other document related to a Purchased Asset that was in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify Seller or Buyer in accordance with paragraph (g) above.
(i)Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.
(j)Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as Counsel to Seller in connection with a proposed transaction and [ ], if acting as
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Bailee, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.
(k)In connection with a pledge of the Purchased Assets as collateral for an obligation of Buyer, Buyer may pledge its interest in the corresponding Purchased Asset Files held by the Bailee for the benefit of Buyer from time to time by delivering written notice to the Bailee that Buyer has pledged its interest in the identified Purchased Assets and Purchased Asset Files, together with the identity of the party to whom the Purchased Assets have been pledged (such party, the “Pledgee”). Upon receipt of such notice from Buyer, the Bailee shall mark its records to reflect the pledge of the Purchased Assets by Buyer to the Pledgee. The Bailee’s records shall reflect the pledge of the Purchased Assets by Buyer to the Pledgee until such time as the Bailee receives written instructions from Buyer that the Purchased Assets are no longer pledged by Buyer to the Pledgee, at which time the Bailee shall change its records to reflect the release of the pledge of the Purchased Assets and that the Bailee is holding the Purchased Assets as custodian for, and for the benefit of, Buyer.
(l)The agreement set forth in this Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.
(m)This Bailee Agreement may not be assigned by Seller or the Bailee without the prior written consent of Buyer.
(n)For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.
(o)This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
(p)Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.
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Very truly yours,
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller
By:
Name:
Title:

ACCEPTED AND AGREED:

[BAILEE]
By:
Name:
ACCEPTED AND AGREED:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
Buyer
By:
Name:
Title:
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Schedule A
[List of Purchased Asset Documents]
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Attachment 1
IDENTIFICATION CERTIFICATE
On this [___] day of [____], 20[_], FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [____] (the “Bailee”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files with respect to the Purchased Assets listed on Exhibit A hereto, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.
Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.
IN WITNESS WHEREOF, Seller has caused this Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:
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Exhibit A to Attachment 1
PURCHASED ASSET SCHEDULE
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Attachment 2
FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION
[____] [__], 20[_]
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Ms. Gisella Leonardis
Telephone:    (201) 273-5145
Telecopy:    (973) 206-6065
Re:    Bailee Agreement, dated as of [____] [__], 20[_] (the “Bailee Agreement”) among FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”), JPMorgan Chase Bank, National Association (“Buyer”) and [____] (“Bailee”)
Ladies and Gentlemen:
In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset and (iii) based on its examination, the foregoing documents on their face satisfy the requirements set forth in Paragraph (b) of the Bailee Agreement.
The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.
All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.
[____], BAILEE
By:
Name:
Title:
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EXHIBIT X
FORM OF MARGIN DEFICIT NOTICE
[DATE]
VIA ELECTRONIC TRANSMISSION
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
c/o Benefit Street Partners, a Franklin Templeton Company
1 Madison Avenue, Suite 1600
New York, NY 10010
Re:    Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement) by and between JPMorgan Chase Bank, National Association (“Buyer”) and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”).
Pursuant to Article 4(a) of the Master Repurchase Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

Repurchase Price for certain Purchased Assets:	$__________
Buyer’s Margin Amount for certain Purchased Assets:	$__________
MARGIN DEFICIT:	$__________
Accrued Interest from [____] to [____]:	$__________
TOTAL WIRE DUE:	$__________

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

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JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

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EXHIBIT XI
UCC FILING JURISDICTIONS

Delaware

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EXHIBIT XII-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.
The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF ASSIGNEE]
By:
Name:
Title:
Date: ________ __, 20[_]

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EXHIBIT XII-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.
The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[_]

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EXHIBIT XII-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.
The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[_]

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EXHIBIT XII-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to Article 3(t) of the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.
The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[NAME OF ASSIGNEE]
By:
Name:
Title:
Date: ________ __, 20[_]
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EXHIBIT XIII
SERVICER NOTICE AND IRREVOCABLE INSTRUCTION LETTER
March 18, 2025
Situs Asset Management LLC
5065 Westheimer Road, Suite 700E
Houston, Texas 77056
Re:    Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between FBRED REIT JWH SELLER, LLC (“Seller”) and JPMorgan Chase Bank, National Association (“Buyer”)
Ladies and Gentlemen:
Seller has sold, and plans to sell, to Buyer from time to time certain Eligible Assets acquired or originated by Seller pursuant to the terms of the Repurchase Agreement (such Eligible Assets sold to Buyer pursuant to the Repurchase Agreement, as more fully defined in the Repurchase Agreement, the “Purchased Assets”). Seller has engaged Situs Asset Management LLC, a Texas limited liability company (“You” or “Servicer”) to service certain mortgage assets, including the Purchased Assets, on their behalf pursuant to a Servicing Agreement, dated as of June 13, 2024, between the entities set forth on Schedule 1 therein, as owner (the “Original Owner”), and You, as servicer (the “Servicing Agreement”), a copy of which is attached hereto as Exhibit A. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.
You are hereby notified pursuant to this instruction letter that Seller has sold, and expects from time to time to sell, the Purchased Assets to Buyer on a “servicing released” basis in accordance with and subject to the Repurchase Agreement, a copy of which is attached hereto as Exhibit B, and the Purchased Assets, together with all Servicing Rights with respect thereto, have been sold, transferred and assigned to Buyer in accordance with and subject to the Repurchase Agreement and, in connection therewith, the Purchased Assets and all Servicing Rights have also been pledged to Buyer. Seller acknowledges and agrees that all of the rights of Seller (but none of the obligations, which shall remain solely with Seller) under the Servicing Agreement with respect to the Purchased Assets, including but not limited to the related Servicing Rights, are assigned to Buyer pursuant to the Repurchase Agreement at the time of sale, and Servicer acknowledges and consents to such assignment. Notwithstanding the foregoing, Buyer has agreed to retain You, as Servicer, for a term of 30-days, as may be extended in writing by Buyer in its discretion for one or more additional 30-day periods, which extension notice may be included by Buyer in the monthly remittance instructions delivered by Buyer to Servicer under the Repurchase Agreement, to service the Purchased Assets at Seller’s sole cost and expense for the benefit of Buyer pursuant to the Servicing Agreement, and subject to the terms of this instruction letter (the “Instruction Letter”). Where there is a conflict between the Servicing Agreement and this Instruction Letter, as with respect to the servicing of, and Servicing Rights in
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connection with, the Purchased Assets only, this Instruction Letter shall govern. The Servicing Agreement is hereby amended to provide that Buyer is and shall be a direct, express third-party beneficiary of the Servicing Agreement with all rights of Seller with respect to the Purchased Assets under the Servicing Agreement, but none of the obligations of Seller under the Servicing Agreement (except as set forth in this Instruction Letter). Servicer acknowledges and agrees that Buyer shall have direct recourse against Servicer (i) with respect to the rights of Buyer as specified in this Instruction Letter and (ii) subject to the terms of the Repurchase Agreement, to exercise all rights of Seller under the Servicing Agreement with respect to the Purchased Assets. Each party to the Servicing Agreement acknowledges and agrees that (I) it retains no economic rights to the servicing of the Purchased Assets, (II) Buyer has granted to Seller a revocable license to cause Servicer to service the Purchased Assets pursuant to the Servicing Agreement, as supplemented and modified by this Instruction Letter, for the benefit of Buyer as provided herein and in the Repurchase Agreement, and (III) neither Servicer nor any other Person other than Buyer owns any interest in the Servicing Rights of the Purchased Assets (other than with respect to amounts payable to Servicer pursuant to the Servicing Agreement).
You agree to service the Purchased Assets pursuant to the Servicing Agreement, as modified by this Instruction Letter, for the benefit of Buyer under and subject to the terms and conditions of the Repurchase Agreement, and, except as otherwise expressly provided herein and subject to the terms and conditions of the Repurchase Agreement and this Servicer Notice, Buyer shall have all of the rights, but none of the duties or obligations (including, without limitation, any obligations regarding the payment of any fees, indemnification, costs, reimbursement or expenses, except as set forth in this Instruction Letter) of Seller or Original Owner under the Servicing Agreement. It is expressly acknowledged and agreed that certain terms relating to the servicing of the Purchased Assets and the rights of the Buyer and its affiliates, as well as the rights and duties of Seller with respect thereto, are contained in the Repurchase Agreement, and it is further acknowledged and agreed that those rights shall be incorporated by reference herein and in the Servicing Agreement, as amended hereby, provided that such incorporation by reference shall not be deemed to impose obligations or liabilities on Servicer in addition to the obligations and liabilities of Servicer as specified in the Servicing Agreement and as specified in this Instruction Letter (excluding this sentence). You have been provided with, and You have reviewed a copy of the Repurchase Agreement (in particular, Articles 7(d), 7(f) and 27 thereof), and You agree to take no action that would violate or is otherwise inconsistent with the requirements set forth in the Repurchase Agreement.
You agree to notify Buyer and Seller in writing (a) if You become aware of any payment default with respect to any Purchased Asset (or any Underlying Mortgage Loan), (b) if You become aware that a loan file for any Purchased Asset is incomplete in any way that could be reasonably likely to materially adversely affect your ability to service the Purchased Assets, (c) if You become aware that property insurance is not maintained on any mortgaged property securing a Purchased Asset (or any Underlying Mortgage Loan) and/or (d) if You become aware of any other acts, omissions or events with respect to any Purchased Asset (or any Underlying Mortgage Loan) with respect to which notice is required to be given to any party pursuant to the Servicing Agreement.
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You agree (a) to provide Buyer copies of any notice, report, advice or summary relating to the Purchased Assets prepared or provided by You pursuant to the Servicing Agreement, and (b) upon the request of Buyer or its designee, to promptly provide Buyer or its designee an electronic copy of any Servicing Tape for any month as requested by Buyer or its designee. Servicer shall also copy Buyer when issuing any remittance report required under the Servicing Agreement with respect to the Purchased Assets.
With respect to the Purchased Assets, You may, only (i) to the extent provided in the Servicing Agreement and (ii) with Buyer’s prior written consent, assign your rights, duties and/or obligations under the Servicing Agreement, or enter into subservicing agreements with sub-servicers for the servicing (excluding customary and routine administrative tasks) of the Purchased Assets; provided, that, You will remain obligated and liable to Buyer and Seller for the servicing, subservicing and administering of the Purchased Assets in accordance with the provisions of the Servicing Agreement and this Instruction Letter without diminution of any such duties and obligation or liability by virtue of any other servicing or subservicing agreement.
You agree to notify Buyer in writing whenever a borrower under a Purchased Asset requests any review or approval that would require a Significant Purchased Asset Decision, and You further agree that You will not make any Significant Purchased Asset Decision or take any action requiring a Significant Purchased Asset Decision, without Buyer’s prior written consent.
Notwithstanding anything to the contrary in the Servicing Agreement, Servicer hereby agrees that it shall (i) maintain, until the earlier of (a) the duration of the Repurchase Agreement, or (b) until terminated in accordance with the terms of this Instruction Letter or the Servicing Agreement, a schedule identifying the Purchased Assets that are subject to this Instruction Letter, (ii) maintain, until the earlier of (a) the duration of the Repurchase Agreement, or (b) until terminated in accordance with the terms of this Instruction Letter or the Servicing Agreement, a Collection Account (as defined in the Servicing Agreement), which shall not be commingled with any other moneys other than Income relating to the Purchased Assets, and shall be entitled “FBRED REIT JWH SELLER, LLC Collection Account f/b/o and subject to the security interest of JPMorgan Chase Bank, National Association, as secured party” (such account, the “Collection Account”), (iii) give Buyer written notice of any change in the location or account number of the Collection Account promptly after the date of such change, (iv) deposit any and all Income received by Servicer relating to the Purchased Assets, excluding payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents, into the Collection Account and (v) within two (2) Business Days of receipt thereof by Servicer, remit all Income (other than (w) Servicing Fees and Additional Servicing Compensation other than Other Charges (each as defined in the Servicing Agreement) (the “Servicing Fee”) (for the avoidance of doubt, no other servicing fees under the Servicing Agreement shall be permitted to be withheld hereunder from remittances to the Depository Account without, in each case, Buyer’s prior written consent), (x) payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents and (y) funds deposited into the Collection Account in error) related in any way to any of the Purchased Assets, including all such amounts in the Collection Account, and all such other amounts related to the Purchased Assets that are
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otherwise required to be remitted to Seller or any other Person pursuant to the Servicing Agreement, in accordance with the wiring instructions provided below (such account information, the “Depository Account”), or in accordance with any other instructions that may be delivered to Servicer by Buyer or its designee:
Bank:    [_]
ABA #:    [_]
Acct #:    [_]
Acct Name:    [_]
Under no circumstances will You remit any such amounts in accordance with any instructions delivered to You by Seller or any other person, unless Buyer agrees in writing.
You further agree, upon your receipt of written notification (a “Default Notice”), from Buyer that an Event of Default has occurred and is continuing under the Repurchase Agreement (a “Seller Event of Default”), that, solely with respect to the Purchased Assets (i) You shall follow the instructions of Buyer or its designee with respect to the Purchased Assets and deliver to Buyer or its designee any information with respect to the Purchased Assets reasonably requested by Buyer or its designee and in accordance with the obligations under the Servicing Agreement, (ii) You shall not follow any instructions received from Seller or any other Person (other than Buyer or Buyer’s designee) with respect to the Purchased Assets and (iii) Buyer may, in its sole discretion, sell its right to the Purchased Assets on a servicing released basis. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by Servicer or Seller, or any of their respective Affiliates, or otherwise owed to Servicer or Seller, or any of Servicer’s or Seller’s respective Affiliates, prior to a delivery of a Default Notice. After the delivery of a Default Notice, if Buyer has exercised its remedies under the Repurchase Agreement with respect to the Purchased Assets and Buyer retains Servicer to service the Purchased Assets, then Servicer (i) shall continue to service the Purchased Assets on behalf of Buyer, (ii) Buyer shall be liable to Servicer for any fees, indemnities, costs, reimbursements or expenses incurred by Servicer, or any of its Affiliates, or otherwise owed to Servicer after the delivery of a Default Notice, and (iii) Buyer and Servicer shall execute a separate servicing agreement containing the same terms as the Servicing Agreement..
You shall treat this Instruction Letter as an additional separate and distinct servicing agreement between You and Buyer (incorporating the terms of the Servicing Agreement by reference) with respect to the Purchased Assets only, subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through You) under any other agreement or arrangement between You, Seller or otherwise.
Servicer may rely and shall be protected, indemnified and held harmless in acting or refraining from acting upon any notice, request, consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties. Servicer shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this Instruction Letter comply with any other agreement or document to which it
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is not a party. In particular, Servicer need not investigate whether Buyer is entitled under the Repurchase Agreement to give a Default Notice.
Notwithstanding anything to the contrary herein or in the Servicing Agreement, other than the Servicing Fees (as defined above) relating solely to the Purchased Assets, payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents and investment income in the Collection Account which Servicer is entitled to retain under the Servicing Agreement, no other unreimbursed fees (including, without limitation, termination fees), compensation, costs, servicing advances, indemnification obligations, expenses or other amounts otherwise due and payable thereunder to Servicer (whether incurred by Seller, its Affiliates or otherwise) shall be withheld from (or offset against) Income prior to the remittance thereof to the Depository Account. Instead, all such amounts (other than Servicing Fees relating solely to the Purchased Assets and investment income in the Collection Account which Servicer is entitled to retain under the Servicing Agreement) shall be deposited by Servicer as Income directly into the Depository Account, and then separately and independently paid to Servicer directly by Seller or its Affiliates, as applicable.
Buyer, its affiliates, and any director, officer, employee or agent of any of them shall be indemnified and held harmless by Servicer against any loss, liability or expense (including reasonable attorneys’ fees of outside counsel) incurred by reason of (i) Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Instruction Letter, (ii) a breach of Servicer’s representations and warranties as set forth in the Servicing Agreement or (iii) a material breach of Servicer’s agreements contained herein.
Notwithstanding anything to the contrary herein or in the Servicing Agreement, your rights to service some or all of the Purchased Assets shall automatically terminate (i) upon You receiving a written termination notice from Buyer (or its designee), or (ii) on the thirtieth (30th) day following the execution of this Instruction Letter, or if the term of this Instruction Letter is extended in writing by Buyer or its designee as provided above for the applicable additional thirty (30) day period, on the thirtieth (30th) day following the effective date of such extension (in each case, a “Servicing Termination”). In no event shall the term of the Servicing Agreement be extended for more than thirty (30) days in any single extension. In addition, a Default Notice shall be deemed to be a thirty (30) day notice of termination of the Servicing Agreement with respect to the Purchased Assets by Buyer in accordance with clause (i) of the preceding sentence; provided that Servicer may continue to service the Purchased Assets for Buyer if Buyer and Servicer enter into a separate agreement with respect to continued servicing of the Purchased Assets. In addition thereto (and without prejudice to the first two sentences of this paragraph), if either Seller or Servicer terminates the Servicing Agreement in accordance with Section 10.01 thereof, such termination pursuant to such Section 10.01 shall not take effect with respect to the Purchased Assets unless Buyer has been given sixty (60) days’ prior written notice of such termination.
Servicer and Seller hereby each acknowledges and agrees that, notwithstanding the sale, transfer and assignment of the Purchased Assets from Seller to Buyer or any subsequent sale of
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participating interests, assignment, rehypothecation or other transfer by Buyer of the Purchased Assets to any other Person pursuant to the terms of the Repurchase Agreement, neither such sale, transfer and assignment to Buyer nor any subsequent sale, assignment, rehypothecation or other transfer from Buyer to any other Person pursuant to the Repurchase Agreement shall constitute a termination of the Servicing Agreement under Article 10 of the Servicing Agreement.
In the event of a Servicing Termination with respect to the Purchased Assets, You hereby agree to (i)  deliver to Buyer or its designee, or to any replacement servicer selected by Buyer, the funds relating to the Purchased Assets in the Accounts (as defined in the Servicing Agreement) and no fees (other than Servicing Fees relating solely to the Purchased Assets and investment income in the Collection Account which Servicer is entitled to retain under the Servicing Agreement) or any other unreimbursed costs, servicing advances, expenses or indemnification obligations otherwise due and payable to Servicer under the Servicing Agreement shall be withheld by Servicer (all such amounts, other than Servicing Fees relating solely to the Purchased Assets and such investment income, being payable to Servicer directly by, or for the account of, Seller pursuant to this Instruction Letter), together with electronic copies of the Servicing Files (as defined in the Servicing Agreement) and related documents and statements held by You with respect to the applicable Purchased Asset(s) so affected and account for all funds, (ii) cooperate in all respects with the transfer of servicing of any Purchased Assets to Buyer or its designee or any such replacement servicer, and (iii) direct any party liable for any payment under any such Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer, Buyer’s designee or any such replacement servicer as Buyer shall direct including, without limitation, sending “goodbye” letters in form and substance acceptable to Buyer. The out-of-pocket costs and expenses of such transfer shall be paid by Seller. The transfer of servicing and such records by You shall be in accordance with Accepted Servicing Practices and the terms of the Servicing Agreement, and such transfer shall include the transfer of the net amount of all escrows held for the related mortgagors.
Servicer acknowledges that Buyer or its designee has the right to perform continuing due diligence reviews with respect to the Purchased Assets and with respect to Servicer for purposes of verifying compliance with the representations, warranties and specifications made under the Repurchase Agreement or otherwise. Servicer agrees that upon reasonable prior notice, Servicer shall provide reasonable access, at Buyer’s expense, to Buyer or its designee and any of its agents, representatives or permitted assigns to the offices of Servicer during normal business hours and permit them to examine, inspect, and make copies and extracts of the Servicing Files (as defined in the Servicing Agreement) and any and all documents, records, agreements, instruments or information relating to the Purchased Assets in the possession or under the control of Servicer. Buyer and/or its designees understand and agree that in conducting such inspections, its agents and/or representatives shall be subject to all reasonable security policies and procedures relative to any facility or systems of the Servicer.
The Servicing Agreement may not be amended or modified, as it applies to any Purchased Assets, without the prior written approval of Buyer. No provision of this letter may be amended, countermanded or otherwise modified without the prior written approval of all of the parties hereto.
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Servicer acknowledges that Seller’s liability to Servicer under the Servicing Agreement with respect to any fees, indemnities, costs, reimbursements and expenses in respect of which it may be liable as “Owner” thereunder shall be limited to the fees, indemnities, costs, reimbursements and expenses incurred by Seller, and in no event shall Seller be liable to Servicer, any of Servicer’s Affiliates or any of Seller’s Affiliates for any fees, indemnities, costs, reimbursements or expenses incurred by Seller’s Affiliates under the Servicing Agreement, and Seller shall not be subject to any setoff right in favor of Servicer’s Affiliates or Seller’s Affiliates in respect thereof.
Any notices to Servicer hereunder shall be delivered in accordance with the provisions of the Servicing Agreement and this Instruction Letter. Notices hereunder to Buyer shall be delivered to the following address:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Ms. Gisella Leonardis
Telephone:    (201) 273-5145
Telecopy:    (973) 206-6065
    With copies to:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Thomas Nicholas Cassino
Telephone:    (212) 834-5158
Telecopy:    (212) 834-6029

THIS INSTRUCTION LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INSTRUCTION LETTER, THE RELATIONSHIP OF THE PARTIES TO THIS INSTRUCTION LETTER, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS INSTRUCTION LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS INSTRUCTION LETTER.
This Instruction Letter may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Instruction Letter or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures,
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images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
By countersigning below, You acknowledge and agree to the terms of this Instruction Letter.
[NO FURTHER TEXT ON THIS PAGE]
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Please acknowledge receipt of this Instruction Letter by signing in the signature block below and forwarding an executed copy to Buyer and Seller promptly upon receipt.
Very truly yours,
BUYER:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association
By:     ______________________________
Name:
Title:
[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

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SELLER:

FBRED REIT JWH SELLER, LLC, a Delaware limited liability company By: ____________________________ Name: Title:

ORIGINAL OWNER:

[_]., a [_]

By: ____________________________
Name:
Title:

[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

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Acknowledged, agreed and accepted
SERVICER:
SITUS ASSET MANAGEMENT LLC, a
Texas limited liability company
By:
Name:
Title:
[Signature Page to Servicer Notice and Irrevocable Instruction Letter]

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EXHIBIT A

Servicing Agreement

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EXHIBIT B

Repurchase Agreement

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EXHIBIT XIV
FORM OF RELEASE LETTER
[Date]
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
383 Madison Avenue
New York, New York 10179
Attention:    Ms. Gisella Leonardis

Re:    Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 by and between JPMorgan Chase Bank, National Association (“Buyer”) and FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).
Ladies and Gentlemen:
With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, except as otherwise disclosed by Seller to Buyer in the Requested Exceptions Report, with respect to the Purchased Assets, delivered in accordance with Article 3(b)(iv)(E) of the Master Repurchase Agreement, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.
Very truly yours,
FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:
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Schedule A
[List of Purchased Asset Documents]

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EXHIBIT XV
FORM OF COVENANT COMPLIANCE CERTIFICATE
[____] [__], 20[_]
JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Thomas Nicholas Cassino
This Covenant Compliance Certificate is furnished pursuant to that certain Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 by and between JPMorgan Chase Bank, National Association (“Buyer”), FBRED REIT JWH SELLER, LLC, a Delaware limited liability company (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.I am a duly elected Responsible Officer of Seller.
2.All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.
3.I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).
4.I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.
5.As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j) of the Master Repurchase Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.
6.The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.
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7.As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent of any Approved Exceptions.
8.No condition or event that constitutes a “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, has occurred or is continuing under any Hedging Transaction.
9.Attached as Exhibit 1 hereto is a description of all interests of Affiliates of Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Mortgage Asset in right of payment or priority).
10.Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.
11.Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in Article 9 of the Guarantee Agreement.
12.To the extent that Financial Statements are being delivered in connection with this Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase Agreement and (ii) it has no claim or offset against Buyer under the Transaction Documents.
To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.
Described below are the exceptions, if any, to paragraph 3, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

                                                                                                            ______________________________________________________
The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or
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otherwise covered by this Covenant Compliance Certificate, are made and delivered this [__] day of [____], 20[__].

FBRED REIT JWH SELLER, LLC,
a Delaware limited liability company,

By:_____________________________________
Name:
Title:

FBRED REIT Real Estate Debt Opco, LLC.
a Delaware limited liability company,

By:_____________________________________
Name:
Title:

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EXHIBIT XVI

FORM OF RE-DIRECTION LETTER

[SELLER LETTERHEAD]

RE-DIRECTION LETTER

AS OF [____] [__], 20[_]
Ladies and Gentlemen:
Please refer to: (a) that certain [Loan Agreement], dated [____] [__], 20[_], by and between [____] (the “Borrower”), as borrower, and [____] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[____] loan made by the Lender to the Borrower on [____] [__], 20[_] (the “Loan”).
You are advised as follows, effective as of the date of this letter.
Assignment of the Loan. The Lender has entered into an Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (as the same may be amended and/or restated from time to time, the “Repurchase Agreement”), with JPMorgan Chase Bank, National Association (“JPMorgan”), 383 Madison Avenue, New York, New York 10179, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to JPMorgan, subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.
Direction of Funds. In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of JPMorgan:
ABA # [____]
Account # [____]
Attn: [Insert information regarding Depository Account]
Acct Name: “[SERVICER] for the benefit of JPMorgan Chase Bank, National Association, as Repurchase Agreement Buyer”
This direction shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.
Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of JPMorgan. Notwithstanding the foregoing, neither Seller nor Servicer shall take any material action or effect
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any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.
Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.
Very truly yours,

FBRED REIT JWH SELLER, LLC, a Delaware limited liability company,

By: ______________________________
Name:____________________________
Title:_____________________________
Date: [____] [__], 20[_]

Agreed and accepted this [__]
day of [____], 20[_]
[____]
By:______________________
Name: ___________________
Title: ____________________

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EXHIBIT XVII

[Reserved]

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EXHIBIT XVIII
FUTURE FUNDING CONFIRMATION STATEMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
Ladies and Gentlemen:
FBRED REIT JWH SELLER, LLC (“Seller”) is pleased to deliver our written FUTURE FUNDING CONFIRMATION of our agreement to enter into the Future Funding Transaction pursuant to which JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) shall advance funds to Seller (as defined below), or at the request of Seller to the borrower identified below pursuant to the Uncommitted Master Repurchase Agreement, dated as of March 18, 2025 (the “Agreement”), between Buyer and Seller on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement.

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Future Funding Date:	[____] [__], 20[_]
Related Purchased Asset:	[____]
Market Value (as of Future Funding Date): Aggregate Principal Amount of Purchased Asset:	$[____] $[____]
Repurchase Date of Purchased Asset:
Purchase Price of Purchased Asset:	$[____]
Pricing Rate of Purchased Asset:	one month [Term SOFR/Alternate Rate] plus ______%
Pricing Rate at Max. Advance Rate of Purchased Asset:
Future Funding Amount	$[____]
Future Funding Obligations Remaining (after giving effect to the future fundings requested hereby, including the Future Funding Amounts):	$[____]
Transmission Date/Time:
Mortgagor:
Wiring Instructions:
Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179 Attention: Ms. Gisella Leonardis Telephone: (201) 273-5145 Telecopy: (973) 206-6065

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With a copy to:	JPMorgan Chase Bank, National Association 383 Madison Avenue New York, New York 10179
	Attention:	Thomas Nicholas Cassino
	Telephone:	(212) 834-5158
	Telecopy:	(212) 834-6029
Seller:	FBRED REIT JWH SELLER, LLC, a Delaware limited liability company c/o Benefit Street Partners 1 Madison Avenue, Suite 1600 New York, NY 10010

FBRED REIT JWH SELLER, LLC, a Delaware limited liability company
By:
Name:
Title:

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AGREED AND ACKNOWLEDGED:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

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EXHIBIT XIX

FUTURE FUNDING ADVANCE PROCEDURES
(a)Submission of Future Funding Due Diligence Package. No less than ten (10) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a due diligence package (the “Future Funding Due Diligence Package”) for Buyer’s review and approval, which shall contain the following items:
1.the executed request for advance (which shall include Seller’s approval of such Future Funding);
2.the executed Mortgagor’s affidavit;
3.the fund control agreement (or escrow agreement, if funding through escrow);
4.certified copies of all relevant trade contracts;
5.(A) a title policy covering the full amount of the Purchased Asset, including the Future Funding Amount or (B) a title policy endorsement evidencing that the Future Funding Amount is included in the total insured amount under the title policy;
6.a title policy endorsement, title search or other evidence satisfactory to Buyer in its sole discretion showing no intervening mechanics’ liens or any other similar liens since the origination date of such Purchased Asset;
7.certified copies of any tenant leases;
8.certified copies of any service contracts;
9.updated financial statements, operating statements and rent rolls, if applicable;
10.evidence of required insurance; and
11.updates to the engineering report, if required.
(b)Approval of Future Funding Transaction. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Buyer shall, no less than three (3) Business Days prior to the proposed Future Funding Date (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Future Funding Amount or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Future Funding Amount.  Buyer’s failure to respond to Seller on or prior to three (3) Business Days prior to the proposed Future Funding Date shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Future Funding Date, unless Buyer and Seller have agreed otherwise in writing.
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